Exhibit 10.1

PSC _____-_______

STATE OF NEW MEXICO

HUMAN SERVICES DEPARTMENT

MEDICAID MANAGED CARE SERVICES AGREEMENT

This agreement (“Agreement”) between the New Mexico Human Services Department (“HSD”) and Molina Health Plan of Albuquerque, New Mexico (“CONTRACTOR”) specifies the terms and conditions under which the CONTRACTOR shall provide Medicaid managed care services for the HSD’s Medical Assistance Division (“MAD”).

The term of this Agreement shall be from July 1, 2005 and shall expire June 30, 2009, unless amended or terminated pursuant to its terms. In no circumstance shall the Agreement exceed a total of four (4) years in duration. This Agreement shall not become effective until approved in writing by the Department of Finance and Administration and the United States Department of Health and Human Services’ Centers for Medicare and Medicaid Services (“CMS”).

The term day(s) refers to calendar days, unless otherwise specified. The first day is excluded and the last day is included. Timelines or due dates falling on a weekend or state or federal holiday shall be extended to the first business day after the weekend or holiday.

The terms “contract” and “agreement” are used interchangeably throughout this document.

ARTICLE 1 - RECITALS

1.1	All services provided pursuant to this Agreement are subject to the Procurement Code and 1.4.1 NMAC unless specifically provided otherwise herein.

1.2	All services purchased under this Agreement shall be subject to the following provisions for administration of the Medicaid program, which are incorporated herein by reference:

(1)	The HSD/MAD program eligibility and provider policy manuals, including all updates, revisions, substitutions and replacements;

(2)	Title XIX and Title XXI of the Social Security Act and Code of Federal Regulations Title 42 Parts 430 to end, as revised from time to time;

(3)	The RFP, all RFP Amendments, CONTRACTOR’S Questions and HSD/MAD’s Answers, and HSD/MAD written Clarifications;

(4)	The CONTRACTOR’S Best and Final Offer;

(5)	The CONTRACTOR’S Proposal (including any and all written materials presented in the orals portion of the procurement) where not inconsistent with this Agreement and subsequent amendments to this Agreement;

(6)	All applicable statutes, regulations and rules implemented by the Federal Government, the State of New Mexico (“State”), and HSD/MAD, concerning Medicaid services, managed care organizations (MCOs), health maintenance organizations, fiscal and fiduciary responsibilities applicable under the Insurance Code of New Mexico, NMSA 1978 §§ 59A-1-1 et. seq., and any other applicable laws.

(7)	The HSD/MAD Policy Manual, including all updates and revisions thereto, or substitutions and replacements thereof, duly adopted in accordance with applicable law. All defined terms used within the Agreement shall have the meanings given them in the Policy Manual; and

(8)	All applicable statutes, regulations and rules implemented by the Federal Government, the State of New Mexico, and HSD/MAD concerning the State Children’s Health Insurance Program (“SCHIP”).

1.3	HSD/MAD is responsible for administering New Mexico’s Medicaid program. HSD/MAD shall require that most Medicaid recipients enroll with MCOs. HSD/MAD plans to execute agreements with MCOs that meet the requirements specified under the terms of this Agreement and the RFP.

1.4	HSD/MAD shall award risk-based contracts to the CONTRACTORS with statutory authority to enter into capitated agreements, assume risk and meet applicable requirements and/or standards delineated under state and federal law.

1.5	The CONTRACTOR possesses the required authorization and expertise to meet the terms of this Agreement.

1.6	The CONTRACTOR shall be National Committee for Quality Assurance (“NCQA”) accredited, or in active pursuit of accreditation by July 1, 2005. “Active pursuit” is defined as having applied for accreditation.

1.7	The parties to this contract acknowledge the need to work cooperatively to address and resolve problems that may arise in the administration and performance of this contract. The parties agree to document agreements in writing prior to implementation any new contract requirements.

1.8	HSD/MAD may, in the administration of this contract, seek input on health care related issues from any advisory group or steering committee. HSD/MAD may seek the input of the CONTRACTOR on issues raised by advisory groups or steering committees that may affect the CONTRACTOR.

1.9	The CONTRACTOR shall make reasonable efforts to notify HSD/MAD of the CONTRACTOR’S or its subcontractors’ potential public relations issues that could affect HSD/MAD or the Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, HSD/MAD and the CONTRACTOR agree as follows:

ARTICLE 2 - SCOPE OF WORK

The CONTRACTOR shall perform professional services, including, but not necessarily limited to, the following:

2.1	PROGRAM ADMINISTRATION

(1)	Member Services

HSD/MAD shall implement procedures governing the following activities by the CONTRACTOR or entities acting on behalf of the CONTRACTOR: Development of information and educational media; provision of materials explaining the enrollment options and process to potential members; and provision of informational presentations to eligible members, members, member advocates and other interested parties.

The CONTRACTOR shall have a member services function that coordinates communication with members and acts as a member advocate. There should be sufficient staff to allow members to resolve problems or inquiries.

A.	Policies and Procedures:

The CONTRACTOR shall have and comply with written policies and procedures regarding the treatment of minors; adults who are in the custody of the State; children and adolescents who are under the jurisdiction of the Children, Youth, and Families Department (CYFD); and any individual who is unable to exercise rational judgment or give informed consent, under applicable federal and state laws and New Mexico Medicaid Regulations. The CONTRACTOR shall:

i.	have and comply with written policies and procedures that describe a process to detect, measure, and eliminate operational bias or discrimination against enrolled Medicaid members by the CONTRACTOR or its providers;

ii.	maintain and comply with written policies and procedures to ensure that its providers and their facilities are in compliance with the Americans with Disabilities Act (“ADA”);

iii.	maintain and comply with written policies and procedures regarding members’ and/or legal guardians’ right to select a primary care provider;

iv.	perform an initial assessment of member’s health care needs within ninety (90) days of the date of a member’s enrollment. A member is considered to be enrolled for the purpose of this subsection at the time the member is considered locked into the CONTRACTOR’S MCO. The initial assessment shall, at a minimum, include the distribution of an appropriate form to members and the clinical review of any form returned by members. The form, if mailed to a member, shall include a pre-addressed return postage-paid envelope;

v.	provide potential members upon request and enrolled members with a directory to include MCO addresses and telephone numbers. The CONTRACTOR shall also provide upon request a listing of primary care and specialty providers with the identity, location, phone number and qualifications that include area of specialty, board certification and any area of special expertise that would be helpful to individuals deciding to enroll with the CONTRACTOR. This material must be available in an easily understood manner and format. At the option of the CONTRACTOR, the directory may be limited to primary care and self-refer providers;

vi.	provide potential members upon request and enrolled members with a list of all items and services that are available to members covered either directly or through a method of referral and/or prior authorization. These materials must be available in a manner and format that can be easily understood; and

vii.	have written policies and procedures that shall be made available upon request to members and their representatives for review during normal business hours.

B.	Member Education

Medicaid members shall be educated about their rights, responsibilities, service availability, and administrative roles under the managed care system. Member education is initiated when members become eligible for Medicaid and is augmented by information provided by HSD/MAD and the CONTRACTOR.

C.	Initial Information

The education of the member is initiated when the member becomes eligible for Medicaid. HSD/MAD distributes information about Medicaid managed care and the enrollment process.

D.	MCO Enrollment Information

Once a member is determined to be an MCO mandatory member, HSD/MAD provides specific information about services included in the benefit packages, MCOs from which the member can choose, and enrollment of the member(s). The CONTRACTOR shall have written policies and procedures regarding the utilization of information on race, ethnicity, and primary language spoken, as provided by HSD/MAD to the CONTRACTOR at the time of enrollment in the MCO of each Medicaid member.

E.	Member Handbook

i.	The CONTRACTOR shall maintain written policies and procedures governing the development and distribution of marketing materials for members.

ii.

The CONTRACTOR is responsible for providing members with a member handbook and provider directory within thirty (30) days of the CONTRACTOR being notified by HSD/MAD of the member’s enrollment. The CONTRACTOR must notify all members at least once per year of their right to request and obtain this information. The member handbook shall include information contained in 42 CFR, Section 438.10.F.2.

iii.	The CONTRACTOR shall send a provider directory and member handbook to members or potential members who request a copy and when HSD/MAD requests them. The CONTRACTOR may direct a person requesting a member handbook or a provider directory to an Internet site. However, the CONTRACTOR shall meet a specific request for a printed document. The CONTRACTOR shall provide a one-page, two-sided summary of its benefits, which may be distributed by HSD/MAD at its discretion. The CONTRACTOR must notify all members at least once per year of their right to request and obtain this information.

iv.	Member handbooks shall be available in formats other than English and in an appropriate manner that takes into consideration the special needs of those who, for example, are visually limited or have limited reading proficiency, if, in the CONTRACTOR’S or HSD/MAD’s determination there is a prevalent population i.e., five percent (5%) or more of the CONTRACTOR’S Salud! members who are conversant only in those other languages or require alternate formats. In addition, oral interpretation must be made available free of charge to potential members or members. Oral interpretations must be available in all non-English languages, not just those languages the CONTRACTOR and HSD/MAD determine to be prevalent. The CONTRACTOR must notify potential members that oral interpretation is available in any language, that written information is available in prevalent languages and about how to access this information. The handbook shall:

(a)	use easily understood language and format;

(b)	be available in alternative formats and in an appropriate manner that takes into consideration the special needs of those who, for example, are visually limited or have limited reading proficiency; and

(c)	explain that potential members upon request and enrolled members may access these formats.

v.	The handbook shall include the following:

(a)	benefits and services, including preventive services, included in, and excluded from, coverage;

(b)	any special benefit provisions that may apply to services obtained outside the CONTRACTOR’S system;

(c)	any restrictions on benefits that apply to services obtained outside the CONTRACTOR’S service area;

(d)	the CONTRACTOR demographic information including the organization’s toll-free member phone number;

(e)	notice to members on both the CONTRACTOR’S internal grievance and appeal processes and HSD/MAD’s fair hearing process;

(f)	information on how to obtain services, such as after hours and emergency service, including the 911-telephone system or its local equivalent;

(g)	the member’s rights, protections, and responsibilities;

(h)	information on accessing specialty services, including, but not limited to: EPSDT and family planning services; information regarding the member’s rights to self-refer to in-plan and out-of-plan family planning providers; and a female member’s right to self-refer to a women’s health specialist within the network for covered care necessary to provide women’s routine and preventive health care services. The female member’s right to self-refer is in addition to the member’s designated source of primary care if that source is not a women’s health specialist;

(i)	information on the member’s rights to terminate enrollment and the process for voluntarily disenrolling from the plan;

(j)	other information determined by HSD/MAD to be essential during the member’s initial contact with the CONTRACTOR;

(k)	information regarding advanced directives;

(l)	the means for obtaining primary care services, specialty care, and hospital services;

(m)	the means for obtaining care after normal office hours;

(n)	the means for obtaining emergency care, including the CONTRACTOR’S policy on when to directly access emergency care or use 911 services;

(o)	the means for obtaining care and coverage when out of the CONTRACTOR’S service area;

(p)	the means by which the CONTRACTOR shall notify members affected by the termination or change in any benefit, service or service delivery office/site;

(q)	information on cost sharing if any;

(r)	additional information upon request, including information on how to obtain the CONTRACTOR’S structure and operation and physician incentive plans;

(s)	its policy on freedom of provider choice;

(t)	changing assigned providers, if applicable;

(u)	accessing the toll-free phone lines; and

(v)	all other policies and procedures regarding member rights and responsibilities.

vi.	The Provider Directory shall include:

(a)	a list of providers, by provider type and specialty, including names, locations, telephone numbers and non-English languages spoken, available through the CONTRACTOR and how to access them. Such list, at the option of the CONTRACTOR, may be limited to primary care providers and those providers to whom members may self-refer, including, but not limited to, family planning providers, urgent and emergency care providers, IHS and other Native American providers, and Pharmacies; and

(b)	upon request, the CONTRACTOR shall provide information on the participation status of any provider; and the means for obtaining more information about providers who participate in the MCO.

F.	Benefit Information

i.	The CONTRACTOR shall provide each member and/or legal guardian with written information in English and Spanish about benefits including:

(a)	all Medicaid benefits and services, as well as preventive services, included in, and excluded from, coverage;

(b)	services for which prior authorization or a referral is required, and the method for obtaining both;

(c)	any restrictions on the member’s freedom of choice among network providers;

(d)	the CONTRACTOR’S policy on referrals for specialty care and other benefits not furnished by the member’s primary care provider; and

(e)	information regarding the member’s rights of access to and coverage of emergency services which shall include:

1.	the fact that the member has a right to use any hospital or other setting for emergency care; and

2.	what constitutes emergency medical condition, emergency services, and post-stabilization services.

ii.	The CONTRACTOR shall provide affected members and/or legal guardians with written updated information within thirty (30) days of the intended effective date of any material change. In addition, the CONTRACTOR must make a good faith effort to give written notice of termination of a contracted provider, within fifteen (15) days after receipt or issuance of termination notice to each member who received his or her primary care from, or was seen on a regular basis by, the terminated provider.

G.	Second Opinions

i.	The CONTRACTOR shall provide members with the option of receiving a second opinion from another provider participating with the CONTRACTOR when members need additional information regarding recommended treatment or when requested care has been denied by the provider.

ii.	The CONTRACTOR may select the provider giving the second opinion in accordance with a method established by the CONTRACTOR to equitably distribute these duties, provided that the provider selected practices in an area that provides expertise appropriate to the member’s specific treatment or condition.

iii.	The CONTRACTOR shall provide for a second opinion from a qualified health care professional within the network, or arrange for the member to obtain one outside the network if there is not another qualified provider in the network, at no cost to the member.

H.	Maintenance of Toll-Free Line

The CONTRACTOR shall maintain one or more toll-free telephone line(s) accessible twenty-four (24) hours a day, seven (7) days a week, to facilitate member access to qualified clinical staff. MCO members may also leave a voice mail message to obtain the CONTRACTOR’S policy information and /or to register grievances with the CONTRACTOR. The phone call shall be returned the next business day by an appropriate CONTRACTOR staff person.

I.	Member Notification

i.	The CONTRACTOR shall adopt written policies and procedures to ensure prompt notification of the member regarding abnormal results of diagnostic laboratory, diagnostic imaging, and other testing and, if clinically indicated, informing the member of a scheduled follow-up visit. Confirmation of this shall be documented in the member’s record.

ii.	At the request of a member, the CONTRACTOR shall provide information to the member on options for private health insurance when the member’s enrollment is terminated due to loss of Medicaid eligibility. The provision of these options shall be documented in the member’s records the CONTRACTOR maintains.

J.	Member Identification Card

The CONTRACTOR shall issue to each member a member identification card within thirty (30) days of enrollment. The card shall be substantially the same as the card issued to commercial enrollees.

K.	Advance Directives

The CONTRACTOR shall implement written policies and procedures with respect to advance directives. The CONTRACTOR shall provide adult members with written information on advance directive policies that includes a description of applicable State law. The information must reflect changes in State law as soon as possible, but no later than ninety (90) days after the effective date of the change.

The CONTRACTOR shall:

i.	provide written information to adult members concerning their rights to accept or refuse medical or surgical treatment and to formulate advance directives, and include the CONTRACTOR’S policies and procedures with respect to the implementation of such rights;

ii.	document in the member’s medical record whether or not the member has executed an advanced directive;

iii.	prohibit discrimination against a member in the provision of care or in any other manner discriminating against a member based on whether the member has executed an advanced directive;

iv.	ensure compliance with the provision of Federal and State laws; and

v.	provide education for staff and the community on issues concerning advance directives.

(2)	Quality Assurance

A.	Member Bill of Rights and Responsibilities

The CONTRACTOR shall be required to comply with the MAD regulation 8.305.8.15. Member Bill of Rights. The CONTRACTOR shall provide each member with the written information, in English or the prevalent language, as appropriate, found in the MAD Member Bill of Rights pursuant to MAD 8.305.8.15. The CONTRACTOR’S written information on member rights and responsibilities shall include the following:

i.	members and/or legal guardians have a right to obtain equitable treatment, respecting and recognizing of the member’s dignity and need for privacy;

ii.	members have a right to receive health care services in a non-discriminatory fashion;

iii.	members and, as appropriate, their families and/or legal guardians have a right to participate with practitioners in decision making regarding all aspects of their health care, including development of the course of treatment. The CONTRACTOR’S policy shall contain procedures for obtaining informed consent;

iv.	legally determined surrogate decision makers have a right to be involved, as appropriate, to facilitate care decisions;

v.	members and/or legal guardians have a right and the means to voice complaints or file grievances and appeals about the care provided by the CONTRACTOR;

vi.	members and/or legal guardians have a right and the means to be able to choose from among the available providers within the limits of the plan network and its referral and prior authorization requirements;

vii.	members have a right to formulate advance directives consistent with Federal and State laws and regulations;

viii.	members have a right to have access to their medical records in accordance with the applicable Federal and State laws and regulations;

ix.	members and/or legal guardians, to the extent possible, have a responsibility to provide information that the CONTRACTOR, its practitioners, and providers need in order to care for them;

x.	members and/or legal guardians, to the degree possible, have a responsibility to participate in understanding their health problems and developing mutually agreed upon treatment goals;

xi.	members and/or legal guardians have a responsibility to follow the plans and instructions for care that they have agreed upon with their practitioners;

xii.	members and/or legal guardians have a responsibility to keep, reschedule, or cancel a scheduled appointment rather than to simply fail to keep it; and

xiii.	members have a right to be free from any form of restraint or seclusion used as a means of coercion, discipline, convenience or retaliation, as specified in other federal regulations on the use of restraints and seclusion.

B.	Consumer Advisory Board

i.	The CONTRACTOR shall establish a Consumer Advisory Board representing physical health members. The board shall include regional representation, including members, advocates and providers.

ii.	The Consumer Advisory Board shall serve to advise the CONTRACTOR on issues concerning service delivery and quality, member rights and responsibilities, the process for resolving member grievances, and the needs of the groups they represent as they pertain to Medicaid managed care. The Board shall meet on at least a quarterly basis. The CONTRACTOR shall conduct outreach activities in the State’s regions to ensure member input. The CONTRACTOR is responsible for keeping a written record of the board meetings.

iii.	The CONTRACTOR’S Consumer Advisory Board shall maintain documentation of all attempts to invite and include its members in its meetings. The Board roster and minutes shall be made available to HSD/MAD upon request.

iv.	The Consumer Advisory Board shall advise HSD/MAD in writing ten (10) days in advance of all meetings to be held. HSD/MAD reserves the right to attend and observe the meetings of the Board at its discretion.

v.	The Consumer Advisory Board shall consist of a fair representation of the CONTRACTOR’S members in terms of race, gender and New Mexico geographic areas.

vi.	The CONTRACTOR shall send the CONTRACTOR’S representatives to attend at least two statewide consumer meetings to help ensure that member issues are being heard and addressed.

C.	Standards for Utilization Management (UM)

The CONTRACTOR shall:

i.	ensure that its Utilization Management (UM) Program properly manages the use of limited resources, maximizes the effectiveness of care by evaluating clinical appropriateness, and authorizes the type and volume of services through fair, consistent and culturally competent decision making to ensure equitable access to care and a successful link between care and outcomes;

ii.	define, in writing, the UM program structure and accountability mechanisms;

iii.	ensure that its senior management and the Medical Director or Internal Quality Management and Improvement (“QI”) program annually evaluates and approves or revises the UM program;

iv.	define and submit proposed utilization review clinical criteria to be used for all services which require prior authorization. HSD/MAD reserves the right to review and approve all UR clinical criteria used for approving prior authorizations;

v.	develop and implement written policies and procedures for review of utilization decisions to ensure their basis in sound clinical evidence and that they conform to medical necessity criteria;

vi.	ensure the involvement of appropriate, practicing practitioners in the development of UM procedures;

vii.	comply with NCQA standards for UM and follow NCQA timeliness standards for urgent and emergent situations. NCQA standards shall be superseded by the Balanced Budget Amendment requirements. A possible extension of up to 14 additional calendar days may apply if:

(a)	the member, or provider, requests extension; or

(b)	the CONTRACTOR justifies to HSD/MAD a need for additional information and documents how the extension is in the member’s interest.

viii.	approve or deny services for routine/non-urgent, urgent care requests within the timeframes stated in regulation. These required timeframes are not to be affected by a “pend” decision. The decision-making timeframes must accommodate the clinical urgency of the situation and not delay the provision of services to members for lengthy periods of time;

ix.	evaluate member and provider satisfaction with the utilization process;

x.	ensure that UM functions are appropriately implemented, monitored and managed by clinical professionals;

xi.	provide ad hoc reports about service utilization upon request by HSD/MAD;

xii.	develop and implement policies and procedures to promote inter-rater reliability among the UM staff. Monitoring activities must be included in the UR/UM program design;

xiii.	develop and implement policies and procedures for providers to have access to UM criteria;

xiv.	develop and implement policies and procedures by which UM decisions may be appealed by members in a timely manner, which must include all necessary requirements and timeframes for submission;

xv.	define how UM decisions will be communicated to the member and the member’s provider requesting the authorization;

xvi.	provide education, assistance and monitoring to providers regarding appropriate referrals for behavioral health consultation and treatment; and

xvii.	ensure that the Pharmacy and Therapeutics Committee membership includes behavioral health expertise to aid in the proper development of pharmacy and practice guidelines for PCPs prescribing psychotropic and antidepressant medications.

D.	Authorization and Notice of Services

i.	Coverage of Services

The CONTRACTOR shall:

(a)	identify, define, and specify the amount, duration, and scope of each service that the CONTRACTOR is required to offer;

(b)	require that the services be furnished in an amount,

duration, and scope that is no less than the amount, duration, and scope for the same services furnished to beneficiaries under fee-for-service Medicaid as set forth in 42 CFR, Section 440.230;

(c)	ensure that the services are sufficient in amount, duration, or scope to reasonably be expected to achieve the purpose for which the services are furnished;

(d)	not arbitrarily deny or reduce the amount, duration, or scope of a required service solely because of diagnosis, type of illness, or condition of the beneficiary;

(e)	place appropriate limits on a service:

1.	on the basis of criteria dictated by HSD such as medical necessity; or

2.	for the purpose of utilization control, provided the services furnished can reasonably be expected to achieve their purpose; and

(f)	specify what constitutes “medically necessary services” in a manner that:

1.	is no more restrictive than that used by HSD/MAD as indicated in State statutes and regulations, the State Plan, and other State policy and procedures; and

2.	addresses the extent to which the CONTRACTOR is responsible for covering services related to the prevention, diagnosis, and treatment of health impairments and the ability to attain, maintain or regain functional capacity.

ii.	Authorization of Services

For the processing of requests for initial and continuing authorization of services, the CONTRACTOR shall:

(a)	require that its subcontractors have in place, and follow, written policies and procedures;

(b)	have in effect mechanisms to ensure consistent application of review criteria for authorization decisions;

(c)	consult with the requesting provider when appropriate; and

(d)	require that any decision to deny a service authorization request or to authorize a service in an amount, duration, or scope that is less than requested, be made by a health care professional who has appropriate clinical expertise in treating the member’s condition or disease, such as the CONTRACTOR’S Medical Director.

iii.	Notice of Adverse Action.

The CONTRACTOR must notify the requesting provider, and give the member written notice, of any decision by the CONTRACTOR to deny a service authorization request or to authorize a service in an amount, duration, or scope that is less than requested. The notice must meet the requirements of 42 CFR Section 438.404.

iv.	Compensation for UM Activities.

Each contract must provide that, consistent with 42 CFR, Sections 438.6(h) and 422.208, compensation to individuals or entities that conduct utilization management activities is not structured so as to provide incentives for the individual or entity to deny, limit, or discontinue medically necessary services to any member.

E.	Denials

The CONTRACTOR shall:

i.	clearly document in English or Spanish, as appropriate, on a form agreed to by HSD/MAD, and communicate in writing the reasons for each denial to the requesting provider and the member. A “denial” is defined as a refusal by the CONTRACTOR to authorize a service requested or recommended by the member’s health care provider;

ii.	provide in writing the reason for a denial of service coverage to the requesting practitioner and the affected member. There shall be an established and well-publicized internal and accessible grievance and appeals mechanism for both providers and members; the notification of a denial shall include a description of how to file a grievance and an appeal in the CONTRACTOR’S system and how to obtain an HSD/MAD Fair Hearing;

iii.	recognize that a UR decision resulting from a Fair Hearing conducted by the designated HSD/MAD official is final and shall be honored by the CONTRACTOR.; However, the CONTRACTOR shall have the right to dispute the financial responsibility for the decision through the dispute resolution process in Article 15;

iv.	evaluate member and provider satisfaction with the UM process as a part of its member satisfaction survey while maintaining the Federal and State confidentiality requirements of surveyed participants; and

v.	forward survey results to HSD/MAD. HSD/MAD shall have access to the CONTRACTOR’S UM review documentation.

F.	Standards for Internal Quality Management and Quality Improvement (QM/QI)

The CONTRACTOR shall:

i.	have QI programs based on a model of continuous quality improvement. The QI programs shall encompass physical health. The ultimate responsibility for QI is with the CONTRACTOR and shall not be delegated to subcontractors. The QI structures and procedures shall be clearly defined with responsibilities appropriately assigned;

ii.	submit to HSD/MAD and the CONTRACTOR’S members, upon request, an annually evaluated and updated program description. The QI program description shall contain a work plan, or schedule of activities to be reviewed quarterly which includes:

(a)	objectives, scope, and planned projects or activities for the year;

(b)	planned monitoring of previously identified issues, including tracking of issues over time; and

(c)	planned evaluation of the QI program.

iii.	designate a physician with primary responsibility for the implementation of the QI program;

iv.	establish a committee to oversee and implement the following QI requirements:

(a)	QI program and policy;

(b)	QI committee and policy;

(c)	annual QI work plan and evaluation;

(d)	confidentiality policy and procedures;

(e)	medical records documentation policy and procedures;

(f)	policy and procedures for working with high need members;

(g)	member satisfaction surveys;

(h)	disease management protocols and procedures; and

(i)	policy and procedures for continuity and coordination of care.

v.	The CONTRACTOR shall, every two years, appropriately update and disseminate applicable evidence-based practice guidelines for providing services for acute and/or chronic conditions, relevant to its enrolled membership. The QI program shall be approved by HSD/MAD prior to implementation.

G.	Quality Management/Quality Improvement Program (QM/QI)

The CONTRACTOR shall:

i.	have a QM/QI program, including goals, objectives, structure, policies, and authorities that shall result in continuous quality improvement for physical health care;

ii.	have a QI work plan that includes immediate objectives for each contract period and long-term objectives for the entire contract period. This work plan shall contain the scope of the objectives, activities planned, timeframe and other relevant information;

iii.	evaluate the overall effectiveness of its QI program and demonstrate improvements in the quality of clinical care and the quality of service to its members;

iv.	have a process for exchanging information throughout the CONTRACTOR’S organization;

v.	have written policies and procedures for medical records documentation;

vi.	have disease management protocols and procedures;

vii.	have policies and procedures for working with high need members;

viii.	have written policies and procedures for conducting member surveys;

ix.	have written policies and procedures for continuity and coordination of care as they relate to the delivery of physical health services as well as for coordinating with the Single Statewide Entity (SE) that will be delivering Medicaid behavioral health services;

x.	have written policies and procedures on confidentiality, including a provision that all materials concerning the care and treatment of members shall be made available to HSD/MAD; and

xi.	provide a QI work plan that includes mechanisms for monitoring, addressing and correcting any evidence of cost-shifting practices by the physical health provider network such as pharmaceutical cost-shifting of behavioral health medications currently and effectively being prescribed by primary care providers.

H.	QI Projects and Reviews

The CONTRACTOR shall:

i.	be required to have access to, and the ability to collect and manage, data necessary to support the measurement aspects of QI activities;

ii.	be required to have the ability to design sound quality studies, apply statistical analysis to data, and derive meaning from the statistical analysis;

iii.	demonstrate to HSD/MAD that the results of QI projects and reviews are used to improve the quality of service coverage and delivery with appropriate individual practitioners and institutional providers. When the CONTRACTOR determines that there are provider performance problems, the CONTRACTOR is responsible to take and to document appropriate action; and

iv.	ensure that the QI program is applied to the entire range of health services provided through the CONTRACTOR by assuring that all major population groups, care settings, and service types are included in the scope of the review. A major population group is one that represents at least five percent (5%) of a CONTRACTOR’S enrollment.

I.	Continuous Quality Improvement (CQI)

The CONTRACTOR shall ensure that management is based on principles of Continuous Quality Improvement/Total Quality Management (CQI/TQM) including: the recognition that opportunities for improvement are unlimited; that the QI process shall be data driven, requiring continual measurement of clinical and non-clinical effectiveness and programmatic improvements of clinical and non-clinical processes driven by such measurements; requiring re-measurement of effectiveness and continuing development and implementation of improvements as appropriate; and shall rely on customer input.

J.	QI Program Effectiveness Evaluation

The CONTRACTOR shall annually evaluate the overall effectiveness of its QI program and demonstrate improvements in the quality of clinical care and the quality of service to its members. The CONTRACTOR shall submit its written evaluation of the QI program to HSD/MAD. This evaluation shall include at least the following:

i.	a description of completed and ongoing QI activities;

ii.	trending of measures to assess performance in quality of clinical care and quality of service;

iii.	an analysis of whether there have been demonstrated improvements in the quality of clinical care and quality of service; and

iv.	an evaluation of the overall effectiveness of the QI program.

K.	Delegation

HSD/MAD reserves the right to approve and disapprove any delegated subcontract templates. The CONTRACTOR shall:

i.	have a written document (Agreement), signed by both parties, that describes the responsibilities of the CONTRACTOR and the delegate; the delegated activities; the frequency of reporting (if applicable) to the CONTRACTOR; the process by which the CONTRACTOR evaluates the delegate; and the remedies, including revocation of the delegation, available to the CONTRACTOR if the delegate does not fulfill its obligation;

ii.	have written policies and procedures to ensure that the delegated agency meets all standards of performance mandated by HSD/MAD;

iii.	have written policies and procedures for the oversight of the delegated agency’s performance of the delegated functions;

iv.	have written policies and procedures to ensure consistent statewide application of all UM criteria when UM is delegated;

v.	include in its agreement with the delegate whether the CONTRACTOR or the delegate shall oversee the performance of the sub delegate to ensure that there is a mutually agreed document in place for any sub delegated functions;

vi.	be ultimately accountable for all delegated activities and may not under any circumstances abrogate any responsibility for decisions made by a delegate regarding delegated functions;

vii.	provide to HSD/MAD notice of any proposed new agreement for delegation or of any material changes to existing agreements at least thirty (30) calendar days prior to the proposed beginning date of the Agreement or the proposed effective date of material amendments to existing agreements;

viii.	ensure the delegate takes corrective action of the CONTRACTOR identified deficiencies; and

ix.	revoke delegation or impose other sanctions if the delegate’s performance is inadequate, in accordance with CONTRACTOR’S policy and procedures.

L.	Clinical Performance

The CONTRACTOR shall identify and monitor on an on-going basis indicators of clinical performance and, shall implement activities designed to improve the process of providing a clinical service.

M.	Member Satisfaction Survey

As part of its QI Program, the CONTRACTOR shall conduct at least one annual survey of member satisfaction which shall be designed by the CONTRACTOR with input from the Consumer Advisory Board and which shall assess member satisfaction with the quality, availability, and accessibility of care. The survey shall provide a statistically valid sample of all CONTRACTOR members, including members who have requested to change their primary care providers (PCPs) and all members who have voluntarily disenrolled from the CONTRACTOR. The member survey shall address member receipt of educational materials and the member’s use and usability of the provided education materials. The CONTRACTOR’S survey shall address the satisfaction of Individuals with Special Health Care Needs. The CONTRACTOR shall follow all Federal and State confidentiality requirements in conducting this survey with members.

The CONTRACTOR shall:

i.	use the CAHPS 2.0H Adult and Child Survey Instruments (most current version) to assess member satisfaction as part of the HEDIS requirements and report the results of the CAHPS survey to HSD/MAD. The CONTRACTOR shall utilize the annual CAHPS results in the CONTRACTOR’S internal QI program by using areas of decreased satisfaction as areas for targeted improvement;

ii.	disseminate results of the member satisfaction survey to practitioners, providers, HSD/MAD and members;

iii.	participate in the design of a separate annual member satisfaction survey to be conducted by an independent entity determined by HSD/MAD. The survey itself shall not be the financial responsibility of the CONTRACTOR; and

iv.	follow NCQA guidelines for the conduct of provider satisfaction surveys; cooperate with HSD/MAD in conducting a provider satisfaction survey, including making available a current, unduplicated provider file(s) available to HSD/MAD or its External Quality Review Organization (EQRO) upon request.

N.	External Quality Review

i.	HSD/MAD shall retain the services of an EQRO in accordance with the Social Security Act, Section 1902 (a) (30) [C], and the CONTRACTOR shall cooperate fully with that organization and prove to that organization the CONTRACTOR’S adherence to HSD/MAD’s quality standards as set forth in MAD Policy Section 8.305.8.

ii.	HSD/MAD shall also contract with an EQRO to audit a statistically valid sample of the CONTRACTOR’S physical health UM decisions, including authorizations, reductions, terminations and denials. This audit is intended to determine if authorized service levels are appropriate with respect to accepted standards of clinical care. The CONTRACTOR shall cooperate fully with that organization.

iii.	The CONTRACTOR shall participate in various other tasks identified by HSD/MAD that shall enable HSD/MAD to gauge performance in a variety of areas, including care coordination and treatment of special populations.

vi.	The CONTRACTOR shall utilize technical assistance and guidelines offered by the EQRO, unless otherwise agreed upon by HSD/MAD and the CONTRACTOR.

v.	The EQRO retained by HSD/MAD shall not be a competitor of the CONTRACTOR.

O.	Publication

At its discretion, HSD/MAD shall release all aggregate results of the QI/audit functions to the public and to the Federal Government.

P.	Disease Management

Disease management (DM) is a strategy of delivering health services using interdisciplinary clinical teams, continuous analysis of relevant data, and cost-effective technology to improve the health outcomes of individuals with specific diseases. HSD/MAD seeks to improve the health status of all individuals in the population with specific diseases. Disease Management programs and Performance Measures are two of the tools that HSD/MAD has chosen to use to measure the CONTRACTOR’S ability to impact health outcomes. Examples of chronic illnesses/diseases to be included but are not limited to: Diabetes, Cardiovascular Disease, Chronic Obstructive Pulmonary Disease, Obesity and Asthma. HSD/MAD expects that each CONTRACTOR shall improve its ability to manage chronic illness to meet the goals set by HSD/MAD for Disease Management.

The CONTRACTOR shall:

i.	participate in disease management programs/performance measures projects annually. HSD/MAD will coordinate with CONTRACTOR to select programs that meet NCQA requirements;

ii.	adhere to timely and accurate collection of baseline project indicator data (physical health, administrative), which shall show the CONTRACTOR’S performance rate for those indicators identified for improvement by HSD/MAD;

iii.	identify specific interventions that the CONTRACTOR intends to use to improve performance in a given area;

iv.	demonstrate improvement in each quality indicator within each calendar year of the contract; and

v.	perform subsequent measurement and written assessment on the ongoing effectiveness of named interventions.

Q.	Critical Indicators Report

The CONTRACTOR shall:

i.	track, analyze, and report to HSD/MAD quarterly, those indicators identified specific to physical health that shall enable HSD/MAD to determine potential problems areas within quality of care, access, or service delivery;

ii.	collect the requested data monthly, perform analysis on the data for the purpose of determining completeness and validity, and report results to HSD/MAD no less often than quarterly;

iii.	analyze the data, including the identification of any significant trends; and

iv.	address all negative trends in the analysis and develop appropriate CQI initiatives. Examples of negative trends may include involuntary hospitalizations, decrease in Early Periodic Screening Diagnostic Treatment (EPSDT) screens, high infant mortality or an increase in suicides or suicide attempts.

R.	Managed Care Performance Measures for 2005 Salud! Managed Care Program

i.	Managed Care Performance Measures:

The CONTRACTOR will be provided with a copy of the HSD/MAD’s performance measures and relative portions of the HSD/MAD Strategic Plan.

For capitation payments made on or after June 30 of the applicable contract year, the CONTRACTOR shall withhold one-half of one percent (0.5%), net of premium taxes of HSD/MAD’s capitation payments and hold such funds on HSD/MAD’s behalf. The withheld funds shall be released to the CONTRACTOR no sooner than July 1st and no later than October 31st after the applicable contract year only if, in the judgment of HSD/MAD, performance targets in the contract are achieved.

HEDIS will be the methodology used for all performance measures, unless HSD/MAD determines to use a non-HEDIS methodology or a HEDIS measure does not exist.

For those performance measures utilizing a HEDIS methodology, HSD/MAD agrees that the measures will be evaluated using the HEDIS collection specifications in effect on July 1 of the applicable contract year, except for the HEDIS timeframes.

For those measures that HSD/MAD determines to use a non-HEDIS measure, or for which a HEDIS measure does not exist, HSD/MAD will provide the CONTRACTOR the methodology to be used to measure the CONTRACTORS performance before July 1, 2005.

Withheld funds shall be released to the CONTRACTOR based on the following scoring system for each of the performance measures listed below:

(a)	PM#1 - EPSDT Preventative Dental Care shall be worth 20 points;

(b)	PM#2 - Cervical Cancer Screening shall be worth 15 points;

(c)	PM#3 - Diabetes Disease Management Performance shall be worth 15 points;

(d)	PM#4 - Provider Payment Timeliness shall be worth 15 points;

(e)	PM#5 - Encounter Data Reporting shall be worth 15 points; and

(f)	PM#6 - Timely submission, accuracy, and analysis of HSD/MAD required reports shall be worth 20 points.

The percentage of the CONTRACTOR’S withheld funds to be released shall be calculated by summing all earned points, dividing the sum by 100, and converting to a percentage (Withheld Percentage). No partial number of points will be assigned if the CONTRACTOR fails to completely meet performance measures described in (a) through (f) above, except with respect to performance measure (f) (i.e., PM#6 – Timely submission, accuracy and analysis of HSD/MAD required reports), for which the parties will meet to establish a mutually agreeable method of allocating points for this measure taking into account the frequency of such reports and the materiality of any inaccuracies. Points assigned for the other performance measures will be all or none (i.e. fifteen (15) points or zero (0) points).

To the extent that the following performance measures are not based on HEDIS measures, the parties agree that the measure shall be evaluated based on the standard reports for such measures already submitted to HSD/MAD by the CONTRACTOR, provided that HSD/MAD shall have the right to audit and validate the information or results as reported by CONTRACTOR.

ii.	Performance Measures Requirements:

The performance measures shall be evaluated using the following criteria:

(a)	PM#1 - EPSDT Preventable Dental

The CONTRACTOR will follow EPSDT preventative health guidelines to deliver preventative dental services for the EPSDT population 24 months – 20 years of age. The CONTRACTOR’S members between the ages of 24 months to twenty years who were enrolled with the CONTRACTOR during the reporting period will have at least one preventative dental visit during the first year of the contract. Data for this performance measure will be obtained from the existing MCO Comparison Report from Encounter Data (Children’s Health Services #13). The percent of total eligibles for this age group will be tracked quarterly and the expectation of an overall year end total of at least fifty percent (50%) of this age group receiving at least one preventative dental visit.

(b)	PM#2 - Cervical Cancer Screening

Female members aged twenty-one (21) through sixty-four (64) years old who were continuously enrolled with the CONTRACTOR during the measurement year will receive one or more Pap tests during the measurement year or the two years prior to the measurement year as evidenced by HEDIS reported data. The percent of total eligibles for this age group will be tracked quarterly and the expectation of an overall year-end total of at least seventy percent (70%) of this age group having a screening.

(c)	PM#3 - Diabetes Disease Management Performance

The CONTRACTOR’S members who were enrolled with the CONTRACTOR during the first reporting year will demonstrate a one percent (1%) decrease in acute hospitalizations for the diagnosis of diabetic-related complications, to be defined by HSD/MAD. Initially, the

CONTRACTOR shall use the 2005 HEDIS requirements documented in the HEDIS 2005 Technical Specifications to measure the efficacy of Diabetes DM interventions to decrease reliance on acute hospitalizations. The requirements may be adjusted as per HEDIS in the coming contract years. HSD/MAD shall assist the CONTRACTOR with establishing a baseline measure.

Additional improvement for year two will be specified in accordance with HSD performance measures and NCQA/HEDIS guidelines.

Data for this performance measure will be obtained from a newly defined element from the MCO Comparison Report from Encounter Data. HSD/MAD will establish the specifications required for the MCO Comparison Report.

(d)	PM#4 - Provider Payment Timeliness

The CONTRACTOR shall pay ninety percent (90%) of all clean claims within thirty (30) days and ninety-nine percent (99%) of all clean claims within ninety (90) days. The CONTRACTOR may reference Balanced Budget Act of 1997 for specifications.

(e)	PM#5 - Encounter Data Reporting

The CONTRACTOR shall submit 100 percent (100%) of all required encounter data on a timely basis for submissions and necessary re-submissions as set forth in the contract. The submissions and required re-submissions shall have an error rate of three percent (3%) or less for at least ninety percent (90%) of the files.

(f)	PM#6 - Timely Submission, Accuracy, and Analysis of HSD/MAD Required Reports

The CONTRACTOR shall achieve and maintain compliance with all format and content changes required by HSD/MAD reports. HSD/MAD will finalize the descriptions of the required reports by July 15, 2005. By

August 30, 2005 the reports submitted to HSD/MAD shall be quality checked for validity, accuracy and contract timeliness. The CONTRACTOR shall submit a systems analysis of the data interpretation (i.e., tracking and trending). “Timely submission” shall mean that the report was submitted on or before the date it was due. “Accuracy shall mean the report was substantially prepared according to the specific written guidance, including reporting template, provided by HSD/MAD to the CONTRACTOR.

iii.	Retention and Release of Withheld Funds

(a)	The retention of funds withheld shall be accomplished as follows:

The CONTRACTOR shall place all funds described in section R.i. (Managed Care Performance Measures) in a separate account and shall provide to HSD/MAD a monthly statement of the account in order to verify that the withheld funds are being maintained during the period of time specified in this contract.

(b)	The release of the funds withheld shall be made as follows:

The funds in the withheld funds account shall be released for use by the CONTRACTOR only after HSD/MAD has submitted in writing that, in HSD/MAD’s judgment, the performance targets in the contract have been achieved for the period of time specified in the contract. HSD/MAD shall provide written confirmation no sooner than July 1 and no later than October 31, of the appropriate contract year, or within thirty (30) days of verification, whichever comes first.

(c)	The release of funds withheld shall be calculated by taking the amount of capitation payments withheld by the CONTRACTOR pursuant to section R.i. as of June 30th of the applicable contract year and multiplying by the Withheld Percentage for the applicable contract year.

iv.	Challenge Pool Funding

If the CONTRACTOR fails to earn any portion of its withheld funds, these funds will immediately be placed in a challenge pool. The challenge pool funds will be paid based upon the performance across HEDIS average Use of Services Measurements as defined in v.(a). and (b).

v.	Challenge Pool Measurement.

For purposes of the challenge pool funds, the percentage of the CONTRACTOR’S qualifying members meeting each target measurement will be weighted together pursuant to the following:

(a)	Use of Appropriate Medications for People with Asthma.

During year one (1) of the measurement period, the CONTRACTOR will demonstrate a five percent (5%) increase from FY04 data evidenced by the prescribing of appropriate medications acceptable as primary therapy for long-term control of asthma.

For calculation of the numerator for this measure, the following four classes of long-term control asthma medications, consistent with HEDIS requirements and may include the following:

1.	inhaled corticosteroids (preferred therapy)

2.	cromolyn sodium and nedocromil (alternative therapy for mild, persistent asthma)

3.	leukotriene modifiers (alternative therapy for mild, persistent asthma)

4.	methylxanthines (alternative but not preferred therapy for mild, persistent asthma)

The eligible populations should be reported using HEDIS requirements, in the following age stratifications:

1.	5-9 year olds

2.	10-17 year olds

3.	18-56 year olds

4.	combined rate

(b)	Child EPSDT Screens

Members who were three (3), four (4), five (5) or six (6) years old during the measurement year and who received one or more well-child visit(s) with a primary care practitioner during the measurement year.

For the purpose of weighting together the Use of Service measurements, the CONTRACTOR that does not submit data to HSD/MAD for either of the two target measurements above shall receive a zero score for any unreported HEDIS target.

vi.	Challenge Pool Payments

(a)	A CONTRACTOR that earns all withhold funds described in section R.i. shall not be eligible for any Challenge Pool payment.

(b)	The CONTRACTOR with the highest overall average of two HEDIS 2005 measurements during the measurement year will have released an amount that does not exceed one hundred percent of the funds withheld from the CONTRACTOR.

(c)	All other CONTRACTORS will have returned a percentage of their withhold funds not already returned calculated as: the CONTRACTOR’S average performance divided by the highest CONTRACTOR average performance, times the amount of the CONTRACTOR’S withhold fund that were not earned under section R.i.

vii.	Tracking Measures that are not subject to the Managed Care Withhold or Challenge Pool

The following measures are not subject to the Managed Care Withhold or challenge pool and shall be reported to HSD/MAD:

(a)	TM#1 - Breast Cancer Screening

Female members aged fifty (50) through sixty-nine years (69) old who were continuously enrolled with the CONTRACTOR during the measurement year will receive one mammogram during the measurement year or the year prior to the measurement year as evidenced by HEDIS reported data.

(b)	TM#2 - Adolescent EPSDT Screens

The CONTRACTOR’S members between the ages of fifteen through eighteen years who were enrolled with the CONTRACTOR during the reporting period will have at least one EPSDT screen. Data for this performance measure will be obtained from the existing MCO Comparison Report from Encounter Data (Children’s Health Services #6).

(c)	TM #3 - Teen Maternity Care

The CONTRACTOR shall:

1.	report utilization information on maternity-related care for enrolled females ages fifteen (15) through eighteen (18) years old who had live births during the measurement year. The information is reported for total deliveries, vaginal deliveries Cesarean section (C-section) deliveries;

2.	report percentage of low birth weight babies as well as number of stillborn and infant deaths within the first three days of birth of the total number of pregnancies within this population;

3.	gather, during year one (1) and year two (2), baseline data and submit reports quarterly to HSD/MAD. During the third (3) and fourth (4) year of this contract, HSD/MAD may use these two baselines years to establish a targeted performance measures.

(d)	TM#4 - Obesity

The CONTRACTOR shall:

1.	report the percentage of members eighteen (18) years and older enrolled during the measurement year who were seen by an MCO practitioner during the measurement year and who received advice to lose weight and/or whose practitioner recommended or discussed weight loss methods, strategies or medications; and

2.	gather, during year one (1) and year two (2), baseline data and submit reports quarterly to HSD/MAD.

3.	HSD/MAD shall provide a reporting format to the CONTRACTOR before the CONTRACTOR shall begin tracking and reporting this measure. The CONTRACTOR shall report to HSD/MAD using this format.

(e)	TM#5 - Customer Support Services

1.	Ninety-five percent (95%) of the CONTRACTOR’S member services calls shall be answered within thirty (30) seconds or less. reported quarterly but the measure will be based on an annual average.

2.	This will be determined by: total number of calls answered within thirty (30) seconds or less divided by total number of calls received minus all calls abandoned prior to thirty (30) seconds.

S.	Standards for Access

i.	The CONTRACTOR shall ensure the Salud! member caseload of any PCP does not exceed fifteen hundred (1,500) enrollees of the CONTRACTOR. Exceptions to this limit may be made with the consent of HSD/MAD. Reasons for exceeding the limit may include continuing established care, assigning of a family unit or the availability of mid-level clinicians in the practice, which expands the capacity of the PCP.

ii.	The CONTRACTOR shall provide to members and providers clear instructions on how to access services, including those that require prior approval or referral.

iii.	The CONTRACTOR shall meet time and distance standards for PCPs and pharmacies as determined by HSD/MAD or as described in MAD Policy 8.305.8.18. The CONTRACTOR shall have systems to track and report this data, and such data shall be available to HSD/MAD upon request.

iv.	The CONTRACTOR shall meet provider appointment and pharmacy in-person prescription fill time standards as described in MAD Policy 8.305.8.18 and shall approve or deny requests for DME within seven (7) working days of the initial request. Members shall be able to obtain prescribed medical supplies and non-specialized DME within twenty-four (24) hours, when needed on an urgent basis. All new, customized, made-to-measure equipment shall be delivered within one hundred and fifty (150) days of the request date. All repairs or modifications shall be delivered within sixty (60) days of the request date.

v.	Routine and non-specialized supplies

The CONTRACTOR shall:

(a)	ensure supplies are delivered consistent with clinical need;

(b)	have an emergency response plan for medical equipment or supplies needed on an emergent basis;

(c)	ensure that members and/or their family receive adequate instruction on use of the supplies or equipment;

(d)	be able to deliver the transportation benefit statewide;

(e)	have a sufficient transportation network available to meet the transportation needs of members. This includes requiring an appropriate number of handivans for members who are wheelchair or ventilator-dependent or have other equipment needs;

(f)	require that all transportation vehicles be equipped with a communication device for use in case of an emergency; and

(g)	have CPR-certified drivers to transport members whose clinical needs dictate.

vi.	Emergency Conditions

The CONTRACTOR shall:

(a)	provide services for emergency and urgent conditions, including emergency transportation anywhere within the United States;

(b)	ensure that there is no clinically significant delay caused by the CONTRACTOR’S utilization control measures; and

(c)	ensure that members have access to the nearest appropriately designated Trauma Center according to established Emergency Medical Services triage and transportation protocols.

vii.	Non-Emergency Access Standards

The CONTRACTOR shall comply with the following non-emergency access standards for outpatient appointments:

(a)	for routine, asymptomatic, recipient-initiated, outpatient appointments for primary preventive medical care, the request-to-appointment time shall be no greater than thirty (30) days, unless the member requests a later time;

(b)	for routine, symptomatic, recipient-initiated, outpatient appointments for non-urgent primary medical care, the request-to-appointment time shall be no greater than fourteen (14) days, unless the member requests a later time;

(c)	primary medical, including dental care outpatient appointments for urgent conditions, shall be available within twenty-four (24) hours;

(d)	for specialty outpatient referral and/or consultation appointments, the request-to-appointment time shall be consistent with the clinical urgency but no greater than twenty-one (21) days, unless the member requests a later time;

(e)	for outpatient scheduled appointments the time the member is seen shall not be more than thirty (30) minutes after the scheduled time unless the member is late;

(f)	for routine outpatient diagnostic laboratory, diagnostic imaging, and other testing appointments, the request-to-appointment time shall be consistent with the clinical urgency but no greater than fourteen (14) days unless the member requests a later time;

(g)	for urgent outpatient diagnostic laboratory, diagnostic imaging, and other testing, appointments availability shall be consistent with the clinical urgency but no greater than forty-eight (48) hours; and

(h)	the timing of scheduled follow-up outpatient visits with practitioners shall be consistent with the clinical need.

viii.

The CONTRACTOR shall ensure that PCP and pharmacy availability meet specified geographic access standards based on the county of residence: ninety percent (90%) of members residing in urban counties shall travel no longer than thirty (30) miles to receive pharmacy and PCP availability; ninety percent (90%) of members residing in rural counties shall travel no longer than forty-five (45) miles to receive pharmacy and PCP availability; and ninety percent (90%) of members residing in frontier counties shall travel no longer than sixty (60) miles to receive pharmacy and PCP availability. The CONTRACTOR shall ensure that members have access to pharmacy availability within twenty-four (24) hours of discharge from a hospital, urgent care facility or emergency room.

ix.	The CONTRACTOR shall meet and require its providers to meet State standards for timely access to care and services, taking into account the urgency of the need for services; establish to ensure compliance by providers; monitor providers regularly to determine compliance; and take corrective action if there is a failure to comply.

T.	Referral and Coordination

The CONTRACTOR shall have and comply with written policies and procedures for the coordination of care. The CONTRACTOR’S policies and procedures shall ensure that referrals to other specialists, out-of-network providers, and all publicly supported providers for medically necessary services are available to members. The CONTRACTOR’S referral process shall be effective and efficient and not present an impediment to timely receipt of services.

U.	General Care Coordination Requirements

i.	The CONTRACTOR shall:

(a)	provide statewide care coordination by licensed or otherwise qualified professionals, either directly or through subcontractors, for members with multiple and complex special physical health care needs;

(b)	provide or assure delivery of the five targeted case management programs included in the Medicaid benefit package, on a statewide basis, and be held accountable for delivering these services according to HSD/MAD policy;

(c)	develop and implement written policies and procedures, approved by HSD/MAD, which govern how members with multiple and complex special physical health care needs shall be identified;

(d)	develop and implement written policies and procedures governing how care coordination shall be provided for members with special health care needs, as required by federal regulation. These policies shall address the development of a member’s individual plan of care, based on a comprehensive assessment of the goals, capacities and medical condition of the member and the needs and goals of the family. Also included shall be the criteria for evaluating a member’s response to care and revising the plan when indicated. A member and family shall be involved in the development of the plan of care, as appropriate. A member or family shall have a right to refuse care coordination or case management;

(e)	develop and implement policies and procedures which define care coordination, including the targeted case management programs, according to HSD/MAD policy on each. Direct, face-to-face meetings may be required as indicated for the targeted case management programs;

(f)	measure and evaluate outcomes and monitor progress of members to ensure that services are received and assist in resolution of identified problems and prevent duplication of services;

(g)	specify how care coordination shall be supported by an internal information system;

(h)	develop and implement policy and procedures to establish working relationships between care coordinators and providers; and

(i)	continue to work with the School Based Health Services providers to identify and coordinate with the child’s primary care provider (PCP).

ii.	Specific Coordination Requirements

(a)	Initial Written Referral Report. A written report of the

outcome of any referral, containing sufficient information to coordinate the member’s care, shall be forwarded to the PCP by the specialty care health provider within seven (7) calendar days after the screening and evaluation visit unless the member does not agree to release this information.

(b)	Ongoing Reporting. The PCP, with the member’s consent, shall keep the specialty care health provider informed of drug therapy, laboratory and radiology results, medical consultations, and sentinel events such as hospitalization and emergencies.

(c)	Physical Health Consultation and Treatment. The CONTRACTOR shall have and comply with written policies and procedures governing referrals from behavior health providers for physical health consultation and treatment.

(d)	Coordination With Waiver Programs. The CONTRACTOR shall provide all covered benefits to members who are waiver participants. There are four Home and Community-Based Waiver programs: the Developmentally Disabled Waiver, the Disabled and Elderly Waiver, the Medically Fragile Waiver and the AIDS Waiver. An integral part of each waiver is the provision of case management. The CONTRACTOR shall coordinate closely with the waiver case manager to ensure that case information is shared, that necessary services are provided and that they are not duplicative. HSD/MAD shall monitor utilization to ensure that the CONTRACTOR provides to members who are waiver participants all benefits included in the CONTRACTOR benefit package.

(e)

Coordination of Services with Children, Youth and Families Department (CYFD). The CONTRACTOR shall have written policies and procedures requiring coordination with the CYFD Protective Services and Juvenile Justice Divisions to ensure that members receive medically necessary services regardless of the member’s custody status. These policies and procedures shall specifically address compliance with the current New Mexico

Children’s Code. If Child Protective Services (CPS), Juvenile Justice or Adult Protective Services (APS) has an open case on a member, the CYFD social worker or Juvenile Probation Officer assigned to the case shall be involved in the assessment and planning for the course of treatment, including decisions regarding the provision of services for the member. The CONTRACTOR shall designate a single contact point for these cases. The CONTRACTOR has the right to demand a release of information from CYFD that is consistent with information sharing through the JPA between HSD/MAD and CYFD.

(f)	Coordination of Services with Schools. The CONTRACTOR shall have and implement written policies and procedures regarding coordination with the schools for those members receiving services excluded from managed care as specified in the Individualized Education Program (IEP) or Individualized Family Service Program (IFSP). The CONTRACTOR shall provide the names of the members’ PCPs to schools participating in the Medicaid in the Schools (MITS) program.

(g)	Coordination with the SE for Transportation. The CONTRACTOR shall coordinate and manage the delivery of the transportation benefit to members receiving behavioral health services. The CONTRACTOR shall coordinate with the SE as necessary to perform this function. Such coordination will include receiving information from and providing information to the SE regarding members, providers, and services; meeting with the SE to resolve provider and member issues to improve services, communication, and coordination; contacting the SE as necessary to provide quality transportation services; and maintaining and distributing statistical information and data as may be required.

(h)	Coordination with the SE for Pharmacy.

The CONTRACTOR shall coordinate as necessary with the SE, the agency that will be administering behavioral health services. This will ensure that member and provider questions are appropriately directed. The CONTRACTOR shall edit claims to assure any authorizations given and any claims paid are within the scope of the responsibility of the pharmacy contractor. The pharmacy contractor will appropriately inform members and providers when the claim falls within the scope of the responsibility of the SE for behavioral health services. Such determinations will be made primarily on the basis of the prescriber and other criteria as may be provided by HSD/MAD.

V.	Selection or Assignment to a Primary Care Provider (PCP)

The CONTRACTOR shall maintain and comply with written policies and procedures governing the process of member selection of a PCP and requests for change.

i.	Initial Enrollment. At the time of enrollment, the CONTRACTOR shall ensure that each member has the freedom to choose a PCP within a reasonable distance from the member’s place of residence. The process whereby a CONTRACTOR assigns members to PCPs shall include at least the following features:

(a)	the CONTRACTOR shall provide the member with the means for selecting a PCP within five (5) business days of enrollment;

(b)	the CONTRACTOR shall offer freedom of choice to members in making a PCP selection;

(c)	if a member does not select a PCP within a reasonable period of enrollment, the CONTRACTOR shall make the assignment and notify the member in writing of his/her PCP’s name, location, and office telephone number, while providing the member with an opportunity to select a different PCP if he/she is dissatisfied with the assignment; and

(d)	the CONTRACTOR shall assign a PCP based on factors such as member age, residence, and if known, current provider relationships.

ii.	Subsequent Change in PCP Initiated by Member. Members may initiate a PCP change at any time, for any reason. The request can be made in writing or by telephone. If a request is made by the 20th of a month it becomes effective as of the first of the following month. If a request is made after the 20th of the month the change becomes effective the first of the month after the following month.

iii.	Subsequent Change in PCP Initiated by the CONTRACTOR. The CONTRACTOR may initiate a PCP change for a member under the following circumstances:

(a)	the member and the CONTRACTOR agree that assignment to a different PCP in the CONTRACTOR’S provider network is in the member’s best interest, based on the member’s medical condition;

(b)	a member’s PCP ceases to participate in the CONTRACTOR’S network;

(c)	a member’s behavior toward the PCP is such that it is not feasible to safely or prudently provide medical care and the PCP has made all reasonable efforts to accommodate the member; or

(d)	a member has initiated legal actions against the PCP.

iv.	In instances where a PCP has been terminated, the CONTRACTOR shall allow affected members to select another PCP or make an assignment within fifteen (15) days of the termination effective date.

v.	PCP Lock In. HSD/MAD shall allow the CONTRACTOR to require that a member see a certain PCP when identification of utilization of unnecessary services indicates a need to provide case continuity. Prior to placing the member on PCP lock in, the CONTRACTOR shall inform the member of the intent to lock in, including the reasons for imposing the PCP lock in. The CONTRACTOR’S grievance procedure shall be made available to any member being designated for PCP lock in. The CONTRACTOR shall document review of the PCP. The PCP lock in shall be reviewed and documented by the CONTRACTOR and reported to HSD/MAD at least every six months. The member shall be removed from PCP lock in when the CONTRACTOR has determined that the utilization problems have been solved and that recurrence of the problems are judged to be improbable. HSD/MAD shall be notified of all lock in removals.

2.2	ENROLLMENT

(1)	Maximum Medicaid Enrollment

HSD/MAD and the CONTRACTOR may mutually agree in writing to establish a maximum Medicaid enrollment level for Medicaid beneficiaries, which may vary throughout the terms of the Agreement. The maximum Medicaid enrollment also may be established by HSD/MAD on a statewide or county-by- county basis based on the capacity of the CONTRACTOR’S provider network, or to ensure that the CONTRACTOR has the capacity to provide statewide Medicaid services to its enrollment. Subsequent to the establishment of this limit, if the CONTRACTOR wishes to change its maximum enrollment level, the CONTRACTOR shall notify HSD/MAD in writing ninety (90) days prior to the desired effective date of the change. HSD/MAD shall approve all requests for changing maximum enrollment levels before implementation. Should a maximum enrollment level be reduced to below the actual enrollment level, HSD/MAD may disenroll members to establish compliance with the new limit.

(2)	Enrollment Requirements

As required by 42 C.F.R. 434.25, the CONTRACTOR shall accept eligible individuals, in the order in which they apply:

A.	without restriction, unless authorized by the CMS Regional Administrator;

B.	up to the limits established pursuant to the Agreement;

C.	all enrollments shall be voluntary, and the CONTRACTOR shall not discriminate against eligible individuals on the basis of health status or need for health services; and

D.	the CONTRACTOR shall assume responsibility for all covered medical conditions of each member inclusive of pre-existing conditions as of the effective date of enrollment.

(3)	Eligibility

A.	HSD/MAD shall determine eligibility for enrollment in the managed care program. All Medicaid eligible members are required to participate in the Medicaid managed care program except for the following:

i.	institutionalized members e.g. those residing for greater than thirty (30) days in nursing facilities;

ii.	members residing in intermediate care facilities for the mentally retarded;

iii.	members participating in the Health Insurance Premium (HIPP) Program or the Breast and Cervical Cancer (BCC) Medicaid program;

iv.	children and adolescents in out-of-state foster care or adoption placement; and

v.	Native Americans who have the option to voluntarily enroll with the CONTRACTOR.

(4)	HSD/MAD Exemptions

HSD/MAD shall grant exemptions to mandatory enrollment based upon criteria established by HSD/MAD. A member or his or her representative, parent, or legal guardian shall submit such requests in writing to HSD/MAD, including a description of the special circumstances justifying an exemption. Requests are evaluated by HSD/MAD clinical staff and forwarded to the HSD/MAD Medical Director or his/her designee for final determination.

(5)	Special Situations

A.	Newborn Enrollment

Newborns are automatically eligible for a period of six months and are immediately enrolled with the mother’s MCO. If the child’s mother is not a member at the time of the birth, in a hospital or at home, then the child is enrolled during the next applicable enrollment cycle. The CONTRACTOR is not responsible for care of a child hospitalized during enrollment, until discharge except for newborns born to enrolled mothers.

B.	Hospitalized Members

A member who is hospitalized in a general acute-care or rehabilitation hospital at the time he/she first enrolls with the CONTRACTOR may enroll with the CONTRACTOR. However, the CONTRACTOR shall not be responsible for the costs of such hospitalization, except newborns born to a member mother, until the member is discharged from the hospital or there is a change in the level of care. Instead, HSD/MAD shall pay the appropriate provider(s) on a fee-for-service basis for all provider-submitted claims related to a member who is hospitalized in a general acute care or rehabilitation hospital at the time such member enrolls with the CONTRACTOR, until such time as the member is discharged from the hospital.

C.	Native Americans

The CONTRACTOR shall:

i.	make documented efforts to contract with the appropriate urban Indian clinics, tribally owned health centers, and IHS facilities for the provision of medically necessary services;

ii.	ensure that translation services are reasonably available when needed, both in providers’ offices and in contacts with the CONTRACTOR;

iii.	ensure appropriate medical transportation for Native American members residing in rural and remote areas; and

iv.	ensure that culturally appropriate materials are available to Native Americans.

D.	Members Placed in Nursing Facilities.

If a member is placed in a nursing facility for what is expected to be a long- term or permanent placement, the CONTRACTOR remains responsible for the member until the member is disenrolled by HSD/MAD.

E.	Members Receiving Hospice Services.

Members who have elected and are receiving hospice services at the time of enrollment shall be exempt from enrolling in an MCO unless they revoke their hospice election.

(6)	Enrollment Process for Members

Current members may request a change in CONTRACTORS during the first ninety (90) days of a twelve (12)-month enrollment period.

A.	Minimum Selection Period

A new member shall have at least fourteen (14) calendar days from the date of eligibility to select a CONTRACTOR from the provided information. The new member can select anytime during this selection period. If a selection is not made during this selection period, HSD/MAD shall assign the new member to a CONTRACTOR.

B.	Begin Date of Enrollment

Enrollment generally shall begin the first day of the first full month following selection of assignment.

C.	Member Switch and Loss of Medicaid Eligibility

A current CONTRACTOR member has the opportunity to change CONTRACTORS during the first ninety (90) days of a twelve (12)-month period. HSD/MAD shall notify the CONTRACTOR’S members of their opportunity to select a new CONTRACTOR provider. A member is limited to one ninety-day switch period per CONTRACTOR. After exercising the switching rights, and returning to a previously selected CONTRACTOR, the member shall remain with the CONTRACTOR until his/her twelve (12)-month lock-in period expires before being permitted to switch CONTRACTORS.

If a member loses Medicaid eligibility for a period of two months or less, he/she will be automatically reenrolled with the former CONTRACTOR. If the member misses the annual disenrollment opportunity during this two-month time, he/she may request to be assigned to another CONTRACTOR.

D.	Mass Transfer Process

The mass transfer process is initiated when HSD/MAD determines that the transfer of CONTRACTOR members from one CONTRACTOR to another is appropriate.

i.	Triggering Mass Transfer Process. The mass transfer process may be triggered by two situations: maintenance change, i.e., changes in CONTRACTOR identification number or CONTRACTOR name; and significant change in the CONTRACTOR contracting status including, but not limited to, loss of licensure, substandard care, fiscal insolvency or significant loss in network providers.

ii.	Effective Date of Mass Transfer. The change in enrollment initiated by the mass transfer begins with the first day of the month following the identification of the need to transfer the CONTRACTOR members.

iii.	Member Selection Period. Following a mass transfer, the CONTRACTOR members are given an opportunity to select a different CONTRACTOR.

E.	Transition of Care

The CONTRACTOR shall:

i.	develop a detailed plan that addresses the clinical transition issues and transfer of potentially large numbers of members into or out of its organization. This plan shall include how the CONTRACTOR proposes to identify members currently receiving services;

ii.	develop a detailed plan for the transition of an individual member, which includes member and provider education about the CONTRACTOR, and the CONTRACTOR process to assure any existing courses of treatment are revised as necessary;

iii.	be able to identify members and provide necessary data and information to the future CONTRACTOR for members switching plans, either individually or in large numbers to avoid unnecessary delays in treatment that could be detrimental to the member;

iv.	honor all prior approvals granted by HSD/MAD for the first thirty (30) days of enrollment or until the CONTRACTOR has made other arrangements for the transition of services. Providers associated with these services shall be reimbursed by the CONTRACTOR;

v.	reimburse the providers and facilities approved by HSD/MAD, if a donor organ becomes available during the first thirty days of enrollment and transplant services have been prior approved by HSD/MAD;

vi.	fill prescriptions for drug refills for the first thirty (30) days or until the CONTRACTOR has made other arrangements, for newly enrolled managed care members;

vii.	pay for DME costing two thousand dollars ($2,000) or more, approved by the CONTRACTOR but delivered after disenrollment;

viii.	be responsible for covered medical services provided to the member for any month they receive a capitation payment, even if the member has lost Medicaid eligibility;

ix.	be responsible for payment of all inpatient services provided by a general acute-care or rehabilitation hospital until discharge from the hospital or transfer to a different level of care, if the member is hospitalized in such a facility at the time the member becomes exempt or switches enrollment;

x.	ensure the transition of care requirements outlined above can be met with both individual and mass enrollment into and out of its organization; and

xi.	cooperate with the SE in the transition of services and the provision of records as necessary for behavioral health services.

(7)	Member Disenrollment

A.	CONTRACTOR Requests for Disenrollment

i.	Member disenrollment shall only be considered in rare circumstances. The CONTRACTOR may request that a particular member be disenrolled. Disenrollment requests shall be submitted in writing to HSD/MAD. The request and supporting documentation shall meet requirements specified by HSD/MAD. If the disenrollment request is granted, the CONTRACTOR retains responsibility for the member’s care until such time as the member is enrolled with a new CONTRACTOR. If a request for disenrollment is approved, the member shall not be re-enrolled with the CONTRACTOR for a period of time to be determined by HSD/MAD. Conditions that may permit lockout or disenrollment are:

(a)	the CONTRACTOR demonstrates that it has made a good faith effort to accommodate the member, but such efforts have been unsuccessful;

(b)	the conduct of the member is such that it is not feasible, safe or prudent to provide medical care subject to the terms of the contract;

(c)	the CONTRACTOR has offered to the member in writing the opportunity to utilize the grievance procedures;

(d)	the CONTRACTOR shall not request disenrollment because of an adverse change in the member’s health status, or because of the member’s utilization of medical services, diminished mental capacity, or uncooperative or disruptive behavior resulting from his or her special needs (except when his or her continued enrollment with the CONTRACTOR seriously impairs the CONTRACTOR’S ability to furnish services to either this particular member or other members). The CONTRACTOR shall provide adequate documentation that the CONTRACTOR’S request for termination is proper; and

(e)	the CONTRACTOR has received threats or attempts of intimidation from the member to the CONTRACTOR, providers or its own staff.

B.	Member Initiated Disenrollment

i.	A member who is required to participate in managed care may request to be disenrolled from the CONTRACTOR “for cause” at any time, even during a lock-in period. The following are causes for disenrollment:

(a)	the member moves out of the CONTRACTOR’S service area;

(b)	the CONTRACTOR does not, because of moral or religious objections, cover the service the member seeks;

(c)	the member needs related services (for example, a caesarian section and a tubal ligation) to be performed at the same time, there is no network provider able to do this and another provider determines that receiving the services separately would subject the member to unnecessary risk; and

(d)	other reasons, including, but not limited to, poor quality of care, lack of access to services covered under the contract, or lack of access to providers experienced in dealing with the member’s health care needs.

ii.	This request shall be submitted in writing to HSD/MAD for review. HSD/MAD shall complete the review and furnish a written decision to the member and the CONTRACTOR. The effective date of an approved disenrollment must be no later than the first day of the second month following the month in which the member files the request. If HSD/MAD fails to make the determination within this timeframe, the disenrollment is considered approved. A member who is denied disenrollment shall have access to the State fair hearing process.

C.	HSD/MAD-Initiated Disenrollment

i.	HSD/MAD may initiate disenrollment in three circumstances:

(a)	if a member loses Medicaid eligibility;

(b)	if the member is re-categorized into a Medicaid coverage category not included in the managed care initiative; or

(c)	the CONTRACTOR’S enrollment maximum is reduced to below contract levels. After HSD/MAD becomes aware of, or is alerted to, the existence of one of the reasons listed above, HSD/MAD shall immediately notify the member or family and the CONTRACTOR and shall update the enrollment roster.

D.	Retroactive Reenrollment

A member who is no longer enrolled with the CONTRACTOR, whether in error or otherwise, shall be retroactively reenrolled by the CONTRACTOR only if HSD/MAD submits its request for re-enrollment to the CONTRACTOR within the first month in which the CONTRACTOR did not receive enrollment data/member capitation from HSD/MAD for this member. Reenrollment and retro capitation will be initiated if the notification is given to the CONTRACTOR by the last day of the enrollment month and the CONTRACTOR shall be financially responsible for all medically necessary covered services provided to the member for that month. If notification is done after the last day of the enrollment month, the CONTRACTOR may choose to accept or deny the reenrollment and retro capitation. Nothing in this section shall restrict the appropriate enrollment of newborns in accordance with the provision of 2.2 (5)A.

2.3	PROVIDERS

The CONTRACTOR shall establish and maintain a comprehensive network of providers capable of serving all members who enroll in the MCO. Pursuant to Section 1932(b)(7) of the Social Security Act, the CONTRACTOR shall not discriminate against providers that serve high-risk populations or specialize in conditions that require costly treatment. In addition, the CONTRACTOR shall not discriminate against providers with respect to participation, reimbursement, or indemnification for any provider acting within the scope of that provider’s license or certification under applicable state law solely on the basis of the provider’s license or certification. If the CONTRACTOR declines to include individual or groups of providers in its network, it must give the affected providers written notice of the reason for its decision. The CONTRACTOR shall not be required to contract with providers beyond the number necessary to meet the needs of its members. The CONTRACTOR shall be allowed to use different reimbursement amounts for different specialties or for different practitioners in the same specialty. The CONTRACTOR shall be allowed to establish measures that are designed to maintain quality of services and control of costs and are consistent with its responsibility to members.

(1)	Required Policies and Procedures

The CONTRACTOR shall:

A.	maintain written policies and procedures on provider recruitment and termination of provider participation with the CONTRACTOR. HSD/MAD shall have the right to review these policies and procedures upon demand. The recruitment policies and procedures shall describe how a CONTRACTOR responds to a change in the network that affects access and its ability to deliver services in a timely manner;

B.	require that each physician providing services to Medicaid members has a unique identifier in accordance with the provisions of Section 1173(b) of the Social Security Act;

C.	annually develop and implement a training plan to educate providers and their staff on selected managed care or the CONTRACTOR’S processes and procedures. The plan shall be submitted to HSD/MAD for review and approval on or before July 1st of each year;

D.	consider, in establishing and maintaining the network of appropriate providers, its:

i.	anticipated enrollment;

ii.	expected utilization of services, taking into consideration the characteristics and health care needs of specific Medicaid populations represented in the CONTRACTOR’S population;

iii.	numbers and types (in terms of training, experience, and specialization) of providers required to furnish the contracted Medicaid services;

iv.	numbers of network providers who are not accepting new Medicaid patients; and

v.	geographic location of providers and Medicaid members, considering distance, travel time, the means of transportation ordinarily used by Medicaid member; and whether the location provides physical access for Medicaid members with disabilities.

E.	ensure that the network providers offer hours of operation that are no less than the hours of operation offered to commercial enrollees or comparable to Medicaid fee-for-service, if the provider serves only Medicaid enrollees.

(2)	General Information Submitted to HSD/MAD

The CONTRACTOR shall maintain an accurate list of all active PCPs, specialists, hospitals, and other providers participating or affiliated with the CONTRACTOR. The CONTRACTOR shall submit the list to HSD/MAD on a monthly basis and include a clear delineation of all additions and terminations that have occurred the prior month. The CONTRACTOR’S contracts with providers must include language stating that the MCO providers will report any changes in their capacity to take new Medicaid clients or serve current clients.

(3)	The Primary Care Provider (PCP)

The PCP shall be a medical provider participating with the CONTRACTOR who has the responsibility for supervising, coordinating, and providing primary health care to members, initiating referrals for specialist care, and maintaining the continuity of the member’s care. The CONTRACTOR shall distribute information to the network providers that explains the Medicaid-specific policies and procedures relating to PCP responsibilities. The CONTRACTOR is prohibited from excluding providers as primary care providers based on the proportion of high-risk patients in their caseloads.

(4)	Primary Care Responsibilities

A.	The CONTRACTOR shall ensure that the following primary care responsibilities are met by the PCP, or in another manner:

i.	the PCP shall provide twenty-four (24)-hour, seven (7)-day-a-week access;

ii.	the PCP shall ensure coordination and continuity of care with providers who participate with the CONTRACTOR network and with providers outside the CONTRACTOR network according to the CONTRACTOR policy; and

iii.	the PCP shall ensure that the member receives appropriate prevention services for the member’s age group.

The CONTRACTOR shall have a formal process for provider education regarding Medicaid, the conditions of participation in the network and the provider’s responsibilities to the CONTRACTOR and its members. HSD/MAD shall be provided documentation upon request that such provider education is being conducted.

(5)	CONTRACTOR Responsibility for PCP Services

A.	The CONTRACTOR shall retain responsibility for monitoring PCP activities to ensure compliance with the CONTRACTOR and HSD/MAD policies. The CONTRACTOR shall educate PCPs about special populations and their service needs. The CONTRACTOR shall ensure that PCPs successfully identify and refer patients to specialty providers as medically necessary.

B.	The CONTRACTOR shall have an internal provider appeals process.

(6)	Specialty Providers

The CONTRACTOR shall contract with a sufficient number of specialists with the applicable range of expertise to ensure that the needs of CONTRACTOR members shall be met within the CONTRACTOR network of providers. The CONTRACTOR shall also have a system to refer members to providers who are not affiliated with the MCO network if providers with the necessary qualifications or certifications do not participate in the network.

(7)	Federally Qualified Health Centers (“FQHCs”)

A.

Federally Qualified Health Centers (FQHCs) are federally funded Community Health Centers, Migrant Health Centers and Health Care for the Homeless Projects that receive grants under Sections 329, 330 and 340 of the US Public Health Services Act. The current federal statute, Section 1902(a)(13)(E) of the Social Security Act, specifies that states shall guarantee access to FQHCs and Rural Health Centers (RHCs) under Medicaid managed care programs; therefore, the CONTRACTOR shall provide access to FQHCs and RHCs to the extent that access is required under federal law.

B.	The CONTRACTOR shall contract with as many FQHCs and RHCs as necessary to permit beneficiaries access to participating FQHCs and RHCs without having to travel a significant distance. At least one FQHC shall specialize in provider health care for the homeless in Bernalillo County. At least one FQHC shall be with one urban Indian FQHC in Bernalillo County.

C.	The CONTRACTOR shall contract with FQHCs and RHCs in accordance with the 30-minute travel time standards for routinely used delivery sites. A CONTRACTOR with an FQHC or RHC on its panel that has no capacity to accept new patients shall not satisfy these requirements unless there exist no other FQHCs or RHCs in the area.

D.	The CONTRACTOR shall offer FQHCs and RHCs terms and conditions, including reimbursement, that are at least equal to those offered to other providers of comparable services.

E.	If the CONTRACTOR cannot satisfy the standard for FQHC and RHC access at any time while the CONTRACTOR holds a Medicaid contract, the CONTRACTOR shall allow its members to seek care from non-contracting FQHCs and RHCs and shall reimburse these providers at the Medicaid fee schedule.

(8)	Local Department of Health Offices

A.	The CONTRACTOR shall contract with public health providers for services as described in Section MAD 8.305.6.15 and those defined as public health services under State law, NMSA 1978, §§ 24-1-1 et. seq.

B.	The CONTRACTOR shall contract with local and district public health offices for family planning services.

C.	The CONTRACTOR may contract with local and district health offices for other clinical preventive services not otherwise available in the community, such as prenatal care or prenatal case management.

(9)	Children’s Medical Services (CMS)

The CONTRACTOR shall contract with CMS to administer outreach clinics at sites throughout the State. The clinics offer pediatric sub-specialty services in local communities, which include cleft palate, neurology, endocrine, asthma and pulmonary.

(10)	Shared Responsibility between the CONTRACTOR and Public Health Offices

A.	The CONTRACTOR shall coordinate with the public health offices regarding the following services:

i.	sexually transmitted disease services, including screening, diagnosis, treatment, follow-up and contact investigations;

ii.	HIV prevention counseling, testing, and early intervention;

iii.	Tuberculosis screening, diagnosis, and treatment;

iv.	disease outbreak prevention and management, including reporting according to state law requirements, responding to epidemiology requests for information, and coordination with epidemiology investigations and studies;

v.	referral and coordination to ensure maximum participation in the Supplemental Food Program for Women, Infants, and Children (WIC);

vi.	health education services for individuals and families with a particular focus on injury prevention including car seat use, domestic violence, and lifestyle issues, including tobacco use, exercise, nutrition, and substance use;

vii.	development and support for family support programs, such as home visiting programs for families of newborns and other at-risk families and parenting education; and

viii.	participation and support for local health councils to create healthier and safer communities with a focus on coordination of efforts, such as DWI councils, maternal and child health councils, tobacco coalitions, safety counsel, safe kids and others.

(11)	School-Based Providers

The CONTRACTOR shall contract with the School Based Health Centers programs to provide primary care services.

(12)	Indian Health Services (IHS) & Tribal Health Centers

A.	The CONTRACTOR shall allow members who are Native American to seek care from any IHS or Tribal Provider defined in the Indian Health Care Improvement Act (25 U.S.C. 1601 et seq.), whether or not the provider participates in the CONTRACTOR provider network.

B.	The CONTRACTOR shall not prevent members who are IHS beneficiaries from seeking care from IHS, Tribal and Urban Indian Providers, or from network providers due to their status as Native Americans.

C.	The CONTRACTOR shall track IHS utilization and expenditures by members for those Native Americans who voluntarily enroll in the MCO. The CONTRACTOR shall reimburse these providers.

D.	The CONTRACTOR shall track reimbursement to these providers by member.

(13)	Family Planning Services and Providers

A.	Federal law prohibits restricting access to family planning services for Medicaid recipients. The CONTRACTOR shall implement written policies and procedures defining how members are educated about their right to family planning services, freedom of choice, and methods of accessing such services.

B.

The CONTRACTOR shall give each member, including adolescents, the opportunity to use his or her own primary care provider or go to any family planning center for family planning services without requiring a referral. Each female member shall also have the right to self-refer to a women’s health specialist within the network for covered care necessary to provide women’s routine and preventive health care services. This right to self-refer is in addition to the member’s designated source of primary care if that source is not a women’s health specialist. Clinics and providers, including those funded by Title X of the Public Health Service Act, shall be reimbursed by the CONTRACTOR for all family planning services, regardless of whether they are participating or non-participating providers. Unless otherwise negotiated, the CONTRACTOR shall reimburse providers of family planning services at the Medicaid rate.

C.	Non-participating providers are responsible for keeping family planning information confidential in favor of the individual patient even if the patient is a minor. The CONTRACTOR is not responsible for the confidentiality of medical records maintained by non-participating providers.

D.	Family planning services are defined as the following:

i.	health education and counseling necessary to make informed choices and understand contraceptive methods;

ii.	limited history and physical examination;

iii.	laboratory tests if medically indicated as part of the decision making process for choice of contraceptive methods;

iv.	diagnosis and treatment of sexually transmitted diseases (STDs) if medically indicated;

v.	screening, testing and counseling of at-risk individuals for human immunodeficiency virus (HIV) and referral for treatment;

vi.	follow-up care for complications associated with contraceptive methods issued by the family planning provider;

vii.	provision of, but not payment for, contraceptive pills;

viii.	provision of devices/supplies;

ix.	tubal ligations;

x.	vasectomies; and

xi.	pregnancy testing and counseling

E.	If a non-participating provider of family planning services detects a problem outside of the scope of services listed above, the provider should refer the member back to the CONTRACTOR. The CONTRACTOR is not under any HSD/MAD-initiated obligation to reimburse non-participating family planning providers for non-emergent services outside the scope of these defined services.

(14)	Standards For Provider Credentialing and Recredentialing

A.	Individual Providers

i.	The CONTRACTOR shall have written policies and procedures for the credentialing process, which include the CONTRACTOR’S initial credentialing of practitioners, as well as its subsequent re-credentialing, recertifying and/or re-appointment of practitioners.

ii.	The CONTRACTOR shall designate a credentialing committee or other peer review body to make recommendations regarding credentialing decisions.

iii.	The CONTRACTOR shall identify those practitioners who fall under the scope of credentialing authority and action. This shall include, at a minimum, all physicians, dentists, and other licensed independent practitioners. This will provide an indication of those practitioners whose service to members is contracted or anticipated.

iv.	At the time of credentialing, the CONTRACTOR shall comply with all NCQA standards for credentialing and re-credentialing and requirements in the HSD/MAD Policy Manual, which include the requirement to verify from primary sources that at a minimum the provider has:

(a)	a current valid license to practice;

(b)	clinical privileges in good standing at the institution designated by the practitioner as the primary admitting facility, if applicable;

(c)	a valid Drug Enforcement Administration (DEA) registration or a Controlled Substance Registration (CSR) certificate, if applicable;

(d)	graduated from an accredited professional school/program and/or highest training program applicable to the academic or professional degree, discipline, and licensure of the practitioner;

(e)	board certification if the practitioner states that he/she is board certified in a specialty on the application;

(f)	current, adequate malpractice insurance, in accordance with the CONTRACTOR’S requirements;

(g)	the absence of a prohibitive history of professional liability claims that resulted in settlements or judgments paid by or on behalf of the practitioner; and

(h)	not been barred from participation based on existing Medicare or Medicaid sanctions.

(15)	Organizational Providers

The CONTRACTOR shall:

A.	have written policies and procedures for the initial and ongoing assessment of all organizational providers with which it intends to contract or with which it is contracted. Providers include, but are not limited to hospitals, home health agencies, nursing facilities, and free-standing surgical centers;

B.	confirm that the provider is in good standing with State and Federal regulatory bodies, including HSD/MAD; and

C.	confirm that the provider has been reviewed and approved by an accrediting body; or

D.	develop and implement standards of participation that demonstrate the provider is in compliance with provider participation requirements under federal laws and regulations, if the provider has not been approved by an accrediting body.

(16)	Re-credentialing

The CONTRACTOR shall formally re-credential its network providers at least every three years.

(17)	Primary Source Verification

A.	HSD/MAD shall have the right to name a single primary source verification entity to be used by the CONTRACTOR and its subcontractors in its provider credentialing process. All CONTRACTORS shall use one standardized credentialing form. HSD/MAD shall have the right to mandate a standard credentialing application to be used by the CONTRACTOR and its subcontractors in its provider credentialing process. The form shall meet NCQA standards.

B.	The CONTRACTOR shall provide to HSD/MAD copies of all Medicaid provider specific forms used in its health system operations and credentialing/recredentialing process for prior approval. The forms shall be user friendly. The CONTRACTOR shall participate in a workshop to consolidate and standardize forms across all plans and for its credentialing/recredentialing processes/applications.

2.4	BENEFITS/SERVICES

The CONTRACTOR shall be required to provide a comprehensive coordinated and fully integrated system of health care services. The CONTRACTOR does not have the option of deleting benefits from the Medicaid defined benefit package.

Behavioral health services provided by the CONTRACTOR’S network providers will be covered by the CONTRACTOR even when the primary diagnosis is a behavioral health diagnosis. Facility costs, including emergency room costs, will be covered by the CONTRACTOR unless there is a specific psychiatric revenue code on the facility claim form. Any professional services provided by a behavioral health provider in an emergency room or in an inpatient or outpatient hospital setting will be covered by the SE. Any services provided by a physical health provider in an emergency room or in an inpatient setting will be covered by the CONTRACTOR. The SE will cover outpatient hospital services that require the use of a psychiatrist or psychological revenue code for billing the services. Pharmacy claims prescribed by a physical health provider will be covered by the CONTRACTOR.

The following services are included in the covered benefit package of this Agreement:

(1)	Inpatient Hospital Services

The benefit package includes hospital inpatient acute care, procedures, and services as set forth in MAD Program Manual section 8.311.2 NMAC, HOSPITAL SERVICES. The CONTRACTOR shall comply with the maternity length of stay in the Health Insurance Portability and Accountability Act of 1996. Coverage for a hospital stay following a normal vaginal delivery may generally not be limited to less than 48 hours for both the mother and newborn child. Health coverage for a hospital stay in connection with childbirth following a cesarean section may generally not be limited to less than 96 hours for both mother and newborn child.

(2)	Transplant Services

The benefit package includes transplantation services. The following transplants are covered in the benefit package: heart transplants, lung transplants, heart-lung transplants, liver transplants, kidney transplants, autologous bone marrow transplants, allegoric bone marrow transplants and corneal transplants, as detailed in MAD Program Manual Section 8.325.5 NMAC, TRANSPLANT SERVICES, and Section 8.325.6 NMAC, EXPERIMENTAL OR INVESTIGATIONAL PROCEDURES, TECHNOLOGIES, OR NON-DRUG THERAPIES.

(3)	Hospital Outpatient Service

The benefit package includes hospital outpatient services for preventive, diagnostic, therapeutic, rehabilitative, or palliative medical services as set forth in MAD Program Manual Section 8.311.2 NMAC, OUTPATIENT COVERED SERVICES.

(4)	Case Management Services

The benefit package includes case management services as set forth in the MAD Program Manual Sections, including Case Management Services for Adults With Developmental Disabilities, as set forth in the MAD Program Manual Section 8.326.2 NMAC; Case Management Services for Pregnant Women and Their Infants as set forth in MAD Program Manual Section 8.326.3 NMAC; Case Management Services for Traumatically Brain Injured Adults set forth in the MAD Program Manual Section 8.326.5 NMAC; Case Management Services for children up to the age of three (3) as set forth in MAD Program Manual Section 8.326.6 NMAC; and Case Management Services for The Medically at Risk as set

forth in MAD Program Manual Section 8.320.5 NMAC. The benefit package does not include Case Management provided to DD children age 0 -3 who are receiving early intervention services, or case management provided by the Children, Youth and Families Department, defined as child protective services management.

(5)	Emergency Services

A.	The benefit package includes emergency and post-stabilization care services. Emergency services are covered inpatient and outpatient services that are furnished by a provider that is qualified to furnish these services and which are needed to evaluate or stabilize an emergency condition. An emergency condition shall meet the definition of emergency as per 8.305.1.7.V NMAC. Emergency services shall be provided in accordance with 8.305.7.11F NMAC. Post-stabilization care services are covered services related to an emergency condition that are provided after a patient is stabilized in order to maintain the stabilized condition or to improve or resolve the patient’s condition, such that within reasonable medical probability, no material deterioration of the patient’s condition is likely to result from or occur during discharge of the patient or transfer of the patient to another facility.

B.	Reimbursement for Emergency Services

i.	The CONTRACTOR shall ensure that acute general hospitals are reimbursed for emergency services, which they are required to provide because of federal mandates such as the “anti-dumping” law in the Omnibus Budget Reconciliation Act of 1989. P.L. 101-239 and 42 U.S.C. Section 1395 dd (Section 1867 of the Social Security Act).

ii.	The CONTRACTOR shall pay for both the services involved in the screening examination and the services required to stabilize the patient, if the screening examination leads to a clinical determination by the examining physician that an actual emergency medical condition exists.

iii.	The CONTRACTOR is required to pay for all emergency and post-stabilization care services that are medically necessary until the emergency condition is stabilized and maintained.

iv.	If the screening examination leads to a clinical determination by the examining physician that an actual emergency medical condition does not exist, then the determining factor for payment liability is whether the member had acute symptoms of sufficient severity at the time of presentation. In these cases, the CONTRACTOR shall review the presenting symptoms of the member and shall pay for all services involved in the screening examination where the present symptoms (including severe pain) were of sufficient severity to have warranted emergency attention under the prudent layperson standard. If the member believes that a claim for emergency services has been inappropriately denied by the CONTRACTOR, the member may seek recourse through the CONTRACTOR or an HSD/MAD appeal.

v.	When the member’s primary care physician or other CONTRACTOR representative instructs the member to seek emergency care in-network or out-of-network, the CONTRACTOR is responsible for payment, at the in network rate, for the medical screening examination and for other medically necessary emergency services intended to stabilize the patient without regard to whether the member meets the prudent layperson standard.

vi.	The CONTRACTOR must be in compliance with Medicare Part C regulations for coordinating post-stabilization care.

(6)	Physical Health Services

The benefit package includes primary (including those provided in school-based settings) and specialty physical health services provided by a licensed practitioner performed within the scope of practice as defined by State Law and set forth in MAD Program Manual Section 8.310.2 NMAC, MEDICAL SERVICES PROVIDERS; Section 8.310.9 NMAC, MIDWIFE SERVICES; Section 8.310.9 NMAC, PODIATRY SERVICES; Section 8.310.3 NMAC, RURAL HEALTH CLINIC SERVICES; and Section 8.310.4 NMAC, FEDERALLY QUALIFIED HEALTH CENTER SERVICES.

(7)	Laboratory Services

The benefit package includes all laboratory services provided according to the applicable provisions of CLIA as set forth in MAD Program Manual Section 8.324.2 NMAC, LABORATORY SERVICES.

(8)	Diagnostic Imaging and Therapeutic Radiology Services

The benefit package includes medically necessary diagnostic imaging and radiology services as set forth in MAD Program Manual Section 8.324.3 NMAC, DIAGNOSTIC IMAGING AND THERAPEUTIC RADIOLOGY SERVICES.

(9)	Anesthesia Services

The benefit package includes anesthesia and monitoring services necessary for performance of surgical or diagnostic procedures as set forth in MAD Program Manual Section 8.310.5 NMAC, ANESTHESIA SERVICES.

(10)	Vision Services

The benefit package includes vision services as set forth in MAD Program Manual Section 8.310.6 NMAC, VISION CARE SERVICES.

(11)	Audiology Services

The benefit package includes audiology services as set forth in MAD Program Manual Section 8.324.6 NMAC, HEARING AIDS AND RELATED EVALUATION.

(12)	Dental Services

The benefit package includes dental services as set forth in MAD Program Manual Section 8.310.7 NMAC, DENTAL SERVICES.

(13)	Dialysis Services

The benefit package includes medically necessary dialysis services as set forth in MAD Program Manual Section 8.325.2 NMAC, DIALYSIS SERVICES. Dialysis providers shall assist members in applying for and pursuing final Medicare eligibility determination.

(14)	Pharmacy Services

A.	The benefit package includes all pharmacy and related services, as set forth in 8.324.4 NMAC, PHARMACY SERVICES. The CONTRACTOR’S Preferred Drug List (PDL) shall use the following guidelines:

i.	there is at least one representative drug for each of the categories in the First Data Bank Blue Book;

ii.	generic substitution shall be based on AB Rating and/or clinical need;

iii.	for a multiple-source, brand-name product within a therapeutic class, the CONTRACTOR may select a representative drug;

iv.	the PDL shall follow the CMS special guidelines relating to drugs used to treat HIV infection;

v.	the PDL shall include coverage of certain over the counter (OTC) drugs when prescribed by a licensed practitioner; and

vi	the CONTRACTOR shall implement an appeals process for practitioners who think that an exception to the PDL shall be made for an individual member.

B.	The CONTRACTOR shall use a PDL developed with consideration of the clinical efficacy, safety and cost effectiveness of drug items and shall provide medically appropriate drug therapies for members. Drug items not on the PDL must be considered for coverage on a prior authorization basis. Atypical antipsychotic medications must be available in the same manner as conventional antipsychotic medications for the treatment of severe mental illness, including schizophrenia, clinical depression, bipolar disorder, anxiety-panic disorder and obsessive-compulsive disorder. In compliance with state legislation, HSD will be creating a single Medicaid Preferred Drug List (PDL), to be used by all Medicaid contractors for all Medicaid programs. HSD/MAD will require that the CONTRACTOR deliver a pharmacy benefit using a single Medicaid PDL.

C.

The CONTRACTOR shall coordinate as necessary with the SE when administering pharmacy services, to ensure that member and provider questions are appropriately directed. The CONTRACTOR shall edit pharmacy claims to ensure that any authorizations given and claims paid are within the scope of the responsibility of the CONTRACTOR or the CONTRACTOR’S pharmacy contractor, and appropriately inform members or providers when the claims fall within the scope of the responsibility of the SE or behavioral health services. Such determinations will be made primarily on the basis of the prescriber and other criteria as may be provided by HSD/MAD.

D.	The CONTRACTOR shall maintain written policies and procedures governing its drug utilization review (DUR) program, in compliance with any applicable Federal Medicaid law.

E.	HSD/MAD acknowledges and agrees that CONTRACTOR has entered into this Agreement, in part, on the understanding that it will be entitled to use its own PDL. In the event that HSD/MAD, or other changes in law, rule or regulation requires or results in a change in the ability of the CONTRACTOR to implement its PDL as originally designed HSD/MAD shall reopen the contract pursuant to Section 5.2. In addition, the parties agree that the CONTRACTOR shall not be responsible for pharmacy claims prescribed by their network providers functioning within their role under the SE.

(15)	Durable Medical Equipment and Medical Supplies

The benefit package includes the purchase, delivery, maintenance and repair of equipment, oxygen and oxygen administration equipment, nutritional products, disposable diapers, and disposable supplies essential for the use of the equipment as set forth in MAD Program Manual Section 8.324.5 NMAC, DURABLE MEDICAL EQUIPMENT AND MEDICAL SUPPLIES.

(16)	EPSDT Services

The benefit package includes the delivery of the Federally mandated Early and Periodic Screening, Diagnostic, and Treatment (EPSDT) services as set in forth MAD Program Manual Section 8.320.2 NMAC, EPSDT SERVICES.

A.	EPSDT Private Duty Nursing

The benefit package includes private duty nursing for the EPSDT population as set forth in MAD Program Manual Section 8.323.4 NMAC, EPSDT PRIVATE DUTY NURSING SERVICE. The services shall either be delivered in the member’s home or the school setting.

B.	EPSDT Personal Care

The CONTRACTOR shall pay for medically necessary personal care services furnished to eligible members under twenty-one (21) years of age as part of EPSDT, set forth in MAD Program Manual Section 8.323.2 NMAC.

C.	Tot-to-Teen Health Checks

The CONTRACTOR shall adhere to the periodicity schedule to ensure that eligible members receive EPSDT screens (Tot-to-Teen Health Checks), including:

i.	education of and outreach to members regarding the importance of the health checks;

ii.	development of a proactive approach to ensure that the services are received by the members;

iii.	facilitation of appropriate coordination with school-based providers;

iv.	development of a systematic communication process with CONTRACTOR’S participating providers regarding screens and treatment coordination for members;

v.	processes to document, measure, and ensure compliance with the periodicity schedule; and

vi.	development of a proactive process to ensure the appropriate follow-up evaluation, referral, and/or treatment, especially early intervention for mental health conditions, vision and hearing screening and current immunizations.

(17)	Nutritional Services

The benefit package includes nutritional services furnished to pregnant women and children as set forth in MAD Program Manual Section 8.324.9 NMAC, NUTRITIONAL SERVICES.

(18)	Home Health Services

The benefit package includes home health services as set forth in MAD Program Manual Section 8.325.9 NMAC, HOME HEALTH SERVICES. The CONTRACTOR shall coordinate Home Health and the Home and Community-Based Waiver programs if a member is eligible for both Home Health and Waiver Services.

(19)	Hospice Services

The benefit package includes hospice services as set forth in MAD Program Manual Section 8.325.4 NMAC, HOSPICE CARE SERVICES.

(20)	Ambulatory Surgical Services

The benefit package includes surgical services rendered in an ambulatory surgical center setting as set forth in MAD Program Manual Section 8.324.10 NMAC, AMBULATORY SURGICAL CENTER SERVICES.

(21)	Rehabilitation Services

The benefit package includes inpatient and outpatient hospital and outpatient physical, occupational, and speech therapy services as set forth in MAD Program Manual Section 8.325.8 NMAC, REHABILITATION SERVICES and licensed speech and language pathology services furnished under the EPSDT program as set forth in MAD Program Manual Section 8.323.5 NMAC, LICENSED SPEECH AND LANGUAGE PATHOLOGISTS. The CONTRACTOR shall coordinate rehabilitation services and Home and Community-Based Waiver programs if a member is eligible for both rehabilitation services and Waiver Services.

(22)	Reproductive Health Services

The benefit package includes reproductive health services as set forth in MAD Program Policy Section 8.325.3 NMAC, REPRODUCTIVE HEALTH SERVICES. The CONTRACTOR shall provide Medicaid members with sufficient information to allow them to make informed choices, including: the types of family planning services available; the member’s right to access these services in a timely and confidential manner; and the freedom to choose a qualified family planning provider who participates in the CONTRACTOR network or from a provider who does not participate in the CONTRACTOR network. A female member shall have the right to self-refer to a women’s health specialist within the network for covered care necessary to provide women’s routine and preventive health care services. This right to self-refer is in addition to the member’s designated source of primary care if that source is not a women’s health specialist.

(23)	Pregnancy Termination Procedures

The benefit package includes services for the termination of pregnancy and/or pre- or post-decision counseling or psychological services as set forth in MAD Program Manual Section 8.325.7 NMAC, PREGNANCY TERMINATION PROCEDURES.

(24)	Transportation Services

A.	The benefit package includes transportation services such as ground ambulance, air ambulance, taxicab and/or handivan, commercial bus, commercial air, meal, and lodging services, as indicated for medically necessary physical and behavioral health services set forth in MAD Program Manual Section 8.324.7 NMAC, TRANSPORTATION SERVICES. Pursuant to NMSA 1978, Section 65-2-97.F and applicable rules and interpretations of this law by the State Public Regulation Commission, rates paid by the CONTRACTOR to transportation providers are not subject to and are exempt from New Mexico State Public Regulation Commission approved tariffs.

B.	The CONTRACTOR shall coordinate, manage and be financially responsible for the delivery of the transportation benefit to members receiving behavioral health services. The CONTRACTOR shall coordinate with the SE as necessary to perform this function. Such coordination shall include:

i.	receiving information from and providing information to the SE regarding members, providers and services;

ii.	meeting with the SE to resolve provider and member issues to improve services, communication and coordination;

iii.	contacting the SE as necessary to provide quality transportation services; and

iv.	maintaining and distributing statistical information and data as may be required.

(25)	Prosthetics and Orthotics

The benefit package includes prosthetic and orthotic services as set forth in the MAD Program Manual Section 8.324.8 NMAC, PROSTHETICS AND ORTHOTICS.

(26)	School-Based Services

The benefit package includes evaluation and physical, speech and occupational therapy furnished in a school-based setting, but not when specified in the Individualized Education Plan (IEP) or the Individualized Family Service Plan (IFSP), as detailed in the Medical Assistance Program Manual 8.320.6 NMAC, SCHOOL-BASED SERVICES FOR RECIPIENTS UNDER 21 YEARS OF AGE.

(27)	Health Education and Preventive Care

A.	The CONTRACTOR shall provide a continuous program of health education without cost to members. Such a program may include publications (e.g., brochures, newsletters), media (e.g., films, videotapes), presentations (seminars, lunch-and-learn sessions) and classroom instruction.

B.	The CONTRACTOR shall provide programs of wellness education. Additional programs may be provided which address the social and physical consequences of high-risk behaviors.

C.	The CONTRACTOR shall make preventive services available to members. The CONTRACTOR shall periodically remind and encourage their members to use benefits, including physical examinations, which are available and designed to prevent illness (e.g., HIV counseling and testing for pregnant women).

(28)	Experimental Technology

The CONTRACTOR shall not deem a technology or its application experimental, investigational or unproven and deny coverage unless that technology or its application fulfills the definition of “experimental, investigational or unproven” contained in the MAD Program Policy Manual, 8.325.6 NMAC,

EXPERIMENTAL OR INVESTIGATIONAL PROCEDURES TECHNOLOGIES OR NON-DRUG THERAPIES.

(29)	Standards for Preventive Health Services

A.	Unless a member refuses offered services, and such refusal is documented, the CONTRACTOR shall provide, to the extent possible, the services described in this section. Member refusal is defined to include both failure to consent and refusal to access care.

B.	Preventive health services shall include:

i.	Immunizations: The CONTRACTOR shall ensure that, within six months of enrollment, members are immunized and current according to the type and schedule provided by the most current version of the Recommendations of the Advisory Committee on Immunization Practices, Centers for Disease Control and Prevention, Public Health Service, U.S. Department of Health and Human Services. This may be done by providing the necessary immunizations or by verifying the immunization history by a method deemed acceptable by the ACIP. “Current” is defined as no more that four months overdue.

ii.	Screens: The CONTRACTOR shall ensure that, to the extent possible, within six months of enrollment or within six months of a charge in the standard, asymptomatic members receive and are current for at least the following preventative screening services. “Current” is defined as no more than four months overdue. The CONTRACTOR shall require its providers to perform the appropriate interventions based on the results of the screening.

(a)	Screening for Breast Cancer. Females fifty (50) through sixty-nine (69) years old who are not at high risk for breast cancer shall be screened annually with mammography and a clinical breast examination. Females at high risk for developing breast cancer shall be screened as often as clinically indicated.

(b)	Screening for Cervical Cancer. Female members with a cervix shall receive Papanicolaou (Pap) testing starting at the onset of sexual activity, but at least by eighteen (18)

years of age, and every three years thereafter until reaching sixty-five (65) years of age if prior testing has been consistently normal and the member has been confirmed to be not at high risk. If the member is at high risk, the testing frequency shall be at least annual.

(c)	Screening for Colorectal Cancer. Members aged fifty (50) years and older at normal risk for colorectal cancer shall be screened with annual fecal occult blood testing or sigmoidoscopy at a periodicity determined by the CONTRACTOR.

(d)	Blood Pressure Measurement. Members of all ages shall receive a blood pressure measurement as medically indicated.

(e)	Serum Cholesterol Measurement. Enrolled men aged thirty-five (35) to sixty-five (65) years old and all enrolled women aged forty-five (45) to sixty-five (65) years old who are at normal risk for coronary heart disease shall receive serum cholesterol measurement every five years. Those members with multiple risk factors shall also receive HDL-C measurement.

(f)	Screening for Obesity. All members shall receive annual body weight and height measurements to be used in conjunction with a calculation of the Body Mass Index or reference to a table of recommended weights.

(g)	Screening for Elevated Lead Levels. Members aged nine (9) to fifteen (15) months old (ideally 12 months old) shall receive a blood lead measurement at least once.

(h)	Screening for Diabetes. Members shall receive a fasting or two-hour post-prandial serum glucose measurement at least once.

(i)	Screening for Tuberculosis. Members shall receive a tuberculin skin test based on the level of individual risk for development of the infection.

(j)	Screening for Rubella. Enrolled women of childbearing ages shall be screened for rubella susceptibility by history of vaccination or by serology at their first clinical encounter in an office setting.

(k)	Screening for Visual Impairment. Members three (3) to four (4) years old shall be screened at least once for amblyopia and strabismus by physical examination and a stereo acuity test.

(l)	Screening for Hearing Impairment. Members fifty (50) years and older shall be routinely screened for hearing impairment by questioning them about their hearing.

(m)	Screening for Problem Drinking and Substance Abuse. Adolescent and adult members shall be screened at least once by a careful history of alcohol use and/or the use of a standardized screening questionnaire such as the Alcohol Use Disorders Identification Test (AUDIT) or the four- question CAGE instrument and the Substance Abuse Screening and Severity Inventory (SASSI). The frequency of screening shall be determined by the results of the first screen and other clinical indications.

(n)	Prenatal Screening. Pregnant members shall be screened for preeclampsia, D (Rh) Incompatibility, Down syndrome, neural tube defects, and hemoglobinopathies, vaginal and rectal Group B Streptococcal infection, and counseled and offered testing for HIV.

(o)	Newborn Screening. At a minimum, newborn members shall be screened for phenylketonuria, congenital hypothyroidism, galactosemia, and any other congenital disease or condition specified in accordance with the Department of Health regulation 7 NMAC 30.6.

(p)	During an encounter with a primary care provider, a behavioral health screen shall occur.

(q)	The CONTRACTOR shall ensure that clinically appropriate follow-up and/or intervention is performed when indicated by the screening results and that this is done using the guidance provided in the Guide to Clinical Preventive Services, Report of the U.S. Preventive Services Task Force, Second Edition, Shalliams and Wilkins, 1996.

iii.	Tot-to-Teen Health checks: The CONTRACTOR shall operate a Tot-to-Teen Health check Program for members up to twenty-one (21) years of age to ensure the delivery of the Federally mandated EPSDT services. Within six months of enrollment the CONTRACTOR shall endeavor to ensure that eligible members (up to age 21) are current according to screening schedule in EPSDT services 8.320.3 NMAC.

iv.	The CONTRACTOR shall provide to applicable asymptomatic members counseling on the following unless recipient refusal is documented: to prevent tobacco use, to promote physical activity, to promote a healthy diet, to prevent osteoporosis and heart disease in menopausal women, citing the advantages and disadvantages of calcium and hormonal supplementation, to prevent motor vehicle injuries, to prevent household and recreational injuries, to prevent dental and periodontal disease, to prevent HIV infection and other sexually transmitted diseases, and to prevent unintended pregnancies.

v.	The CONTRACTOR shall provide a toll-free health advisor telephone hotline, which shall provide at least the following:

(a)	general health information on topics appropriate to the various Medicaid populations, including those with severe and chronic conditions;

(b)	clinical assessment and triage to evaluate the acuity and severity of the member’s symptoms and make the clinically appropriate referral; and

(c)	pre-diagnostic and post-treatment health care decision assistance based on symptoms.

vi.	The CONTRACTOR shall have a written family planning policy. This policy shall ensure that members of the appropriate age of both sexes who seek Family Planning services shall be provided with counseling pertaining to the following: methods of contraception; evaluation and treatment of infertility; HIV and other sexually transmitted diseases and risk reduction practices; options for pregnant members who do not wish to keep a child; and options for pregnant members who may wish to terminate the pregnancy.

vii.	The CONTRACTOR shall operate a proactive prenatal care program to promote early initiation and appropriate frequency of prenatal care consistent with the standards of the American College of Obstetrics and Gynecology. The program shall include at least the following:

(a)	educational outreach to all members of child-bearing ages;

(b)	prompt and easy access to obstetrical care, including providing an office visit with a practitioner within three weeks of having a positive pregnancy test (laboratory or home) unless earlier care is clinically indicated;

(c)	risk assessment of all pregnant members to identify high risk cases for special management;

(d)	counseling which strongly advises voluntary testing for HIV;

(e)	case management services to address the special needs of members who have a high risk pregnancy, especially if risk is due to psychosocial factors such as substance abuse or teen pregnancy;

(f)	screening for determination of need for a post-partum home visit; and

(g)	coordination with other services in support of good prenatal care, including transportation and other community services and referral to an agency that dispenses free or reduced price baby car seats.

2.5	CULTURALLY COMPETENT SERVICES

(1)	The CONTRACTOR shall develop and implement a Cultural Competency/Sensitivity Plan, through which the CONTRACTOR shall ensure that it provides, both directly and through its health care providers and subcontractors, culturally competent services to its members. The CONTRACTOR shall participate with HSD/MAD’s efforts to promote the delivery of services in a culturally competent manner to all members, including those with limited English proficiency and diverse cultural ethnic backgrounds.

The CONTRACTOR shall:

A.	develop a Cultural Competency Plan that describes how the CONTRACTOR shall ensure that services provided are culturally competent and shall submit the plan to HSD/MAD annually for approval;

B.	develop written policies and procedures that implement the Cultural Competency Plan and ensure that culturally competent services are provided by the CONTRACTOR both directly and through its health care providers and subcontractors;

C.	target cultural competency training to primary care providers, care coordinators/case managers, home health care staff and ensure that staff at all levels receive on-going education and training in culturally and linguistically appropriate service delivery;

D.	develop and implement a plan for interpretive services and written materials to meet the needs of consumers and their decision-makers whose primary language is not English, using qualified medical interpreters, if available and make available easily understood member-oriented materials and post signage in the languages of the commonly encountered group and/or groups represented in the service area;

E.	identify community advocates and agencies that could assist non-English and limited-English-speaking individuals and/or that provide other culturally appropriate and competent services, which include methods for outreach and referral;

F.	incorporate cultural competence into utilization management, quality improvement and planning for the course of treatment;

G.	identify resources and interventions for high-risk health conditions found in certain cultural groups;

H.	develop and incorporate contract language specific to cultural competency requirements for inclusion in contracts between the CONTRACTOR and providers and subcontractors;

I.	recruit and retain a diverse staff and leadership that are representative of the demographic characteristics of the CONTRACTOR’S service area; and

J.	ensure that new member assessment forms contain questions related to primary language preference and cultural expectations and that information received is maintained in the member file.

(2)	The CONTRACTOR shall conduct initial and annual organizational self-assessments of culturally and linguistically competent-related activities and are encouraged to integrate cultural and linguistic competence-related measures into their internal audits, performance improvement programs, member satisfaction assessments, and outcomes-based evaluations.

2.6.	INDIVIDUALS WITH SPECIAL HEALTH CARE NEEDS (ISHCN)

(1)	General Requirements

Individuals with special health care needs have ongoing health conditions, high or complex service utilization, and low to severe functional limitations. The primary purpose of the definition is to identify these individuals so that the CONTRACTOR can facilitate access to appropriate services. The definition also allows for a flexible targeting of individuals based on clinical justification and discontinuing targeted efforts when such efforts are no longer needed.

The CONTRACTOR shall:

A.	produce a special handbook or create an insert to include in its member services handbook a description of providers and programs available to ISHCN;

B.	identify from among its members individuals with special health care needs, using the criteria for identification and information provided by HSD/MAD to the MCO;

C.	work with HSD/MAD to develop and implement written policies and procedures, which govern how members with multiple and complex physical health care needs shall be identified;

D.	have an internal operational process, in accordance with policy and procedure, to target members for the purpose of applying stratification criteria to ISHCN; and

E.	have written policies and procedures to facilitate a smooth transition of a member to another CONTRACTOR, when a member chooses and is approved to switch to another CONTRACTOR.

(2)	Information and Education for Individuals with Special Health Care Needs

The CONTRACTOR shall:

A.	develop and distribute, as appropriate, information and materials specific to the needs of ISHCN, and, in the case of children with special health care needs, their caregiver(s). This includes, but is not limited to, information such as:

i.	a list of items and services that are in the Salud! benefit package and those that are carved out;

ii.	how to plan for and arrange transportation;

iii.	how to present for care in an emergency room unfamiliar with the ISHCN; and

iv.	the availability of a care coordinator;

B.	make available health education programs to assist ISHCN, and, in the case of children with special health care needs, the caregiver(s), in understanding how to cope with the day-to-day stress of living with the limitation or providing care;

C.	provide a list of key CONTRACTOR resource people and their phone numbers; and

D.	designate a single entity that can be called for information during the enrollment process and after becoming a member.

(3)	Choice of Specialist as Primary Care Provider (PCP) for Individuals with Special Health Care Needs

The CONTRACTOR shall develop and implement written policies and procedures governing the process for member selection of a PCP, including the right to choose a specialist as a PCP, if warranted and agreed upon by the specialist provider.

(4)	Specialty Providers for Individuals with Special Health Care Needs

The CONTRACTOR shall have policies and procedures in place to allow direct access to necessary specialty care, consistent with SALUD! access appointment standards for clinical urgency.

(5)	Transportation for Individuals with Special Health Care Needs for both Physical and Behavioral Health Services

The CONTRACTOR shall:

A.	have written policies and procedures in place to ensure that the appropriate level of transportation is arranged for physical and behavioral health services based on the individual’s clinical condition;

B.	have past physical and behavioral health member and service data available at the time services are requested to expedite appropriate arrangements;

C.	ensure that CPR-certified drivers transport ISHCN whose clinical need dictates;

D.	have written policies and procedures to ensure that transportation mode is clinically appropriate, including access to non-emergency ground ambulance carriers;

E.	develop and implement written policies and procedures to ensure that individuals can access and receive authorization for needed transportation services under certain unusual circumstances without the usual advance notification;

F.	develop and implement a written policy regarding the transportation of minors if a parent or legal guardian shall not be in attendance to ensure the minor’s safety; and

G.	distribute clear and detailed written information to ISHCN and, if needed, their caregiver(s) on how to obtain transportation services and also make this information available to network providers.

(6)	Care Coordination for Individuals with Special Needs

The CONTRACTOR shall:

A.	have an internal operational process, in accordance with policy and procedure, to target Medicaid members for purposes of applying stratification criteria to identify those who are potential ISHCN. The CONTRACTOR will provide HSD/MAD with the applicable policy and procedure describing the targeting and stratification process;

B.	have written policies and procedures for accessing the need for care coordination;

C.	have written policies and procedures for educating ISHCN and, in the case of children with special health care needs, parent(s), legal guardians, that care coordination is available and when it may be appropriate to their needs;

D.	have written policies and procedures for educating providers about the availability of care coordination, its value as a resource in caring for ISHCN, and how to access it; and

E.	have policies and procedures for the development, implementation and periodic evaluation of a member’s plan of treatment. These policies must address the involvement of parent(s), legal guardians, and/or caregivers as well as the member, in decisions about the member’s care and development and implementation of the plan of treatment. Caregivers of ISHCN and the members themselves, where indicated, must be empowered to be full participants in setting and achieving their own goals related to the member’s health.

(7)	Emergency, Inpatient and Outpatient Ambulatory Surgery Hospital Requirements for Individuals with Special Health Care Needs

The CONTRACTOR shall:

A.	develop and implement written policies and procedures for educating ISHCN with complicated clinical histories, and their caregivers, on how to utilize emergency room (ER) care, including what clinical history to present when emergency care or inpatient admission are needed;

B.	develop and implement written policies and procedures governing how coordination with the PCP and hospitalists shall occur when an ISHCN is hospitalized;

C.	develop and implement written policies and procedures to ensure that the ER physician has access to the individual’s medical history; and

D.	develop and implement written policies and procedures for obtaining any necessary referrals from PCPs for hospitals that require in-house staff to examine or treat individuals having outpatient or ambulatory surgical procedures performed.

(8)	Rehabilitation Therapy Services (Physical, Occupational, Speech Therapy) for Individuals with Special Health Care Needs

The CONTRACTOR shall:

A.	develop and implement therapy clinical practice guidelines specific to the chronic or long-term conditions of their ISHCN population, based on Medicaid managed care policy on medical necessity;

B.	be informed about and coordinate with other therapy services being delivered by: Special Rehabilitation Services, the Home and Community Based Waiver programs or by the schools to avoid unnecessary duplication;

C.	involve families of members, physicians and therapy providers to identify issues that should be addressed in developing the new criteria; and

D.	develop and implement utilization prior approval and continued stay criteria, including timeframes, that are appropriate to the chronicity of the member’s status and anticipated development process.

(9)	Durable Medical Equipment (DME) and Supplies for Individuals with Special Health Care Needs

The CONTRACTOR shall:

A.	develop and implement a process to permit members utilizing supplies on an ongoing basis to submit a list of supplies monthly, subject to any requirements to procure a physician’s order to provide supplies to members. The CONTRACTOR shall contact the member or the member’s legal guardian when requested supplies cannot be delivered (require back-ordering, etc.) and make other arrangements, consistent with clinical need;

B.	develop and implement a system for monitoring compliance with standards for DME and medical supplies, and for instituting corrective action, if the provider is out of compliance; and

C.	have an emergency response plan for DME and medical supplies needed on an emergent basis.

(10)	Clinical Practice Guidelines for Provision of Care to Individuals with Special Health Care Needs

The CONTRACTOR shall develop clinical practice guidelines, practice parameters and/or other specific criteria that consider the needs of ISHCN and provide guidance in the provision of acute and chronic medical health care services to this population. The guidelines should be professionally accepted standards of practice and national guidelines.

(11)	Utilization Management (UM) for Services to Individuals with Special Health Care Needs

The CONTRACTOR shall develop written policies and procedures to exclude from prior authorization any item or service in the course of treatment, and/or extend the authorization periodicity, for services provided for a chronic condition. There should be a process for review and periodic update of the course of treatment, as indicated.

(12)	Consumer Surveys Specific to Individuals with Special Health Care Needs

The CONTRACTOR shall add questions about ISHCN to the most current HEDIS CAHPS survey.

(13)	Individuals with Special Health Care Needs Performance Improvement Project

The CONTRACTOR shall perform a performance improvement project specific to ISHCN.

2.7	SERVICES EXCLUDED FROM THE BENEFIT PACKAGE

(1)	The following services are not included in the benefit package. Reimbursement for these services shall be made by HSD/MAD on a fee-for-service basis:

A.	Services provided in nursing facilities or hospital swing beds to members residing over thirty (30) continuous days or at the time of disenrollment from a CONTRACTOR due to the member’s residing in the nursing facility, or on a permanent basis as set forth in MAD Program Manual Section 8.312.2 NMAC, NURSING FACILITIES, and 8.311.5 NMAC, SWING BED HOSPITAL SERVICES;

B.	Services provided in intermediate care facilities for the mentally retarded as set forth in MAD Program Manual Section 8.313.2 NMAC, INTERMEDIATE CARE FACILITY FOR THE MENTALLY RETARDED;

C.	Services provided pursuant to the Home and Community-Based Services Waiver programs as set forth in MAD Program Manual Sections MAD-733 NMAC, HOME AND COMMUNITY-BASED SERVICES WAIVERS;

D.	Emergency services to undocumented aliens as set forth in MAD Program Manual Section 8.325.10 NMAC, EMERGENCY SERVICES FOR UNDOCUMENTED ALIENS;

E.	Experimental or investigational procedures, technologies or non-drug therapies as set forth in MAD Program Manual Section 8.325.6 NMAC, EXPERIMENTAL OR INVESTIGATIONAL PROCEDURES, TECHNOLOGIES OR NON-DRUG THERAPIES;

F.	Special Rehabilitation Services at set forth in MAD Program Manual Section 8.320.4 NMAC, SPECIAL REHABILITATION SERVICES;

G.	Case management provided by the Children Youth and Families Department defined as child protective services case management and as detailed in MAD Program Manual Section 8.320.5 NMAC, EPSDT CASE MANAGEMENT;

H.	Case management provided by the Children, Youth and Families Department as detailed in the Medical Assistance Manual Section 8.326.7 NMAC, ADULT PROTECTIVE SERVICES CASE MANAGEMENT;

I.	Case management provided by Children, Youth and Families Department as detailed in the Medical Assistance Manual Section 8.326.8 NMAC, CASE MANAGEMENT SERVICES FOR CHILDREN PROVIDED BY JUVENILE PROBATION AND PAROLE OFFICERS; and

J.	Services provided in the schools and specified in the Individualized Education Program (IEP) or Individualized Family Service Plan (IFSP), as detailed in the MAD Program Manual Section 8.320.6 NMAC, SCHOOL- BASED SERVICES FOR RECIPIENTS UNDER TWENTY-ONE YEARS OF AGE.

2.8	ENHANCED BENEFITS/SERVICES

The CONTRACTOR shall provide a schedule for implementing enhanced services pursuant to the CONTRACTOR’S proposal. The schedule shall include identification of enhanced services that are not already part of the benefit package. All enhancements shall be identifiable and measurable through the use of unique payment and/or processing codes, which shall be part of the encounter data submitted to HSD/MAD, unless the enhanced benefits offered by the CONTRACTOR do not generate claim or encounter data.

2.9	GRIEVANCE

The CONTRACTOR shall have a grievance system in place for members that includes a grievance process related to dissatisfaction, and an appeals process related to a CONTRACTOR action, including the opportunity to request an HSD/MAD fair hearing.

A grievance is a member’s expression of dissatisfaction about any matter or aspect of the CONTRACTOR or its operation other than a CONTRACTOR action.

An appeal is a request for review by the CONTRACTOR of a CONTRACTOR action. An action is the denial or limited authorization of a requested service, including the type or level of service; the reduction, suspension, or termination of a previously authorized service; the denial, in whole or in part, of payment for a service; or the failure to provide services in a timely manner. An untimely service authorization constitutes a denial and is thus considered an action.

The member, legal guardian of the member for minors or incapacitated adults, or a representative of the member as designated in writing to the CONTRACTOR, has the right to file a grievance or an appeal of a CONTRACTOR action on behalf of the member. A provider acting on behalf of the member and with the member’s written consent may file a grievance and/or an appeal of a CONTRACTOR action.

In addition to the CONTRACTOR grievance process described above, a member, legal guardian of the member or an incapacitated adult, or the representative of the member, as designated to the contractor in writing, has the right to request a fair hearing on behalf of the member with HSD/MAD directly as described in MAD Program Manual Section 8.352.2 NMAC, Fair Hearings, if the MCO member believes the CONTRACTOR has taken an action erroneously. A fair hearing may be requested prior to, concurrent with, subsequent to or in lieu of a grievance to a CONTRACTOR.

(1)	General Requirements for Grievance & Appeals

The CONTRACTOR shall:

A.	implement written policies and procedures describing how the member may register a grievance or an appeal with the CONTRACTOR and how the CONTRACTOR resolves the grievance or appeal and meet all requirements in MAD Program Manual Section 8.305.12 NMAC;

B.	provide a copy of its policies and procedures for resolution of a grievance and/or an appeal to all service providers in the CONTRACTOR’S network;

C.	have available reasonable assistance in completing forms and taking other procedural steps. This includes, but is not limited to, providing interpreter services and toll-free numbers that have adequate TTY/TTD and interpreter capability;

D.	name a specific individual(s) designated as the CONTRACTOR’S Medicaid member grievance coordinator with the authority to administer the policies and procedures for resolution of a grievance and/or an appeal, to review patterns/trends in grievances and/or appeals, and to initiate corrective action;

E.	ensure that the individuals who make decisions on grievances and/or appeals are not involved in any previous level of review or decision-making. The CONTRACTOR shall also ensure that health care professionals with appropriate clinical expertise will make decisions for the following:

i.	an appeal of a CONTRACTOR denial that is based on lack of medical necessity;

ii.	a CONTRACTOR denial that is upheld in an expedited resolution; and

iii.	a grievance or appeal that involves clinical issues;

F.	provide members, within thirty (30) calendar days of enrollment and at no cost, with a member information sheet or handbook that provides information on how they and/or their representative(s) can file a grievance and/or an appeal, and the resolution process. The member information shall also advise members of their right to file a request for an administrative hearing with the HSD/MAD Hearings Bureau, upon notification of a CONTRACTOR action, or concurrent with or following an appeal of the CONTRACTOR action. The information shall meet the standards for communication specified in MAD Program Manual Section 8.305.8.15.(13); and

G.	ensure that punitive or retaliatory action is not taken against a member or a provider that files a grievance and/or an appeal, or against a provider that supports a member’s grievance and/or appeal.

(2)	Grievance

A grievance is a member’s expression of dissatisfaction about any matter or aspect of the CONTRACTOR or its operation other than a CONTRACTOR action.

A.	A member may file a grievance either orally or in writing with the CONTRACTOR within ninety (90) calendar days of the date the dissatisfaction occurred. The legal guardian of the member for minors or incapacitated adults, a representative of the member as designated in writing to the CONTRACTOR, or a provider acting on behalf of the member and with the member’s written consent, has the right to file a grievance on behalf of the member.

B.	Within five (5) working days of receipt of the grievance, the CONTRACTOR shall provide the grievant with written notice that the grievance has been received and the expected date of its resolution.

C.	The investigation and final CONTRACTOR resolution process for grievances shall be completed within thirty (30) calendar days of the date the grievance is received by the CONTRACTOR and shall include a resolution letter to the grievant.

D.	The CONTRACTOR may request an extension from HSD/MAD of up to fourteen (14) calendar days if the member requests the extension, or the CONTRACTOR demonstrates to HSD/MAD that there is need for additional information, and the extension is in the member’s interest. For any extension not requested by the member the CONTRACTOR shall give the member written notice of the reason for the extension within two (2) working days of the decision to extend the timeframe.

E.	Upon resolution of the grievance, the CONTRACTOR shall mail a resolution letter to the member. The resolution letter must include, but not be limited to, the following:

i.	all information considered in investigating the grievance;

ii.	findings and conclusions based on the investigation; and

iii.	the disposition of the grievance.

(3)	Appeal

An appeal is a request for review by the CONTRACTOR of a CONTRACTOR action.

A.	An “action” is defined as:

i.	the denial or limited authorization of a requested service, including the type or level of service;

ii.	the reduction, suspension, or termination of a previously authorized service;

iii.	the denial, in whole or in part, of payment for a service;

iv.	the failure of the CONTRACTOR to provide services in a timely manner, as defined by HSD/MAD; or

v.	the failure of the CONTRACTOR to complete the authorization request in a timely manner as defined in 42 CFR Section 438.408.

B.	Notice of CONTRACTOR Action

The CONTRACTOR shall mail a notice of action to the member or provider and all those parties affected by the decision within ten (10) days of the date of an action except for denial of claims which may result in client financial liability which requires immediate notification. The notice must contain, but not be limited to, the following:

i.	the action the CONTRACTOR has taken or intends to take;

ii.	the reasons for the action;

iii.	the member’s or the provider’s right to file an appeal of the CONTRACTOR action through the CONTRACTOR;

iv.	the member’s right to request an HSD/MAD fair hearing and what the process would be;

v.	the procedures for exercising the rights specified;

vi.	the circumstances under which expedited resolution of an appeal is available and how to request it; and

vii.	the member’s right to have benefits continue pending resolution of an appeal, how to request the benefits be continued, and the circumstances under which the member may be required to pay the costs of these services.

C.	A member may file an appeal of a CONTRACTOR action within ninety (90) calendar days of receiving the CONTRACTOR’S notice of action. The legal guardian of the member for minors or incapacitated adults, a representative of the member as designated in writing to the CONTRACTOR, or a provider acting on behalf of the member with the member’s written consent, has the right to file an appeal of an action on behalf of the member.

D.	The CONTRACTOR has thirty (30) calendar days from the date the oral or written appeal is received by the CONTRACTOR to resolve the appeal.

E.	The CONTRACTOR shall have a process in place that assures that an oral inquiry from a member seeking to appeal an action is treated as an appeal (to establish the earliest possible filing date for the appeal). An oral appeal must be followed by a written appeal that is signed by the member.

F.	Within five (5) working days of receipt of the appeal, the CONTRACTOR shall provide the grievant with written notice that the appeal has been received and the expected date of its resolution. The CONTRACTOR shall confirm in writing receipt of oral appeals, unless the member or the provider requests an expedited resolution.

G.	The CONTRACTOR may extend the thirty (30)-day timeframe by fourteen (14) calendar days if the member requests the extension, or the CONTRACTOR demonstrates to HSD/MAD that there is need for additional information, and the extension is in the member’s interest. For any extension not requested by the member, the CONTRACTOR must give the member written notice of the extension and the reason for the extension within two (2) working days of the decision to extend the timeframe.

H.	The CONTRACTOR shall provide the member and/or the representative a reasonable opportunity to present evidence, and allegations of the fact or law, in person as well as in writing.

I.

The CONTRACTOR shall provide the member and/or the representative the opportunity, before and during the appeals process, to examine the member’s case file, including medical records, and any other documents and records considered during the appeals process. The CONTRACTOR shall include as parties to the appeal the member and his or her representative, or the legal representative of a deceased member’s estate.

J.	For all appeals, the CONTRACTOR shall provide written notice within the thirty (30)-calendar-day timeframe of the appeal resolution to the member and the provider, if the provider filed the appeal.

i.	The written notice of the appeal resolution must include, but not be limited to, the following information:

(a)	the result(s) of the appeal resolution; and

(b)	the date it was completed.

ii.	The written notice of the appeal resolution for appeals not resolved wholly in favor of the member must include, but not be limited to, the following information:

(a)	the right to request an HSD/MAD fair hearing and how to file for a fair hearing;

(b)	the right to request receipt of benefits while the hearing is pending, and how to make the request; and

(c)	that the member may be held liable for the cost of those benefits if the hearing decision upholds the CONTRACTOR’S action.

iii.	The CONTRACTOR may continue benefits while the appeal and/or the HSD/MAD fair hearing process is pending. The CONTRACTOR shall continue the member’s benefits if all of the following are met:

(a)	the member or the provider files a timely appeal of the CONTRACTOR action (within ten (10) days of the date the CONTRACTOR mails the notice of action);

(b)	the appeal involves the termination, suspension, or reduction of a previously authorized course of treatment;

(c)	the services were ordered by an authorized provider;

(d)	the time period covered by the original authorization has not expired; and

(e)	the member requests extension of the benefits.

iv.	The CONTRACTOR shall provide benefits until one of the following occurs:

(a)	the member withdraws the appeal;

(b)	ten (10) days have passed since the date the CONTRACTOR mailed the resolution letter, providing the resolution of the appeal was against the member and the member has taken no further action;

(c)	HSD/MAD issues a hearing decision adverse to the member; or

(d)	the time period or service limits of a previously authorized service has expired.

v.	If the final resolution of the appeal is adverse to the member, that is, the CONTRACTOR’S action is upheld, the CONTRACTOR may recover the cost of the services furnished to the member while the appeal was pending to the extent that services were furnished solely because of the requirements of this section, and in accordance with the policy set forth in 42 CFR Section 431.230(b).

vi.	If the CONTRACTOR or HSD/MAD reverses a decision to deny, limit, or delay services, and these services were not furnished while the appeal was pending, the CONTRACTOR must authorize or provide the disputed services promptly and as expeditiously as the member’s health condition requires.

vii.	If the CONTRACTOR or HSD/MAD reverses a decision to deny, limit or delay services and the member received the disputed services while the appeal was pending, the CONTRACTOR must pay for these services.

(4)	Expedited Resolution of Appeals

An expedited resolution of an appeal is an expedited review by the CONTRACTOR of a CONTRACTOR action.

A.	The CONTRACTOR shall establish and maintain an expedited review process for appeals when the CONTRACTOR determines that taking the time for a standard resolution could seriously jeopardize the member’s life or health or ability to attain, maintain, or regain maximum function. Such a determination is based on:

i.	a request from the member;

ii.	a provider’s support of the member’s request;

iii.	a provider’s request on behalf of the member; or

iv.	the CONTRACTOR’S independent determination.

B.	The CONTRACTOR shall ensure that the expedited review process is convenient and efficient for the member.

C.	The CONTRACTOR shall resolve the appeal within three (3) working days of receipt of the request for an expedited appeal, if the request meets the definition of an expedited appeal.

D.	The CONTRACTOR may extend the timeframe by up to fourteen (14) calendar days if the member requests the extension, or the CONTRACTOR demonstrates to HSD/MAD that there is need for additional information, and the extension is in the member’s interest. For any extension not requested by the member, the CONTRACTOR shall make reasonable efforts to give the member prompt verbal notification and follow-up with a written notice within two (2) working days.

E.	The CONTRACTOR shall ensure that punitive action is not taken against a member or a provider who requests an expedited resolution or supports a member’s expedited appeal.

F.	The CONTRACTOR shall provide expedited resolution of an appeal in response to an oral or written request from the member or provider on behalf of the member.

G.	The CONTRACTOR shall inform the member of the limited time available to present evidence and allegations in fact or law.

H.	If the CONTRACTOR denies a request for an expedited resolution of an appeal, it shall:

i.	transfer the appeal to the thirty (30)-day timeframe for standard resolution, in which the thirty (30)-day period begins on the date the CONTRACTOR received the request;

ii.	make reasonable efforts to give the member prompt oral notice of the denial, and follow up with a written notice within two (2) calendar days; and

iii.	inform the member in the written notice of the right to file an appeal if the member is dissatisfied with the CONTRACTOR’S decision to deny an expedited resolution.

I.	The CONTRACTOR shall document in writing all oral requests for expedited resolution and shall maintain the documentation in the case file.

(5)	Special Rule for Certain Expedited Service Authorization Decisions

In the case of certain expedited service authorization decisions that deny or limit services, the CONTRACTOR shall, within seventy-two (72) hours of receipt of the request for service, automatically file an appeal on behalf of the member, make a best effort to give the member oral notice of the decision of the automatic appeal, and make a best effort to resolve the appeal.

(6)	Other Related Contractor Process

A.	Information About Grievance System to Providers and Subcontractors The CONTRACTOR must provide information specified in 42 CFR Section, 438.10(g)(1) about the grievance system to all providers and subcontractors at the time they enter into a contract.

B.	Grievance and/or Appeal Files

i.	All grievance and/or appeal files shall be maintained in a secure, designated area and be accessible to HSD/MAD upon request, for review. Grievance and/or appeal files shall be retained for six (6) years following the final decision by the CONTRACTOR, HSD/MAD, judicial appeal, or closure of a file, whichever occurs later.

ii.	The CONTRACTOR will have procedures for assuring that files contain sufficient information to identify the grievance and/or appeal, the date it was received, the nature of the grievance and/or appeal, notice to the member of receipt of the grievance and/or appeal, all correspondence between the CONTRACTOR and the member, the date the grievance and/or appeal is resolved, the resolution, and notices of final decision to the member and all other pertinent information.

iii.	Documentation regarding the grievance shall be made available to the member, if requested.

(7)	Reporting

A.	The CONTRACTOR shall provide information requested or required by the Centers for Medicare and Medicaid Services.

B.	The CONTRACTOR shall provide a quarterly report to HSD/MAD of all grievances received from or about Medicaid members, by the CONTRACTOR or its subcontractors in compliance with the timelines and procedures set forth in Section 2.12(2).

(8)	MCO Provider Grievance Process

The CONTRACTOR shall establish and maintain written policies and procedures for the filing of provider grievances. A provider shall have the right to file a grievance or an appeal with the CONTRACTOR regarding utilization management decisions and/or provider payment issues. Grievances shall be resolved within thirty (30) calendar days. A provider may not file a grievance on behalf of a member without written designation by the member as the member’s representative. See MAD Program Manual Section 8.305.12.13 NMAC for special rules for certain expedited service authorizations.

2.10	FIDUCIARY RESPONSIBILITIES

(1)	Solvency Requirements and Risk Protections

A CONTRACTOR that contracts with HSD/MAD for the provision of services shall comply with and is subject to all applicable State and Federal laws and regulations including those regarding solvency and risk standards. In addition to requirements imposed by State or Federal law, the CONTRACTOR shall be required to meet specific Medicaid financial requirements and to present to HSD/MAD or its agent any information and records deemed necessary to determine its financial condition. The response to requests for information and records shall be delivered to HSD/MAD, at no cost to HSD/MAD, in a reasonable time from the date of request or as specified herein.

(2)	Reinsurance

The CONTRACTOR shall have and maintain a minimum of one million dollars ($1,000,000.00) in reinsurance protection against financial loss due to outlier (catastrophic) cases. The CONTRACTOR shall submit to HSD/MAD such documentation as is necessary to prove the existence of this protection, which may include policies and procedures of reinsurance. Information provided to HSD/MAD on the CONTRACTOR’S reinsurance must be computed on an actuarially sound basis.

(3)	Third-Party Liability

The CONTRACTOR is responsible for identification of third-party coverage of members and coordination of benefits with applicable third parties. The CONTRACTOR shall inform HSD/MAD of any member who has other health care coverage. The CONTRACTOR shall provide documentation to HSD/MAD enabling HSD/MAD to pursue its rights under State and Federal law. Documentation includes payment information on enrolled members as requested by HSD/MAD, Third Party Liability Unit of the MAD, to be delivered within 20 business days from receipt of the request. Other documentation to be provided by the CONTRACTOR, upon request by HSD/MAD, includes a quarterly listing of potential accident and personal injury cases that are known to the CONTRACTOR. The CONTRACTOR has the sole right of subrogation, for twelve (12) months, to initiate recovery or to attempt to recover any third-party resources available to Medicaid members.

The CONTRACTOR and HSD/MAD shall jointly develop and agree upon a reporting format to carry out the requirement of this subsection. However, if an agreed upon format cannot be developed, HSD/MAD retains the right to make a final determination of the reporting format.

(4)	Fidelity Bond Requirement

The CONTRACTOR shall maintain in force a fidelity bond in the amount specified under the Insurance Code, NMSA 1978, §§ 59A-1-1 et. seq.

(5)	Net Worth Requirement

The CONTRACTOR shall at all times be in compliance with the net worth requirements in the Insurance Code.

(6)	Solvency Cash Reserve Requirement

A.	The CONTRACTOR shall have sufficient reserve funds available to ensure that the provisions of services to Medicaid members are not at risk in the event of the CONTRACTOR insolvency. The CONTRACTOR shall comply with all State and Federal laws and regulations regarding solvency, risk, and audit and accounting standards.

B.	Per Member Cash Reserve

The CONTRACTOR shall maintain three percent (3%) of the monthly capitated payments per member with an independent trustee during each month of the first year of the Agreement; provided, however, that if this Agreement replaces or extends a previous agreement with HSD/MAD to provide Medicaid managed care, then continued maintenance of the per member cash reserve established and maintained by CONTRACTOR pursuant to such previous agreement shall be deemed to satisfy this requirement. The CONTRACTOR shall maintain this cash reserve for the duration of the Agreement. HSD/MAD shall adjust this cash reserve requirement annually, or as needed, based on the number of the CONTRACTOR’S members. Each CONTRACTOR shall maintain its own cash reserve account. This account may be accessed solely for payment for services to that CONTRACTOR’S members in the event that the CONTRACTOR becomes insolvent. Money in the reserve account remains the property of the CONTRACTOR, and any interest earned (even if retained in the account) shall be the property of the CONTRACTOR. The CONTRACTOR shall be permitted to invest its cash reserve account, with HSD/MAD approval and consistent with Department of Insurance (DOI) regulations and guidelines.

(7)	Inspection and Audit for Solvency Requirements

The CONTRACTOR shall meet all requirements for licensure within the State with respect to inspection and auditing of financial records. The CONTRACTOR shall also cooperate with HSD/MAD or its designee, and provide all financial records required by HSD/MAD or its designee so that they may inspect and audit the CONTRACTOR’S financial records at least annually or at HSD/MAD’s discretion.

(8)	Timely Payments

A.	The CONTRACTOR shall make timely payments to both its contracted and non-contracted providers.

i.	The CONTRACTOR shall promptly pay for all covered emergency services, including medically necessary testing to determine if a medical emergency exists, that are furnished by providers that do not have arrangements with the CONTRACTOR. This includes all covered emergency services provided by a nonparticipating provider, including those when the time required to reach the CONTRACTOR’S facilities or the facilities of a provider with which the CONTRACTOR has contracted, would mean risk of permanent damage to the member’s health.

ii.	The CONTRACTOR shall pay ninety percent (90%) of all clean claims from practitioners who are in individual or group practice or who practice in shared health facilities within thirty (30) days of date of receipt, and shall pay ninety-nine percent (99%) of all such clean claims within ninety (90) days of receipt. A “clean claim” means a manually or electronically submitted claim from a participating provider that contains substantially all the required data elements necessary for accurate adjudication without the need for additional information from outside of the health plan’s system.

iii.	Consistent with the requirements of MAD Program Manual Section 8.305.11.9.B(1) NMAC, which applies to clean claims submitted electronically, and NMSA Section 59A-2-9.2, the CONTRACTOR shall pay interest at the rate of one and one-half percent (1 ½%) a month on:

(a)	the amount of a clean claim electronically submitted by a contracted provider and not paid within thirty (30) days of the date of receipt;

(b)	the amount of a clean claim manually submitted by a contracted provider and not paid within forty-five (45) days of the date of receipt; and

(c)	interest payments shall accrue and begin on the 31st day for electronic submissions and the 46th day for hard copy.

(9)	Insurance

A.	The CONTRACTOR, its successors and assignees shall procure and maintain such insurance as is required by currently applicable Federal and State law and regulation. Such insurance shall include, but not be limited to, the following:

i.	Liability insurance for loss, damage, or injury (including death) of third parties arising from acts and omissions on the part of the CONTRACTOR, its agents and employees;

ii.	Workers compensation;

iii.	Unemployment insurance;

iv.	Reinsurance; and

v.	Automobile insurance to the extent applicable to CONTRACTOR’S operations.

B.	The CONTRACTOR shall provide HSD/MAD with documentation that the above specified insurance has been obtained; and the CONTRACTOR’S subcontractors shall provide the same documentation to the CONTRACTOR.

(10)	The CONTRACTOR shall have and maintain adequate protections against financial loss due to outlier (catastrophic) cases and member utilization that is greater than expected. The CONTRACTOR shall submit to HSD/MAD such written documentation as is necessary to show the existence of this protection, which may include policies and procedures of reinsurance.

(11)	Special contract provisions as required by 42 CFR Section 438.6 (c )(5): Pursuant to 42 CFR Section 438.6(c)(5), contract provisions for reinsurance, stop-loss limits or other risk-sharing methodologies must be computed on an actuarially sound basis.

2.11	PROGRAM INTEGRITY

The CONTRACTOR shall:

(1)	have written policies and procedures to address prevention, detection, preliminary investigation, reporting of potential and actual Medicaid fraud and abuse;

(2)	have a comprehensive internal program to prevent, detect, preliminarily investigate and report potential and actual program violations to help recover funds misspent due to fraudulent actions;

(3)	have specific controls for prevention, such as claim edits, post processing, review of claims, provider profiling and credentialing, prior authorizations, utilization/quality management and relevant provisions in the plan’s contracts with its providers and subcontractors;

(4)	cooperate with the Medicaid Fraud Control Unit (MFCU) and other investigatory agencies as mutually agreed to by the parties in writing;

(5)	have systems that can monitor service utilization and encounters for fraud and abuse;

(6)	immediately report to HSD/MAD any activity giving rise to a reasonable suspicion of fraud and abuse, including aberrant utilization derived from provider profiling. The CONTRACTOR shall promptly conduct a preliminary investigation and report the results of the investigation to HSD/MAD as defined by the CONTRACTOR in consultation with HSD/MAD and MFCU. A formal investigation shall not be conducted by the CONTRACTOR but the full cooperation of the CONTRACTOR as mutually agreed to in writing between the parties during the investigation will be required;

(7)	not use its organization’s determination as to whether questionable patterns in provider profiles are acceptable or not, as a basis to withhold this information from HSD/MAD;

(8)	report all suspected fraud and abuse to HSD/MAD promptly, including the results of all internal investigations of suspected fraud and abuse; and

(9)	send to HSD/MAD as required, the names of all providers identified with aberrant utilization according to provider profiles regardless of the cause of the aberrancy; and not use its organization’s determination as to whether questionable patterns in provider profiles are acceptable or not, as a basis to withhold this information from HSD/MAD.

2.12	REPORTING

The CONTRACTOR shall provide to HSD/MAD managerial, financial, utilization and quality reports. The content, format, and schedule for submission shall be determined by HSD/MAD in advance for the financial reporting period and shall conform to reasonable industry and/or to CMS standards. HSD/MAD may also require the CONTRACTOR to submit non-routine ad hoc reports, provided that HSD/MAD shall pay the CONTRACTOR to produce any non-routine ad hoc reports that require a significant amount of time, resources or effort on the part of the CONTRACTOR.

(1)	Reporting Standards

Reports submitted by the CONTRACTOR to HSD/MAD shall meet the following standards:

A.	reports or other required data shall be received on or before scheduled due dates;

B.	reports or other required data shall be prepared in strict conformity with appropriate authoritative sources and/or HSD/MAD defined standards;

C.	all required information shall be fully disclosed in a manner that is both responsive and pertinent to report intent with no material omission;

D.	the submission of late, inaccurate, or otherwise incomplete reports constitutes failure to report. In such cases, a penalty may be assessed by HSD/MAD; and

E.	HSD/MAD requirements regarding reports, report content, and frequency of submission are subject to change at any time during the term of the managed care contract. The CONTRACTOR shall comply with all changes specified in writing by HSD/MAD, after HSD/MAD has discussed such changes with the CONTRACTOR.

(2)	Monitoring of Grievance Resolution

The CONTRACTOR shall submit a Quarterly Grievance Report to HSD/MAD using the Quarterly Grievance Report format no later than forty-five (45) days from the end of the quarter.

(3)	Financial Reporting

A.	The CONTRACTOR shall submit annual audited financial statements including, but not limited to, its Income Statement, Statement of Changes in Financial Condition or cash flow, and Balance Sheet, and the CONTRACTOR shall include an audited schedule of Salud! revenues and expenses according to generally accepted accounting principles. The result of the CONTRACTOR’S annual audit and related management letters shall be submitted no later than one hundred and fifty (150) days following the close of the CONTRACTOR’S fiscal year. The audit shall be performed by an independent Certified Public Accountant. The CONTRACTOR shall submit for examination any other financial reports requested by HSD/MAD and related to the CONTRACTOR’S solvency or performance of this Agreement.

B.	The CONTRACTOR and its subcontractors shall maintain their accounting systems in accordance with statutory accounting principles, generally accepted accounting principles, or other generally accepted systems of accounting. The accounting system shall clearly document all financial transactions between the CONTRACTOR and its subcontractors, and the CONTRACTOR and HSD/MAD. These transactions shall include, but are not limited to, claim payments, refunds, and adjustments of payments.

C.	The CONTRACTOR and its subcontractors shall make available to HSD/MAD and any other authorized State or Federal agency, any and all financial records required to examine the compliance by the CONTRACTOR insofar as those records are related to CONTRACTOR’S performance under this Agreement. For the purpose of examination, review, and inspection of its records, the CONTRACTOR and its subcontractors shall provide HSD/MAD access to its facilities.

D.	The CONTRACTOR and its subcontractors shall retain all records and reports relating to agreements with HSD/MAD for a minimum of ten (10) years from the date of final payment. In cases involving incomplete audits and/or unresolved audit findings, administrative sanctions, or litigation, the minimum ten (10)-year retention period shall begin when such actions are resolved.

E.	The CONTRACTOR is mandated to notify HSD/MAD immediately when any change in ownership can legally be disclosed. The CONTRACTOR shall submit a detailed work plan during the transition period or no later than the date of the approval of sale by the DOI that identifies areas of the contract that will be impacted by the change in ownership, including management and staff.

F.	The CONTRACTOR shall submit records involving any business restructuring when changes in ownership interest of five percent (5%) or more have occurred. These records shall include, but are not limited to, an updated list of names and addresses of all persons or entities having ownership interest of five percent (5%) or more. These records shall be provided no later than sixty (60) days following the change of ownership.

G.	The following table gives an overview of the reporting requirements the HSD/MAD has established to monitor and examine the CONTRACTOR for solvency and compliance with Federal requirements for financial stability. These requirements shall enable HSD/MAD or its designee to determine if changes have occurred which affect a CONTRACTOR and/or its subcontractors’ financial condition. The CONTRACTOR’S required level of reinsurance, fidelity bond, or insurance and solvency cash reserves may change with changes to the CONTRACTOR’S net worth or other financial condition.

H.	Financial Reporting Requirement

Reporting requirements include, but are not limited to, the following:

Definition	Frequency	Objective	Due Date
Calendar-Year Independently Audited Financial Statements	Annual	Examine for Solvency and CMS Compliance	June 1

Calendar-Year Medicaid-Specific Audited Schedule of Revenue and Expenses	Annual	Examine for Solvency and CMS Compliance	June 1

MCO Quarterly Department of Insurance Unaudited Statements	Quarterly	DOI Quarterly Statements	45 days from end of Qtr

Department of Insurance Annual Statement including all supporting schedules (Medicaid specific included)	Annual	DOI Annual Statement	March 1

Department of Insurance Reports	Quarterly	Examine for Solvency and CMS Compliance	45 days from end of Quarter, March 1 for Annual Statement

Claims Aging	Quarterly	Examine for Solvency and CMS Compliance	30 days from end of Qtr

Expenditures by Category of Services for hospital, pharmacy, physician, dental, transportation and other	Quarterly	Determine Cost Efficiency	30 days from end of Qtr

Expenditures of services to FQHC’s	Quarterly	Enable HSD/ MAD to make wraparound payments to FQHC’s	30 days from end of Qtr

Expenditures of services to RHC’s	Quarterly	Enable HSD/ MAD to make wraparound payments to RHC’s	30 days from end of Qtr

Expenditures specifically made to IHS and tribal 638 facilities	Quarterly	Enable HSD/MAD to reconcile the payments made by the CONTRACTOR to IHS and tribal 638 facilities, against the supplemental capitation payments made by HSD/MAD to the CONTRACTOR	30 days from end of Qtr

Analysis of Benefit Coordination savings	Quarterly	Rate payment and Cost Efficiency	30 days from end of Qtr

Identify the Fidelity Bond or Insurance Protection by Amount of Coverage in relation to Annual Payments. Identify MCO Directors, Officers Employees or Partners.	Annual	Examine for Solvency and CMS Compliance	Initially and upon renewal

Analysis of Stop-loss protection with Detail of Panel Composition	Quarterly and Annually	Examine for Solvency, Rate Payment.	30 days from end of Qtr

Reinsurance Policy	Annual	Assess Solvency and CMS Compliance	Initially and upon renewal

Cash Reserve Statement	Quarterly	Examine for Solvency and CMS Compliance	30 days from end of Qtr

(4)	Automated Reporting

A.	The CONTRACTOR is required to submit data to HSD/MAD. Subject to the provisions of Section 4.2 of this Agreement. HSD/MAD shall define the format and data elements after having consulted with the CONTRACTOR on the definition of these elements.

B.	The CONTRACTOR is responsible for identifying and reporting to HSD/MAD immediately upon discovery any inconsistencies in its automated reporting. The CONTRACTOR shall make necessary adjustments to its reports at its own expense.

C.	HSD/MAD, in conjunction with its fiscal agent, intends to implement electronic data interchange standards for transactions related to managed health care. Subject to the provisions of Section 4.2 of this Agreement, the CONTRACTOR shall work with HSD/MAD to develop the technical components of such an interface.

(5)	Encounters

CMS requires that encounter data be used for rate-setting purposes. Encounter data will also be used to determine compliance with performance measures and other contractual requirements as appropriate. Therefore, submission of accurate and complete encounter data is a mandatory requirement.

HSD/MAD maintains oversight responsibility for evaluating and monitoring the volume, timeliness, and quality of encounter data submitted by the CONTRACTOR. If the CONTRACTOR elects to contract with a third party contractor to process and submit encounter data, the CONTRACTOR remains responsible for the quality, accuracy, and timeliness of the encounter data submitted to HSD/MAD. HSD/MAD shall communicate directly with the CONTRACTOR any requirements and/or deficiencies regarding quality, accuracy and timeliness of encounter data, and not with the third party contractor. The CONTRACTOR shall submit encounter data to HSD/MAD in accordance with the following:

A.	Encounter Submission Media

The CONTRACTOR shall provide encounter data to HSD/MAD by electronic media, such as magnetic tape or direct file transmission. Paper submission is not permitted.

B.	Encounter Submission Time Frames

The CONTRACTOR shall submit encounters to HSD/MAD within one hundred and twenty (120) days of the date of service or discharge, regardless of whether the encounter is from a subcontractor or subcapitated arrangement. Exceptions may be allowed for encounters from out-of-state, non-contracted providers. Encounters for claims involving other insurance or liable third parties must be submitted within three hundred and sixty-five (365) days from the date of service. Encounters that do not clear edit checks shall be returned to the CONTRACTOR for correction and re-submission. The CONTRACTOR shall correct and resubmit the encounter data to HSD/MAD.

C.	Encounter Data Elements

Encounter data elements are a combination of those elements required by HIPAA-compliant transaction formats, which comprise a minimum core data set for states and managed care organizations, and those required by CMS or HSD/MAD for use in managed care. . Subject to the provisions of Section 4.2 of this Agreement, HSD/MAD may increase or reduce or make mandatory or optional, data elements, as it deems necessary. The CONTRACTOR will be held harmless in conversion to HIPAA coded encounter data when delays are the result of HIPAA implementation issues at HSD/MAD. The transition to HIPAA codes and requirements does not relieve the CONTRACTOR of timely submission of encounter data. HSD/MAD will approve necessary default values for paper claim encounters that must pass HSD/MAD required HIPAA format edits.

D.	Encounter Data Formats

The CONTRACTOR shall submit encounter data to HSD/MAD using the 837 and NCPDP formats.

(6)	Disease Reporting

The CONTRACTOR shall ensure that its providers comply with the disease reporting required by the A New Mexico Regulations Governing the Control of Disease and Conditions of Public Health Significance, 1980.

(7)	HEDIS

The CONTRACTOR shall participate in the most current HEDIS reporting system, submit a copy of the HEDIS data in accordance with the NCQA requirement, and submit a final audit report to HSD/MAD along with the HEDIS data submission tool. The HEDIS compliance audit will be at the expense of the CONTRACTOR.

(8)	Provider Network Reports

The CONTRACTOR shall notify HSD/MAD within five (5) working days of any unexpected changes to the composition of its provider network that negatively affect member access or the CONTRACTOR’S ability to deliver all services included in the benefit package in a timely manner. Any anticipated material changes in the CONTRACTOR’S provider network shall be reported to HSD/MAD in writing when the CONTRACTOR knows of the anticipated change or within thirty (30) calendar days, whichever comes first. The notice submitted to HSD/MAD shall include the following information: nature of the change; information about how the change affects the delivery of covered services or access to the services; and the CONTRACTOR’S plan for maintaining the access and quality of member care.

2.13	SYSTEM REQUIREMENTS

(1)	The CONTRACTOR’S Management Information System (MIS) shall be capable of accepting, processing, maintaining and reporting specific information necessary to the administration of the managed care program by June 1, 2005.

(2)	System Hardware, Software and Information Systems Requirements: The CONTRACTOR is required to maintain system hardware, software, and information systems (IS) resources sufficient to provide the capability to:

A.	accept, transmit, maintain, and store electronic data and enrollment roster files;

B.	accept, process, maintain, and report specific information necessary to the administration of managed care and other contracted service arrangements;

C.	conduct automated claims processing in current HIPAA compliant formats;

D.	accept and maintain at least a ten digit member identification number to be used for identification, eligibility verification, and claims adjudication by the CONTRACTOR and all subcontractor;

E.	estimate the number of records to be received from providers and subcontractors; monitor and transmit electronic encounter data to HSD/MAD according to encounter data submission standards, in order to monitor the completeness of the data being received and to detect providers or subcontractors who are transmitting partial or no records;

F.	disseminate enrollment information to providers within twenty-four (24) hours of receipt of the information;

G.	maintain a website for dispersing information to providers and members, and be able to receive comments electronically and respond when appropriate;

H.	receive data elements associated with identifying members who are receiving ongoing services under fee-for-service Medicaid or from another CONTRACTOR and using, where possible, the formats that HSD/MAD uses to transmit similar information to an MCO;

I.	transmit to HSD/MAD or another CONTRACTOR data elements associated with its members who have been receiving ongoing services within its organization or under another contractual arrangement;

J.	have an automatic access system for providers to obtain member enrollment information. Address the cross-reference capability of the system to the member’s ten-digit identification number designated by HSD/MAD to the member’s social security number, and the member’s most current category of eligibility; and

K.	maintain a system backup and recovery plan.

(3)	Provider Network Information Requirements: The CONTRACTOR’S provider network capabilities shall include, but not be limited to:

A.	maintaining complete provider information for all providers contracted with the CONTRACTOR and its subcontractors and any other non-contracted providers who have provided services to date;

B.	transmitting a Provider Network File to HSD/MAD on a monthly basis, no later than the 28th day of each month, which must be sent along with encounter files, to include all contracted providers, non-contracted providers who have provided service to date, and providers who have been terminated. The file is a general replacement file each month with no deletions from the file until three (3) years past the date of the provider’s termination or denied status. Once a provider is shown on the file, the provider should continue to be reported regardless of whether any encounters are reported;

C.	providing a complete and accurate designation of each provider according to the data elements and definitions included in the Medicaid Systems

Manual, including assignment of unique provider numbers to each type of certification the provider organization has, according to HSD/MAD classification of provider type; and

D.	providing automated access to members and providers of a member’s PCP assignment.

(4)	Claims Processing Requirements: The CONTRACTOR and any of its subcontractors or providers paying their own claims are required to maintain claims processing capabilities to include, but not be limited to:

A.	accepting HIPAA-compliant formats for electronic claims submission;

B.	assigning unique identifiers for all claims received from providers;

C.	standardizing protocols for the transfer of claims information between the CONTRACTOR and its subcontractors/providers, audit trail activities, and the communication of data transfer totals and dates;

D.	meeting both State and Federal standards for processing claims;

E.	generating remittance advice to providers;

F.	participating on a committee with HSD/MAD to discuss and coordinate systems-related issues;

G.	accepting from providers and subcontractors only national HIPAA- compliant standard codes;

H.	editing claims to ensure that services being billed are provided by providers licensed to render these services, that services are appropriate in scope and amount, that enrollees are eligible to receive the service, and that services are billed in a manner consistent with national coding criteria (e.g., discharge type of bill includes discharge date, rendering provider is always identified for facility and group practices, services provided in any inpatient/residential setting are coded with an inpatient type of bill, etc.); and

I.	developing and maintaining a HIPAA-compliant electronic billing system for all providers submitting bills directly to the CONTRACTOR and requiring all subcontractor benefit managers to meet the same standards.

(5)	Member Information Requirements: The CONTRACTOR’S member information requirements shall include, but not be limited to:

A.	accepting, maintaining and transmitting all required member information;

B.	monitoring newborns whose mothers are enrolled in managed care at the time of the newborn’s birth to ensure minimal lapse in the time between the infant’s birth and the determination of Medicaid eligibility. Retroactive capitations will only be issued for the first two months of life, during which time the mother’s CONTRACTOR must cover the services of the newborn. After the time, if that newborn has not appeared on a roster for the CONTRACTOR, the CONTRACTOR will not be responsible for the continuing health care for the child. However, the parent or guardian may choose a different CONTRACTOR for the newborn as early as the second month of life. In such a case, the CONTRACTOR of the mother is only entitled to the capitation for the birth month;

C.	generating member information to providers within twenty-four (24) hours of receipt of the enrollment roster from HSD/MAD;

D.	accepting at least a ten-digit recipient identification number designated by HSD/MAD to be used for identification, eligibility verification and claims adjudication. This ten-digit number will be connected to the recipient’s social security number and any internal number used in the offeror’s system to identify that recipient;
E.	maintaining a special medical status identifier on its system’s database consistent with HSD/MAD’s for this field. This requirement also applies to any subcontractor who maintains a copy of the member rosters for the purpose of distributing eligibility or roster information to providers of verifying member eligibility;

F.	meeting Federal CMS and HIPAA standards for release of member information (applies to subcontractors as well). Standards are specified in the Medicaid Systems Manual and at 42 CFR Section 431.306(b);

G.	tracking changes in the members’ category of eligibility to ensure appropriate services are covered and appropriate application of co-pays;

H.	maintaining accurate member eligibility and demographic data; and

I.	providing automated access to providers regarding member eligibility. Automated Voice response Systems, Electronic Verification Systems, and the use of swipe card or smart cards would all be considered automated access. It is expected that the information would always be current, or if the information is out of date, that the information still be honored because the error would originate with the CONTRACTOR.

(6)	Encounter and Provider Network Reporting Requirements: CMS requires that encounter data be used for rate-setting purposes. Encounter data will also be used to determine compliance with performance measures and other contractual requirements as appropriate. Therefore, submission of accurate and complete encounter data is a mandatory requirement. The following Encounter and Provider Network File Submission and Reporting capabilities shall include, but not be limited to, the CONTRACTOR:

A.	submitting to HSD/MAD sixty percent (60%) of the CONTRACTOR’S encounters within sixty (60) days of the date of service, at least eighty percent (80%) of its encounters within ninety days (90) and a total of one hundred percent (100%) submitted within one hundred and twenty (120) days of the date of service, according to the specifications included in the Medicaid Systems Manual regardless of whether the encounter is from a subcontractor or subcapitated arrangement;

B.	submitting encounter files with no more than three percent (3%) error rate;

C.	submitting corrections to encounters denied by HSD/MAD within thirty (30) days of the notice of denial;

D.	submitting adjustments/voids to encounters that have previously been accepted by HSD/MAD within thirty (30) days of the adjustment or void of claim by the CONTRACTOR;

E.	having a written contractual requirement of its subcontractors or providers that pay their own claims to submit encounters to the CONTRACTOR on a timely basis, which ensures that the CONTRACTOR can meet its timeline requirements for encounter submissions;

F.	editing encounters prior to submission to prevent or decrease submission of duplicate encounters, encounters from providers not on the CONTRACTOR’S provider network file, and other types of encounter errors;

G.	having a formal monitoring and reporting system to reconcile submissions and resubmission of encounter data between the CONTRACTOR and HSD/MAD to assure timeliness of submissions, resubmissions and corrections and completeness of data. The CONTRACTOR shall be required to report the status of its encounter data submissions overall on a form developed by HSD/MAD;

H.	complying with the most current federal standards for encryption of any data that is transmitted via the internet (also applies to subcontractors). A summary of the current CMS and HIPAA guidelines is included in the Medicaid Systems Manual;

I.	complying with CMS standards for electronic transmission, security, and privacy, as may be required by HIPAA (also applies to subcontractors); and

J.	reporting all data noted as “required” in the HIPAA Implementation Guide and HSD/MAD’s Encounter Companion Guide.

2.14	CARE COORDINATION

(1)	General Requirements

Care coordination is defined as an office-based administrative service to assist members with multiple and complex, special health care needs, on an as-needed basis. It is member-centered and consumer-directed, family focused when appropriate, culturally competent and strength based. Care coordination ensures that medical and behavioral health needs are identified and services are provided and coordinated with the member and family if appropriate. Care coordination operates independently within the CONTRACTOR’S organization and has a separately defined function with a dedicated care coordination staff but is structurally linked to the CONTRACTOR’S other systems, such as quality assurance, member services and grievances. Clinical decisions shall be based on the medically necessary covered services and not fiscal considerations. If both physical and behavioral aspects of care exist, the care coordination responsibility lies with the condition that is most acute.

Care coordination provides services statewide, both internally for services, which are covered under Medicaid and externally to the CONTRACTOR for non-covered services. Examples of services external to the MCO with which the CONTRACTOR shall coordinate include: behavioral health services with the SE, the Home and Community–based Waiver programs; special rehabilitation; Children’s Medical Services (CMS); CYFD Protective Services; Juvenile Justice Divisions; and the Medicaid School-Based Services program. The CONTRACTOR will also provide care coordination activities with the New Mexico’s safety net providers, and the primary care clinics.

(2)	Primary Elements of Care Coordination

The CONTRACTOR shall use the following primary elements for care coordination by:

A.	developing and implementing policies and procedures, approved by HSD/MAD, which govern how members with multiple and complex health care needs will be identified;

B.	developing policies and procedures to ensure access to care coordination for all Medicaid eligible individuals with special health care needs;

C.	identifying proactively the eligible populations;

D.	identifying proactively the needs of the eligible population;

E.	designating an individual who has primary responsibility for coordinating health services and serves as the single point of contact for the member;

F.	informing the member regarding the care coordinator’s name and how to contact him/her;

G.	ensuring access to a qualified provider who is responsible for developing and implementing a comprehensive treatment plan or plan of care as per applicable provider regulation and based on a comprehensive assessment of goals, capacities and the medical condition of the member and the needs and goals of the family if applicable. The provider must also address criteria for evaluating a member’s response to care, revising the plan, as indicated, and measuring and evaluating outcomes. A member and family shall be involved in the plan of care, as appropriate;

H.	ensuring the provision of necessary services and actively assisting members and providers in obtaining such services;

I.	providing statewide care coordination by qualified d professionals either directly or through subcontractors, for Salud! members with multiple and complex health care needs;

J.	providing the five targeted case management programs included in the Medicaid benefit package, and be held accountable for delivering these services according to HSD/MAD policy;

K.	coordinating with the SE responsible for the delivery and coordination of behavioral health services;

L.	monitoring the progress of members to ensure that services are received and assisting in resolving identified problems;

M.	being responsible for linking individuals to case management as needed if the local case manager/designated provider is not available;

N.	educating and assisting PCPs to make appropriate referrals for behavioral health consultation and treatment;

O.	working with the Medicaid School-based Services (MSBS) program providers to identify and coordinate care with the child’s Salud! PCP;

P.	developing and implementing policies and procedures to establish working relationships between care coordinators and providers;

Q.	specifying how care coordination will be supported by an internal information system; and

R.	developing policies and procedures to ensure that the PCP provides for twenty-four (24)-hour, seven (7)-day-a-week access to care, provides coordination and continuity of care and maintains a current medical record for members, including documentation of all primary and specialty services and/or referrals provided to the member.

ARTICLE 3 - LIMITATION OF COST

In no event shall capitation fees or other payments provided for in the Agreement exceed the payment limits set forth in 42 C.F.R. Sections 447.361 and 447.362. In no event shall HSD/MAD pay twice for the provision of services.

ARTICLE 4 - HSD/MAD RESPONSIBILITY

4.1	HSD/MAD shall:

(1)	establish and maintain Medicaid eligibility information and transfer eligibility information to ensure appropriate enrollment in and assignment to the CONTRACTOR. On the CONTRACTOR’S request, this information shall be transferred electronically. The CONTRACTOR shall have the right to rely on eligibility and enrollment information transmitted to the CONTRACTOR by HSD/MAD;

(2)	support implementation deadlines by providing technical information at the required level of specificity in a timely fashion;

(3)	provide the CONTRACTOR with enrollment information concerning each Medicaid member enrolled with the CONTRACTOR, including the member’s name and social security number, the member’s address, the member’s date of birth and gender, the availability of third-party coverage, and the member’s rate category;

(4)	compensate the CONTRACTOR as specified in Article 5 – Compensation and Payment Reimbursement for Managed Care;

(5)	provide a mechanism for fair/administrative hearings to review denials and Utilization Management decisions made by the CONTRACTOR;

(6)	monitor the effectiveness of the CONTRACTOR’S Quality Assurance Program;

(7)	review the CONTRACTOR’S grievance files as necessary;

(8)	establish requirements for review and make decisions concerning the CONTRACTOR’S requests for disenrollment;

(9)	determine the period of time within which a member cannot be reenrolled with a CONTRACTOR that successfully has requested his/her disenrollment;

(10)	provide mandatory Medicaid enrollees with specific information about services, benefits, and MCOs from which to choose and member enrollment;

(11)	have the right to receive solvency and reinsurance information from the CONTRACTOR, and to inspect the CONTRACTOR’S financial records as frequently as necessary, but at least annually;

(12)	have the right to receive all information regarding third party liability from the CONTRACTOR so that it may pursue its rights under State and Federal law;

(13)	review the CONTRACTOR’S policies and procedures concerning Medicaid fraud and abuse until they are deemed acceptable;

(14)	provide the content, format and schedule for the CONTRACTOR’S report submission;

(15)	inspect, examine, and review the CONTRACTOR’S financial records as necessary to ensure compliance with all applicable State and Federal laws and regulations;

(16)	monitor encounter data submitted by the CONTRACTOR and provide data elements for reporting;

(17)	provide the CONTRACTOR with specifications related to data reporting requirements;

(18)	amend its fee-for-service and other provider agreements, or take such other action as may be necessary to encourage health care providers paid by HSD/MAD to enter into contracts with the CONTRACTOR at the applicable Medicaid reimbursement rate for the provider, absent other negotiated arrangements, and encourage any Medicaid participating provider who is not contracted with the CONTRACTOR to accept the applicable Medicaid reimbursement as payment in full for covered services provided to a member who is enrolled with the CONTRACTOR. The applicable Medicaid reimbursement rate is defined to exclude disproportionate share and medical education payments;

(19)	establish maximum enrollment levels to ensure that all MCOs maintain statewide enrollment capacity;

(20)	ensure that no requirement or specification established or provided by HSD/MAD under this section conflicts with requirements or specifications established pursuant to the Federal Health Insurance Portability and Accountability Act (HIPAA) and the regulations promulgated there under. All requirements and specifications established or provided by HSD/MAD under this section shall comply with the requirements of Section 4.2 of this Agreement; and

(21)	cooperate with the CONTRACTOR in the CONTRACTOR’S efforts to achieve compliance with HIPAA requirements. The CONTRACTOR shall be held harmless for implementation delays when the CONTRACTOR is not responsible for the cause of the delay.

4.2.	HSD/MAD and/or its fiscal agent shall implement electronic data standards for transactions related to managed health care.

In the event that HSD/MAD and/or its fiscal agent requests that the CONTRACTOR or its subcontractors deviate from or provide information in addition to the information called for in required and optional fields included in the standard transaction code sets established under HIPAA, such request shall be made by amendment to this Agreement in accordance with the provisions of Article 36.

4.3	Performance by the CONTRACTOR shall not be contingent upon time availability of HSD/MAD personnel or resources with the exception of specific responsibilities stated in the RFP and the normal cooperation that can be expected in such a contractual Agreement. The CONTRACTOR’S access to HSD/MAD personnel shall be granted as freely as possible. However, the competency/sufficiency of HSD/MAD staff shall not be a reason for relieving the CONTRACTOR of any responsibility for failing to meet required deadlines or producing unacceptable deliverables. To the extent the CONTRACTOR is unable to perform any obligation or meet any deadline under this Agreement because of the failure of HSD/MAD to perform its specific responsibilities under the Agreement, the CONTRACTOR’S performance shall be excused or delayed, as appropriate. The CONTRACTOR shall provide HSD/MAD written notice as soon as possible, but in no event later than the expiration of any deadline or date for performance, that identifies the specific responsibility that HSD/MAD has failed to meet, as well as the reason HSD/MAD’s failure impacts the CONTRACTOR’S ability to meet its performance obligations under the Agreement.

4.4	Promptly upon becoming aware of any claim or information that may have an impact on the CONTRACTOR or the services to be performed by the CONTRACTOR under this Agreement, HSD/MAD will provide the CONTRACTOR with written notice of such claim or information.

ARTICLE 5 - COMPENSATION & PAYMENT REIMBURSEMENT

FOR MANAGED CARE

5.1	HSD/MAD shall make payments under capitated risk contracts, which are actuarially sound. Rates shall be developed in accordance with generally accepted actuarial principles and practices. Rates must be appropriate for the populations to be covered, the services to be furnished under the contract and be certified as meeting the foregoing requirements by actuaries. The actuaries must meet the qualification standards established by the American Academy of Actuaries and follow the practice standards established by the Actuarial Standards Board. To the extent, if any, it is determined by the appropriate taxing authority that the performance of this Agreement by the CONTRACTOR is subject to taxation, the amounts paid by HSD/MAD to the CONTRACTOR under this Agreement shall include such tax(es). The CONTRACTOR is responsible for reporting and remitting all applicable taxes to the appropriate taxing agency.

5.2	The PARTIES to this contract understand and agree that the compensation and payment reimbursement for managed care is dependent upon Federal and State funding and regulatory approvals. The Parties further understand that program changes effecting the rate of compensation for managed care are likely to occur during the term of this contract and further agree to the following if such program changes are implemented by HSD/MAD during the term of this contract:

In the event that HSD/MAD initiates a programmatic change effecting compensation and payment reimbursement for managed care during the term of this contract, HSD/MAD shall, prior to initiating any such change, provide the CONTRACTOR with as much notice as is possible, given the circumstance, of the contemplated change and the effect it will have on compensation and payment reimbursement for managed care.

Upon notice of a proposed program change, benefit modification, or a final judicial decision affecting reimbursement rates, the CONTRACTOR may initiate negotiations for a modification of the contract concerning changes in compensation and payment reimbursement for managed care and program changes, as provided in the notice from HSD/MAD. Such programmatic changes and any resulting negotiations and modifications shall be limited to the change in compensation and payment reimbursement for managed care and program changes, and shall not subject the entire contract to being reopened as provided for in Article 12 or 36.

If the CONTRACTOR does not request negotiations for a modification of the contract concerning the change in compensation and payment reimbursement for managed care and program changes, within fifteen (15) working days of the notice from HSD/MAD, then the change shall be implemented and become effective under Article 36 of this contract.

5.3	Payment for Services

(1)	HSD/MAD shall pay a capitated amount to the CONTRACTOR for the provision of the managed care benefit package at the rates specified below. The monthly rate for each member is based on actuarially sound capitation rate cells. Medicaid members shall be held harmless against any liability for debts of a CONTRACTOR that were incurred within the Agreement in providing covered services to the Medicaid member.

(2)	If a member loses eligibility for any reason and is reinstated as eligible by HSD/MAD before the end of the month, the CONTRACTOR must accept a retro capitation payment for that month of eligibility and assume financial responsibility for all services supplied to the member. HSD/MAD must notify the CONTRACTOR of this retro capitation by the last day of the month. If this notification is not made by the last day of the month, the CONTRACTOR may choose to refuse the retro capitation.

(3)	HSD/MAD shall pay each CONTRACTOR an additional payment for each enrolled Native American identified in HSD/MAD’s system. This additional payment is to be used to cover medical costs of Native Americans provided at Indian Health Service (IHS) and tribal 638 facilities. The Native American payment (supplemental payment) amount is established by HSD/MAD. The supplemental payment amounts are subject to revision based upon an actuarial review. These payments are cost neutral to the CONTRACTOR. Any payment made to an IHS facility or tribal 638 facility beyond the amount of the supplemental capitation shall be reimbursed by HSD/MAD. Any payment made by HSD/MAD that is not expended to the above identified facilities shall be recouped from the CONTRACTOR.

(4)	Medicaid and SCHIP members shall be held harmless against any liability for debts of the CONTRACTOR which were incurred within the Agreement in providing health care to the Medicaid or SCHIP member, excluding any member’s liability for co-payments or member’s liability for an overpayment resulting from benefits paid pending the results of a fair hearing. The CONTRACTOR has no obligation to continue to see members for treatment if the member fails to meet co-payment obligations.

(5)	42 CFR Section 438.6(c), which regulates participation in the Medicaid program, requires that all payments under risk contracts and all risk-sharing mechanisms in contracts must be actuarially sound and approved as such by the Centers for Medicare and Medicaid Services (CMS) prior to implementation. To meet the requirement for actuarial soundness, all capitation rates must be certified by an actuary meeting the qualification standards of the American Academy of Actuaries following generally accepted actuarial principles, as set forth in the standards of practice established by the Actuarial Standards Board. Accordingly, HSD/MAD’s offer of all capitation rates referred to in the attached Schedule of this contract is contingent on both certification by HSD/MAD’s actuary and final approval by CMS, prior to becoming effective for payment purposes. In the event such certification or approval is not obtained for any or all capitation rates subject to this regulation, HSD/MAD reserves the right to renegotiate these rates. HSD/MAD’s decision to renegotiate the rates under the circumstances described above is binding on the CONTRACTOR.

5.4	Payment on Risk Basis

The CONTRACTOR is at risk of incurring losses if its expenses for providing the managed care benefit package exceed its capitation payment. HSD/MAD shall not provide a retroactive payment adjustment to the CONTRACTOR to reflect the cost of services actually furnished by the CONTRACTOR. The CONTRACTOR may retain its profits.

5.5	Changes in the Capitation Rates

(1)	The capitation rates awarded with this RFP shall be effective for the time period shown on the attached rate sheet. The term of the contract signed as a result of this RFP is for a four (4)-year period. HSD/MAD reserves the option of amending the initial contract. In no case shall the contracts exceed a total of four (4) years in duration. HSD/MAD reserves the right to renegotiate the rate for years two (2), three (3) and four (4) of these contracts if necessary. Upon mutual agreement of the CONTRACTOR and HSD/MAD, the capitation rates may be adjusted based on factors such as changes in the scope of work, CMS requiring a modification of the HSD/MAD’s waiver if new or amended Federal or State laws or regulations are implemented, inflation, significant changes in the demographic characteristics of the member population, or the disproportionate enrollment selection of the CONTRACTOR by members in certain rate cohorts. Any changes to the rates shall be actuarially sound and negotiated and implemented pursuant to Articles 12 (Contract Modification) and 36 (Amendments) of this Agreement.

(2)	HSD/MAD shall compensate the CONTRACTOR for work performed under this Agreement at the following rates shown on Attachments A.

(3)	The CONTRACTOR shall obtain reinsurance for coverage of members as required by this Agreement. However, the CONTRACTOR remains ultimately liable to HSD/MAD for the services rendered under the terms of this Agreement. The CONTRACTOR shall provide a copy of its proposed reinsurance agreement with its response to the RFP.

5.6	Procedures

(1)	HSD/MAD shall distribute an aggregate amount to the CONTRACTOR for all members enrolled with the CONTRACTOR on or before the second Friday of each month.

(2)	Until a newborn receives a separate member identifier from HSD/MAD, the CONTRACTOR shall submit a payment request to HSD/MAD for the newborn member. HSD/MAD shall pay the CONTRACTOR the monthly rate for the newborn after receipt and verification of the claim by HSD/MAD.

(3)	HSD/MAD shall make a full monthly payment to the CONTRACTOR for the month in which the member’s enrollment is terminated. The CONTRACTOR shall be responsible for covered medical services provided to the member in any month for which HSD/MAD paid the CONTRACTOR for the member’s care under the terms of this Agreement.

(4)

HSD/MAD shall have the discretion to recoup payments made by HSD/MAD pursuant to the time periods governed by this Agreement for members who are incorrectly enrolled with more than one CONTRACTOR, including members categorized as newborns or X5; payments made for members who die prior to the enrollment month for which payment was made; and/or payments for members whom HSD/MAD later determines were not eligible for Medicaid during the enrollment month for which payment was made. HSD/MAD periodically will recoup capitations from the CONTRACTOR for individuals who should not have been enrolled with the CONTRACTOR. If the CONTRACTOR has incurred provider expense during any of the months to be recouped by HSD/MAD, reconciliation will be done comparing the CONTRACTOR’S medical expense to the recoupment for that member. Any funds remaining after incurred expense will be recouped. If no expense has been incurred, the entire capitation will be recouped by HSD/MAD. To allow for claim submission lags, HSD/MAD will not request a payment recoupment until one hundred and twenty (120) days have elapsed from the date on which the enrollment/claims payment error was made. In the event of an error, which causes payment(s) to the CONTRACTOR to be issued by HSD/MAD, the CONTRACTOR shall reimburse HSD/MAD within thirty (30) days of written notice of such error for the full amount of the payment, subject to the provision of Section 5.6(4) of the agreement. Interest shall accrue at the statutory rate on any amounts not paid and determined to be due after the thirtieth (30th) day following the notice. Any process that automates the recoupment procedures will be mutually agreed upon in advance by HSD/MAD and the CONTRACTOR and documented in writing, prior to implementation of a new automated recoupment process. The CONTRACTOR has the right to dispute any recoupment requests in accordance with Article 15 (DISPUTES).

(5)	With the exception of newborns born while the mother is an enrolled member, HSD/MAD is responsible for payment of all inpatient facility and professional services provided from the date of admission until the date of discharge, if a member is hospitalized at the time of enrollment.

(6)	If the member is hospitalized at the time of disenrollment, the CONTRACTOR shall be responsible for payment of all covered acute inpatient facility and professional services from the date of admission to the date of discharge. The CONTRACTOR shall be responsible for coverage of such services until the member is discharged from the hospital. The CONTRACTOR shall be responsible for ensuring proper transition of care if the reason for disenrollment is the member’s selection of a different CONTRACTOR.

(7)	If a member is in a nursing home at the time of disenrollment (not including loss of Medicaid eligibility), the CONTRACTOR shall be responsible for payment of all covered services until the date of discharge or the time the nature of the member’s care ceases to be sub acute or skilled nursing care, whichever first occurs. The CONTRACTOR shall be responsible for ensuring proper transition of care if the reason for disenrollment is the member’s selection of a different CONTRACTOR.

(8)	On a periodic basis, HSD/MAD shall provide the CONTRACTOR with coordination of benefits information for enrolled members. The CONTRACTOR shall:

A.	not refuse or reduce services provided under this Agreement solely due to the existence of similar benefits provided under other health care contracts;

B.	have the sole right of subrogation, for twelve (12) months, to initiate recovery or to attempt to recover any third-party resources available to Medicaid members and shall make records pertaining to Third Party Collections (TPL) for members available to HSD/MAD for audit and review;

C.	notify HSD/MAD as set forth below when the CONTRACTOR learns (not identified in enrollment roster) that a member has TPL for medical care:

i.	within fifteen (15) working days when a member is verified as having dual coverage under its managed care organization; and

ii.	within sixty (60) calendar days when a member is verified as having coverage with any other managed care organization or health carrier.

D.	communicate and ensure compliance with the requirements of this section by subcontractors that provide services under the terms of this Agreement;

E.	not charge members for services covered under the terms of this Agreement, except as provided in the MAD Provider Policy Manual Section MAD-701.7, ACCEPTANCE OF RECIPIENT OR THIRD PARTY PAYMENTS; and

F.	deny payments provided for under this Agreement for new members when, and for so long as, payment for those members is denied under 42 CFR Section 438 Subpart I.

(9)	Except as provided in Section 5.6 (4), in those instances where a duplicate payment is identified either by the CONTRACTOR or HSD/MAD, HSD/MAD retains the ability to recoup these payments within time periods allowed by law.

5.7	Special Payment Requirements

This section lists special payment requirements by provider type:

(1)	Reimbursement of Federally Qualified Health Centers (FQHCs)

FQHCs are reimbursed at one hundred percent (100%) of reasonable cost under a Medicaid fee-for-service or managed care program. The FQHC can waive its right to reasonable cost and elect to receive the rate negotiated with the CONTRACTOR. During the course of the contract negotiations with the CONTRACTOR, the FQHC shall state explicitly that it elects to receive one hundred percent (100%) of reasonable costs or waive this requirement.

(2)	Reimbursement for Providers Furnishing Care to Native Americans

If an Indian Health Service (IHS), or tribal 638 provider delivers services to the CONTRACTOR’S member who is a Native American, the CONTRACTOR shall reimburse the provider at the rate currently established for the IHS facilities or federally leased facilities by the Office of Management and Budget (OMB), or by Medicaid, or at a fee negotiated between the provider and the CONTRACTOR.

(3)	Reimbursement for Family Planning Services

The CONTRACTOR shall reimburse out-of-network family planning providers for provision of services to CONTRACTOR members at a rate, which at a minimum equals the applicable Medicaid fee-for-service rate appropriate to the provider type.

(4)	Reimbursement for Women in the Third Trimester of Pregnancy

If a pregnant woman in the third trimester of pregnancy has an established relationship with an obstetrical provider and desires to continue that relationship, and the provider is not participating with the CONTRACTOR, the CONTRACTOR shall reimburse the nonparticipating provider at the applicable Medicaid fee-for-service rate appropriate to the provider type.

(5)	Reimbursement for Newborns

The CONTRACTOR is responsible for providing services for the first two months of life to a newborn who is born to an enrolled mother. The CONTRACTOR shall make best efforts to assist the mother with the enrollment of the newborn in the Medicaid system. The CONTRACTOR has six months to inform HSD/MAD that they have provided services to a newborn that has not been included on their roster. HSD/MAD shall be responsible to reimburse the CONTRACTOR for the first two months of life regardless of whether or not the member enrolls the newborn in the Medicaid system.

5.8	Reimbursement for Emergency Services

(1)	The CONTRACTOR shall ensure that acute general hospitals are reimbursed for emergency services, which they provide because of federal mandates such as the “anti-dumping” law in the Omnibus Budget Reconciliation Act of 1989, P.L. 101-239 and 42 U.S.C. Section 1395 dd (Section 1867 of the Social Security Act).

(2)	If the screening examination leads to a clinical determination by the examining physician that an actual emergency medical condition exists, the CONTRACTOR shall pay for both the services involved in the screening examination and the services required to stabilize the patient.

(3)	The CONTRACTOR is required to pay for all emergency and post stabilization care services that are medically necessary until the emergency medical condition is stabilized and maintained such that within reasonable medical probability, no material deterioration of the patient’s condition is likely to result from or occur during discharge of the patient or transfer of the patient to another facility.

(4)	If the screening examination leads to a clinical determination by the examining physician that an actual emergency medical condition does not exist, then the determining factor for payment liability is whether the member had acute symptoms of sufficient severity at the time of presentation. In these cases, the CONTRACTOR shall review the presenting symptoms of the member and shall pay for all services involved in the screening examination where the present symptoms (including severe pain) were of sufficient severity to have warranted emergency attention under the prudent layperson standard. If the member believes that a claim for emergency services has been inappropriately denied by the CONTRACTOR, the member may seek recourse through the CONTRACTOR or HSD/MAD appeal process.

(5)	When the member’s primary care physician or other CONTRACTOR representative instructs the member to seek emergency care in network or out of network, the CONTRACTOR is responsible for payment at least at the in network rate, for the medical screening examination and for other medically necessary emergency services, intended to medically stabilize the patient without regard to whether the member meets the prudent layperson standard.

5.9

The CONTRACTOR shall accept the capitation rate paid each month by the HSD/MAD as payment in full for all services to be provided pursuant to this Agreement, including all administrative costs associated therewith. A minimum of eighty-five percent (85%) of all the CONTRACTOR’S income generated under this Agreement, including but not limited to Third Party Recoupments and Interest, shall be expended on the medical health services required under this Agreement to be provided to the CONTRACTOR’S Medicaid members. If the CONTRACTOR does not expend a minimum of eighty-five percent (85%) on medical health services of the Agreement, HSD/MAD will withhold an amount so that the CONTRACTOR’S ratio for service expenditures are eighty-five percent (85%). HSD/MAD will calculate the CONTRACTOR’S income at the end of the State Fiscal Year to determine if eighty-five percent (85%) was expended on the medical health services required under the contract utilizing reported information and the Department of Insurance Reports. Administrative costs, to be no higher that fifteen percent (15%), including administrative expenses for all CONTRACTOR-delegated entities and other financial information will be monitored on a regular basis by HSD/MAD. Upon mutual agreement of the parties, this requirement may be renegotiated pursuant to Article 12 due to revision of governmental or regulatory costs, taxes or fees. The following are HSD/MAD’s designated administrative expense functions:

(1)	network development and contracting;

(2)	direct provider contracting;

(3)	credentialing/re-credentialing;

(4)	information systems;

(5)	encounter data collection and submission;

(6)	claims processing for select contractors;

(7)	Consumer Advisory Board;

(8)	Member Services;

(9)	training and education for providers and consumers;

(10)	financial reporting;

(11)	licenses;

(12)	taxes;

(13)	plant expenses;

(14)	staff travel;

(15)	legal and risk management;

(16)	recruiting and staff training;

(17)	salaries and benefits;

(18)	supplies, non-medical;

(19)	purchased service, non-medical;

(20)	depreciation and amortization;

(21)	audits;

(22)	grievances and appeals;

(23)	capital outlay;

(24)	reporting and data requirements;

(25)	compliance;

(26)	profit;

(27)	care coordination;

(28)	surveys;

(29)	quality Assurance;

(30)	quality improvement/quality management; and

(31)	marketing.

Members shall be entitled to receive all covered services for the entire period for which payment has been made by HSD/MAD. Any and all costs incurred by the CONTRACTOR in excess of the capitation payment will be borne in full by the CONTRACTOR. Interest generated through investment of funds paid to the

CONTRACTOR pursuant to this Agreement shall be the property of the CONTRACTOR.

ARTICLE 6 - CONTRACT ADMINISTRATOR

The Contract Administrator is, and his/her successor shall be, designated by the Secretary of HSD/MAD. HSD/MAD shall notify the CONTRACTOR of any changes in the identity of the Contract Administrator. The Contract Administrator is empowered and authorized as the agent of HSD/MAD to represent HSD/MAD in all matters related to this Agreement except those reserved to other HSD/MAD personnel by the Agreement. Notwithstanding the above, the Contract Administrator does not have the authority to amend the terms and conditions of this Agreement. All events, problems, concerns or requests affecting this Agreement shall be reported by the CONTRACTOR to the Contract Administrator

ARTICLE 7 - CONTRACTOR PERSONNEL

7.1	The CONTRACTOR warrants and represents that it shall assign sufficient employees to the performance of this Agreement to meet all aspects of its performance as represented by the CONTRACTOR to HSD/MAD in its proposal.

7.2	Replacement of any CONTRACTOR personnel shall be with personnel of equal ability, experience, and qualifications.

7.3	HSD/MAD reserves the right to require the CONTRACTOR to make changes in its staff assignments if the assigned staff is/are not, in the opinion of HSD/MAD, meeting the needs of Medicaid members or the needs of HSD/MAD in implementing and enforcing the terms of this Agreement, provided that such CONTRACTOR staff changes shall comport with the CONTRACTOR’S personnel policies.

7.4	The CONTRACTOR may not have an employment, consulting or other agreement with a person who has been convicted of crimes specified in Section 1128 of the Social Security Act for the provision of items and services that are significant and material to the entity’s obligations under the Agreement.

ARTICLE 8 - ENFORCEMENT

8.1	HSD/MAD Sanctions

(1)	Unless otherwise required by law, the level or extent of sanctions shall be based on the frequency or pattern of conduct, or the severity or degree of harm posed to (or incurred by) members or to the integrity of the Medicaid program.

(2)	If the Secretary of HSD/MAD or his/her designee determines, after notice and opportunity by the CONTRACTOR to be heard in accordance with Article 15, that the CONTRACTOR or any agent or employee of the CONTRACTOR, or any persons with an ownership interest in the CONTRACTOR, or related party of the CONTRACTOR, has or have failed to comply with any applicable law, regulation, term of this Agreement, policy, standard, rule, or for other good cause, the Secretary of HSD/MAD may impose any or all of the following in accordance with applicable law.

A.	Plans of Correction: The CONTRACTOR shall be required to provide to HSD/MAD, within fourteen (14) days, a plan of correction to remedy any defect in its performance.

B.	Directed Plans of Correction: The CONTRACTOR shall be required to provide to HSD/MAD, within fourteen (14) days, a response to the directed plan of correction as directed by HSD/MAD.

C.	Civil or Administrative Monetary Penalties: HSD/MAD may impose upon the CONTRACTOR civil or administrative monetary penalties to the extent authorized by Federal or State law.

i.	HSD/MAD retains the right to apply progressively strict sanctions against the CONTRACTOR, including an assessment of a monetary penalty against the CONTRACTOR, for failure to perform in any contract areas.

ii.	Unless otherwise required by law, the level of extent of sanctions shall be based on the frequency or pattern of conduct, or the severity or degree of harm posed to or incurred by members or to the integrity of the Medicaid program. HSD/MAD shall impose liquidated damages consistent with letter J of this Article.

iii.	The limit on, or specific amount of, civil monetary penalties that HSD/MAD may impose upon the CONTRACTOR varies, depending upon the nature and severity of the CONTRACTOR’S action or failure to act, as specified below:

(a)	a maximum of twenty-five thousand dollars ($25,000) for each of the following determinations: failure to provide medically necessary services; misrepresentation or false statements to members, potential members, or health care provider(s); or failure to comply with physician incentive plan requirements and marketing violations;

(b)	a maximum of one hundred thousand dollars ($100,000) for each of the following determinations: for discrimination or for misrepresentation or false statements to HSD/MAD or CMS;

(c)	a maximum of fifteen thousand dollars ($15,000) for each member HSD/MAD determines was not enrolled, or reenrolled, or enrollment was terminated because of a discriminatory practice. This is subject to an overall limit of one hundred thousand dollars ($100,000) under (b) above; and

(d)	a maximum of twenty-five thousand dollars ($25,000) or double the amount of excess charges, whichever is greater, for premiums or charges in excess of the amount permitted under the Medicaid program. HSD/MAD will deduct from the penalty the amount of overcharge and return it to the affected member(s).

iv.	Any withholding of capitation payments in the form of a penalty assessment does not constitute just cause for the CONTRACTOR to interrupt services provided to members.

v.	Any withholding of monthly capitation payments in the form of a penalty assessment may not exceed five percent (5%) of the entire monthly capitation payment made to the CONTRACTOR.

vi.	All other administrative, contractual or legal remedies available to HSD/MAD shall be employed in the event that the CONTRACTOR violates or breaches the terms of the Agreement.

D.	Adjustment of Automated Assignment Formula: HSD/MAD may selectively assign members who have not selected a CONTRACTOR to an alternative CONTRACTOR in response to the CONTRACTOR’S failure to fulfill its duties.

E.	Suspension of New Enrollment: HSD/MAD may suspend new enrollment to the CONTRACTOR.

F.	Appointment of a State Monitor: Should HSD/MAD be required to appoint a State monitor to assure the CONTRACTOR’S performance, the CONTRACTOR shall bear the reasonable cost of the State intervention.

G.	Payment Denials: HSD/MAD may deny payment for all members or deny payment for new members.

H.	Rescission: HSD/MAD may rescind marketing consent.

I.	Actual Damages: HSD/MAD may assess to the CONTRACTOR actual damages to HSD/MAD or its members resulting from the CONTRACTOR’S non-performance of its obligations.

J.	Liquidated Damages: HSD/MAD may pursue liquidated damages in an amount equal to the costs of obtaining alternative health benefits to the member in the event of the CONTRACTOR’S non-performance. The damages shall include the difference in the capitated rates that would have been paid to the CONTRACTOR and the rates paid to the replacement health plan. HSD/MAD may withhold payment to the CONTRACTOR for liquidated damages until such damages are paid in full.

K.	Removal: HSD/MAD may remove members with third-party coverage from enrollment with the CONTRACTOR.

L.	Temporary Management:

i.	Optional imposition of sanction. HSD/MAD may impose temporary management to oversee the operations of the CONTRACTOR upon a finding by the Secretary of HSD/MAD that there is continued egregious behavior by the CONTRACTOR, including but not limited to, behavior that is described in 42 CFR Section 438.700, or that is contrary to any requirements of 42 USC, Sections 42 USC 1396b (m) or 1396u-2; there is substantial risk to member’s health; or the sanction is necessary to ensure the health of the CONTRACTOR’S members while improvement is made to remedy violations under 42 CFR Section 438.700; or until there is an orderly termination or reorganization of the CONTRACTOR.

ii.	The CONTRACTOR does not have the right to a predetermination hearing prior to the appointment of temporary management if the conditions above are not met.

iii.	Required imposition of sanction. HSD/MAD shall impose temporary management (regardless of any other sanction that may be imposed) if it finds that the CONTRACTOR has repeatedly failed to meet substantive requirements in 42 USC Sections 1396b (m) or 1396u-2 or 42 CFR 438, Subpart I (Sanctions).

iv.	Hearing. HSD/MAD shall not delay imposition of temporary management to provide a hearing before imposing this sanction.

v.	Duration of Sanction. HSD/MAD shall not terminate temporary management until it determines that the CONTRACTOR can ensure that the sanctioned behavior will not recur.

M.	Terminate Enrollment: HSD/MAD shall grant members the right to terminate enrollment without cause as described in 42 CFR Section 438.702 (a) (3), and shall notify the affected members of their right to terminate enrollment.

N.	Impose Penalty: HSD/MAD may impose an administrative penalty of not more than five thousand dollars ($5,000) each for engaging in any practice described in Section B of the Medicare Provider Act.

O.	Intermediate Sanctions: HSD/MAD may issue an intermediate sanction in the form of administrative order requiring the CONTRACTOR to cease or modify any specified conduct or practice engaged in by it or its employees, subcontractors or agents to fulfill its contractual obligations in the manner specified in the order; to provide any services that have been denied or take steps to provide or arrange for the provision of any services that it has agreed to or is otherwise obligated to make available.

i.	Basis for imposition of Sanctions: HSD/MAD will impose the foregoing sanctions if HSD/MAD determines that the CONTRACTOR acts or fails to act as follows:

(a)	fails substantially to provide medically necessary services and items that the CONTRACTOR is required to provide, under law or under its contract with HSD/MAD, to a member covered under the contract;

(b)	imposes on members’ premiums or charges that are in excess of the premiums or charges permitted under the Medicaid program;

(c)	acts to discriminate among members on the basis of their health status or need for health care services. This includes termination of enrollment or refusal to reenroll a member, except as permitted by the Medicaid program, or any practice that would reasonably be expected to discourage enrollment by members whose medical condition or history indicate probable need for substantial future medical services;

(d)	intentionally misrepresents or falsifies information that it furnishes to HSD/MAD or CMS;

(e)	intentionally misrepresents or falsifies information that it furnishes to a member, potential member, or health care provider;

(f)	fails to comply with Federal requirements for physician incentive plans, including disclosures;

(g)	has distributed directly, or becomes aware of material distributed indirectly through any agent or independent subcontractor, marketing materials that have not been approved by HSD/MAD or that contain false or materially misleading information; or

h)	fails to perform in any other contract areas.

ii.	HSD/MAD’s determination of any of the above may be based on findings from onsite reviews; surveys or audits; member or other complaints; financial status; or any other source.

iii.	HSD/MAD retains authority to impose additional sanctions under state statutes or state regulations that address areas of noncompliance specified in 42 CFR Section 438.700, as well as additional areas of noncompliance.

iv.	Intermediate Sanctions: The Secretary of HSD/MAD or designee shall impose upon the CONTRACTOR any of the following intermediate sanctions:

(a)	civil monetary penalties in the amounts specified in the 42 CFR Section 438.704;

(b)	appointing temporary management for the CONTRACTOR or a State Monitor as provided in 42 CFR Section 438.706;

(c)	granting members the right to terminate enrollment without cause (affected members will be notified by HSD/MAD of their right to disenroll);

(d)	suspending all new enrollment, including default enrollment after the effective date of sanction; and

(e)	suspending of payment for members enrolled after the effective date of the sanction until HSD/MAD or CMS is satisfied that the reason for imposing the sanction no longer exists and is not likely to recur.

P.	Suspension: HSD/MAD may suspend the Agreement.

Q.	Termination: The Secretary of HSD/MAD or the designee has the authority to terminate the contract and enroll the CONTRACTOR’S members in another MCO or other MCOs, or provide their Medicaid benefits through other options included in the State plan, if HSD/MAD determines that the CONTRACTOR has failed to do either of the following:

i.	carry out the substantive terms of its contract; or

ii.	meet applicable requirements in Sections 1932, 1903 (m), and 1905 of the Social Security Act.

R.	Notice of Sanction: Except as provided in this Article regarding Temporary Management, before imposing any of the intermediate sanctions specified, HSD/MAD must give the CONTRACTOR timely written notice that explains the basis and nature of the sanction and any other due process protections that HSD/MAD elects to provide.

i.	Pre-termination hearing: Before terminating the contract, HSD/MAD must provide the CONTRACTOR a pre-termination hearing, which consist of the following procedures:

(a)	HSD/MAD shall give the CONTRACTOR written notice of its intent to terminate, the reason for the termination, and the time and place of the hearing;

(b)	after the hearing, HSD/MAD shall give the CONTRACTOR written notice of the decision affirming or reversing the proposed-termination of the contract and, for an affirming decision, the effective date of termination;

(c)	for an affirming decision, give members of the CONTRACTOR notice of the termination and information, consistent with their options for receiving Medicaid services following the effective date of termination; and

(d)	the pre-termination hearing procedures shall proceed according to Section 15.3 (Dispute Procedures) of the Agreement.

ii.	HSD/MAD will give the CMS Regional Office written notice whenever it imposes or lifts a sanction for one of the violations listed in Section 8.1.(2).O. of this Article. The notice will be given no later than thirty (30) days after HSD/MAD imposes or lifts a sanction; and must specify the affected CONTRACTOR, the kind of sanction, and the reason for HSD/MAD’s decision to impose or lift the sanction.

8.2	Federal Sanctions

(1)

Section 1903 (m)(5)(A) and (B) of the Social Security Act vests the Secretary of HHS with the authority to deny Medicaid payments to a health plan for members who enroll after the date on which the health plan has been found to have committed one of the violations set forth in the Agreement. State payments for the CONTRACTOR’S members are automatically denied whenever, and for so long as, Federal payment for such members has been denied as a result of the commission of such violations. The following violations can trigger denial of payment pursuant to section 1903(m)(5) of the Social Security Act:

A.	substantial failure to provide required medically necessary items or services when the failure has adversely affected or has substantial likelihood of adversely affecting a member;

B.	imposition of premiums on Medicaid members in excess of permitted premiums;

C.	discrimination among Medicaid beneficiaries with respect to enrollment, re-enrollment, or disenrollment on the basis of Medicaid beneficiaries’ health status or requirements for health care services;

D.	misrepresentation or falsification of certain information; or

E.	failure to cover emergency services under Section 1932(b)(2) of the Social Security Act when the failure affects or has a substantial likelihood of adversely affecting a member.

(2)	HSD/MAD may also deny payment if HSD/MAD learns that a CONTRACTOR subcontracts with an individual provider, an entity, or an entity with an individual who is an officer, director, agent or manager or person with more than five percent (5%) of beneficial ownership of an entity’s equity, that has been convicted of crimes specified in the Section 1128 of the Social Security Act, or who has a contractual relationship with an entity convicted of a crime specified in Section 1128.

(3)	HSD/MAD shall notify the Secretary of Health and Human Services of noncompliance with subparagraph A. above. HSD/MAD may allow continuance of the Agreement unless the Secretary directs otherwise but may not renew or otherwise extend the duration of the existing Agreement with the CONTRACTOR unless the Secretary provides to HSD/MAD and Congress a written statement describing the compelling reasons that exist for renewing and extending the Agreement.

(4)	This section is subject to the “Non-exclusivity of Remedy” language below.

8.3	Notice and Cure

HSD/MAD shall provide reasonable written notice of its decision to impose sanctions on the CONTRACTOR and, as HSD/MAD may deem necessary and proper, subsequently to members and others who may be directly interested. Such written notice shall set forth the effective date and the reason(s) for the sanctions. Prior to imposing sanctions, HSD/MAD shall afford the CONTRACTOR a reasonable opportunity to cure, unless such opportunity would result in immediate harm to members, or the improper diversion of Medicaid program funds.

8.4	Non-exclusivity of Remedy

The provisions of this Article supplement, rather than replace, any other sanctions or remedies available to the HSD/MAD under the provisions of this Agreement or of applicable law or regulations.

8.5	CONTRACTOR’S Incentive Requirements

HSD/MAD may provide incentives to the CONTRACTOR that receives exceptional grading during the procurement process and for ongoing performance under the Agreement for quality assurance standards, performance indicators, enrollment processing, fiscal solvency, access standards, encounter data submission, reporting requirements, Third Party Liability collections and marketing plan requirements as determined by HSD/MAD by automatically assigning a greater number of members to the CONTRACTOR determined by HSD/MAD to warrant greater assignments of such Medicaid recipients.

ARTICLE 9 - TERMINATION

9.1	All terminations shall be effective at the end of a month, unless otherwise specified in this Article. This Agreement may be terminated under the following circumstances:

(1)	by mutual written agreement of HSD/MAD and the CONTRACTOR upon such terms and conditions as they may agree;

(2)	by HSD/MAD for convenience, upon not less than one hundred and eighty (180) days written notice to the CONTRACTOR;

(3)

this Agreement shall terminate on the Agreement termination date. The CONTRACTOR shall be paid solely for services provided prior to the termination date. The CONTRACTOR is obligated to pay all claims for all dates of service prior to the termination date. In the event of the Agreement termination date or if the CONTRACTOR terminates this Agreement prior to the Agreement termination date, and, if a member is hospitalized at the time of termination, the CONTRACTOR shall be responsible for payment of all covered inpatient facility and professional services from the date of admission to the date of discharge. Similarly, in the event of the Agreement termination date or if the CONTRACTOR terminates this Agreement prior to the Agreement termination date and a member is in a nursing home at the time of termination, the CONTRACTOR shall be responsible for payment of all covered services from the date of admission until the date of discharge or the time the nature of the member’s care ceases to be sub acute or skilled nursing care, whichever occurs first. In the event that HSD/MAD terminates this Agreement prior to the agreement termination date and a member is hospitalized at the time of termination, the CONTRACTOR shall be responsible for payment of all covered inpatient facility and professional services from the date of admission to sixty (60) days after the effective date of termination. Similarly, in the event that HSD/MAD terminates this Agreement prior to the Agreement termination date, and a member is in a nursing home at the time of the effective date of termination the CONTRACTOR shall be responsible for payment of all covered services until sixty (60) days after the effective date of termination or the time the nature of the member’s care ceases to be sub acute or skilled nursing care, whichever occurs first;

(4)	by HSD/MAD for cause upon failure of the CONTRACTOR to materially comply with the terms and conditions of this Agreement. HSD/MAD shall give the CONTRACTOR written notice specifying the CONTRACTOR’S failure to comply. The CONTRACTOR shall correct the failure within thirty (30) days or begin in good faith to correct the failure and thereafter proceed diligently to complete or cure the failure. If within thirty (30) days the CONTRACTOR has not initiated or completed corrective action, HSD/MAD may serve written notice stating the date of termination and work stoppage arrangements;

(5)	by HSD/MAD, if required by modification, change, or interpretation in State or Federal law or CMS waiver terms, because of court order, or because of insufficient funding from the Federal or State government(s), if Federal or State appropriations for Medicaid managed care are not obtained, or are withdrawn, reduced, or limited, or if Medicaid managed care expenditures are greater than anticipated such that funds are insufficient to allow for the purchase of services as required by this Agreement. HSD/MAD’s decision as to whether sufficient funds are available shall be accepted by the CONTRACTOR and shall be final;

(6)	by HSD/MAD, in the event of default by the CONTRACTOR, which is defined as the inability of the CONTRACTOR to provide services described in this Agreement or the CONTRACTOR’S insolvency. With the exception of termination due to insolvency, the CONTRACTOR shall be given thirty (30) days to cure any such default, unless such opportunity would result in immediate harm to members or the improper diversion of Medicaid program funds;

(7)	by HSD/MAD, in the event of notification by the Public Regulation Commission or other applicable regulatory body that the certificate of authority under which the CONTRACTOR operates has been revoked, or that it has expired and shall not be renewed;

(8)	by HSD/MAD, in the event of notification that the owners or managers of the CONTRACTOR, or other entities with substantial contractual relationship with the CONTRACTOR, have been convicted of Medicare or Medicaid fraud or abuse or received certain sanctions as specified in section 1128 of the Social Security Act;

(9)	by HSD/MAD, in the event it determines that the health or welfare of Medicaid members is in jeopardy should the Agreement continue. For purposes of this paragraph, termination of the Agreement requires a finding by HSD/MAD that a substantial number of members face the threat of immediate and serious harm;

(10)	by HSD/MAD, in the event of the CONTRACTOR’S failure to comply with the composition of enrollment requirement contained in 42 C.F.R. Section 434.26 and the Scope of Work. The CONTRACTOR shall be given fourteen (14) days to cure any such enrollment composition requirement, unless such opportunity would violate any federal law or regulation;

(11)	by HSD/MAD in the event a petition for bankruptcy is filed by or against the CONTRACTOR;

(12)	by HSD/MAD if the CONTRACTOR fails substantially to provide medically necessary items and services that are required under this Agreement;

(13)

by HSD/MAD, if the CONTRACTOR discriminates among members on the basis of their health status or requirements for health services, including expulsion or refusal to reenroll a member, except as permitted by this Agreement and Federal law, or for engaging in any practice that would reasonably be expected to have the effect of denying or discouraging enrollment with the CONTRACTOR by the eligible member or by members whose medical condition or history indicates a need for substantial future medical services;

(14)	by HSD/MAD, if the CONTRACTOR intentionally misrepresents or falsifies information that is furnished to the Secretary of Health and Human Services, HSD/MAD or Medicaid members, potential members or health care providers under the Social Security Act or pursuant to this Agreement;

(15)	by HSD/MAD, if the CONTRACTOR fails to comply with applicable physician incentive prohibitions of Section 1903(m)(2)(A)(x) of the Social Security Act;

(16)	by the CONTRACTOR, on at least sixty (60) days prior written notice, in the event HSD/MAD fails to pay any amount due the CONTRACTOR hereunder within thirty (30) days of the date such payments are due;

(17)	by the CONTRACTOR, on at least sixty (60) days prior written notice, in the event that HSD/MAD is unable to make future payments of undisputed capitation payments due to a lack of a state budget or legislative appropriation; and

(18)	by either party, upon ninety (90) days written notice, in the event of a material change in the Medicaid managed care program, regardless of the cause of or reason for such change, if the parties after negotiating in good faith are unable to agree on the terms of an amendment to incorporate such change.

9.2	If HSD/MAD terminates this Agreement pursuant to this Article and unless otherwise specified in this Article, HSD/MAD shall provide the CONTRACTOR written notice of such termination at least sixty (60) days prior to the effective date of the termination, unless HSD/MAD itself receives less than sixty (60) days notice, in which case HSD/MAD shall provide the CONTRACTOR with as much notice as possible, but in no event less than sixty (60) days notice. If HSD/MAD determines a reduction in the scope of work is necessary, it shall notify the CONTRACTOR and proceed to amend this Agreement pursuant to its provisions.

9.3	By termination pursuant to this Article, neither party may nullify obligations already incurred for performance of services prior to the date of notice or, unless specifically stated in the notice, required to be performed through the effective date of termination. Any agreement or notice of termination shall incorporate necessary transition arrangements.

ARTICLE 10 - TERMINATION AGREEMENT

10.1	When HSD/MAD has reduced to writing and delivered to the CONTRACTOR a notice of termination, the effective date, and reasons therefore, if any, HSD/MAD, in addition to other rights provided in this Agreement, may require the CONTRACTOR to transfer, deliver, and/or make readily available to HSD/MAD, property in which HSD/MAD has a financial interest. Prior to invoking the provisions of this paragraph, HSD/MAD shall identify that property in which it has a financial interest, provided that, subject to HSD/MAD’s recoupment rights herein, property acquired with capitation or other payments made for members properly enrolled shall not be considered property in which HSD/MAD has a financial interest.

10.2	In the event this Agreement is terminated by HSD/MAD, immediately as of the notice date, the CONTRACTOR shall:

(1)	incur no further financial obligations for materials, services, or facilities under this Agreement, without prior written approval of HSD/MAD;

(2)	terminate all purchase orders or procurements and subcontracts and stop all work to the extent specified in the notice of termination, except as HSD/MAD may direct for orderly completion and transition;

(3)	agree that HSD/MAD is not liable for any costs of the CONTRACTOR arising out of termination unless the CONTRACTOR establishes that the Agreement was terminated due to HSD/MAD’s negligence, wrongful act, or breach of the Agreement;

(4)	take such action as HSD/MAD may reasonably direct, for protection and preservation of all property and all records related to and required by this Agreement;

(5)	cooperate fully in the closeout or transition of any activities so as to permit continuity in the administration of HSD/MAD programs; and

(6)	allow HSD/MAD, its agents and representatives full access to the CONTRACTOR’S facilities and records to arrange the orderly transfer of the contracted activities. These records include the information necessary for the reimbursement of any outstanding Medicaid claims.

10.3	Dispute Procedure Involving Contract Termination Proceedings. In the event HSD/MAD seeks to terminate this Agreement with the CONTRACTOR, the CONTRACTOR may appeal the termination directly to the HSD/MAD Secretary within ten (10) days of receiving HSD/MAD’s termination notice and proceed as follows:

(1)	the HSD/MAD Secretary shall acknowledge receipt of the CONTRACTOR’S appeal request within three (3) calendar days of the date the appeal request is received;

(2)	the HSD/MAD Secretary will conduct a formal hearing on the contract termination issues raised by the CONTRACTOR;

(3)	the CONTRACTOR and HSD/MAD, or its successor, shall be allowed to present evidence in the form of documents and testimony;

(4)	the parties to the hearing are the CONTRACTOR and HSD/MAD, or its successor;

(5)	the hearing shall be recorded by a court reporter paid for equally by HSD/MAD and the CONTRACTOR. Copies of transcripts of the hearing shall be paid by the party requesting the copies;

(6) the court reporter shall swear witnesses under oath;

(7)	the HSD/MAD Secretary shall determine which party presents its issues first and shall allow both sides to question each other’s witnesses in the order determined by the Secretary;

(8)	the HSD/MAD Secretary may, but is not required, to allow opening statements from the parties before taking evidence;

(9)	the HSD/MAD Secretary may, but is not required to, request written findings of fact, conclusions of law and closing arguments or any combination thereof. The Secretary may, but is not required to, allow oral closing argument only;

(10)	the HSD/MAD Secretary shall render a written decision and mail the decision to the CONTRACTOR within sixty (60) days of the date the request for a hearing is received;

(11)	HSD/MAD, or its successor, and the CONTRACTOR may be represented by counsel or another representative of choice at the hearing. The legal or other representatives shall submit a written request for an appearance with the Secretary within fifteen (15) days of the date of the hearing request;

(12)	the civil rules of procedure and rules of evidence shall not apply, but the Secretary may limit evidence that is redundant or not relevant to the contract termination issues presented for review; and

(13)	the Secretary’s written decision shall be mailed by certified mail, postage prepaid, to the CONTRACTOR. Another copy of the decision shall be sent to the HSD/MAD director.

ARTICLE 11 - RIGHTS UPON TERMINATION OR EXPIRATION

11.1	Upon termination or expiration of this Agreement, the CONTRACTOR shall, upon request of HSD/MAD, make available to HSD/MAD, or to a person authorized by HSD/MAD, all records and equipment that are the property of HSD/MAD.

11.2	Upon termination or expiration, HSD/MAD shall pay the CONTRACTOR all amounts due for service through the effective date of such termination. HSD/MAD may deduct from amounts otherwise payable to the CONTRACTOR monies determined to be due HSD/MAD from the CONTRACTOR. Any amounts in dispute at the time of termination shall be placed by HSD/MAD in an interest-bearing escrow account with an escrow agent mutually agreed to by HSD/MAD and the CONTRACTOR.

11.3	In the event that HSD/MAD terminates the Agreement for cause in full or in part, HSD/MAD may procure services similar to those terminated and the CONTRACTOR shall be liable to HSD/MAD for any excess costs for such similar services for any calendar month for which the CONTRACTOR has been paid for providing services to Medicaid members. In addition, the CONTRACTOR shall be liable to HSD/MAD for administrative costs incurred by HSD/MAD in procuring such similar services. The rights and remedies of HSD/MAD provided in this paragraph shall not be exclusive and are in addition to any other rights and remedies provided by law or under this contract.

11.4	The CONTRACTOR is responsible for any claims from subcontractors or other providers, including emergency service providers, for services provided prior to the termination date. The CONTRACTOR shall promptly notify HSD/MAD of any outstanding claims which HSD/MAD may owe, or be liable for fee-for-service payment, which are known to the CONTRACTOR at the time of termination or when such new claims incurred prior to termination are received.

11.5

Any payments advanced to the CONTRACTOR for coverage of members for periods after the date of termination shall be promptly returned to HSD/MAD. For termination of an Agreement, which occurs mid-month, the capitation payments for that month shall be apportioned on a daily basis. The CONTRACTOR shall be entitled to capitation payments for the period of time prior to the date of termination, and HSD/MAD shall be entitled to a refund for the balance of the month. All terminations shall include a final accounting of capitation payment received and number of members during the month in which termination is effective.

11.6	The CONTRACTOR shall ensure the orderly and reasonable transfer of member’s care in progress, whether or not those members are hospitalized or in long-term treatment.

11.7	The CONTRACTOR shall be responsible to HSD/MAD for liquidated damages arising out of CONTRACTOR’S breach of this Agreement.

11.8	In the event HSD/MAD proves that the CONTRACTOR’S course of performance has resulted in reductions in HSD/MAD’s receipt of Federal program funds, as a Federal sanction, the CONTRACTOR shall remit to HSD/MAD, as liquidated damages, such funds as are necessary to make HSD/MAD whole, but only to the extent such damages are caused by the actions of the CONTRACTOR. This provision is subject to Article 15, Disputes.

ARTICLE 12 - CONTRACT MODIFICATION

12.1	In the event that changes in Federal or State statute, regulation, rules, policy, or changes in Federal or State appropriation(s) or other circumstances require a change in the way HSD/MAD manages its Medicaid program, this Agreement shall be subject to substantial modification by amendment. Such election shall be effected by HSD/MAD sending written notice to the CONTRACTOR. HSD/MAD’s decision as to the requirement for change in the scope of the program shall be final and binding.

12.2	The amendment(s) shall be implemented by Agreement renegotiation in accordance with Article 36, Amendment. In addition, in the event that approval of HSD/MAD’s 1915(b) waiver is contingent upon amendment of this Agreement, the CONTRACTOR agrees to make any necessary amendments to obtain such waiver approval. Notwithstanding the foregoing, any material change in the cost to the CONTRACTOR of providing the services herein that is caused by CMS in granting the waiver shall be negotiated and mutually agreed to between HSD/MAD and the CONTRACTOR. The results of the negotiations shall be placed in writing in compliance with Article 36, (Amendment) of this Agreement.

ARTICLE 13 - INTELLECTUAL PROPERTY

13.1	In the event the CONTRACTOR shall elect to use or incorporate in the materials to be produced any components of a system already existing, the CONTRACTOR shall first notify HSD/MAD, who after investigation may direct the CONTRACTOR not to incorporate such components. If HSD/MAD shall not object, and after the CONTRACTOR obtains written consent of the party owning the same, and furnishing a copy to HSD/MAD, the CONTRACTOR may incorporate such components.

13.2	The CONTRACTOR warrants that all materials produced hereunder shall not infringe upon or violate any patent, copyright, trade secret or other property right of any third party, and the CONTRACTOR shall indemnify and hold HSD/MAD harmless from and against any loss, cost, liability, or expense arising out of breach or claimed breach of this warranty.

ARTICLE 14 - APPROPRIATIONS

14.1	The terms of this Agreement are contingent upon sufficient appropriations or authorizations being made by either the Legislature of New Mexico, the U.S. Department of Health and Human Services (HHS)/Centers for Medicare and Medicaid Services (CMS), or the U.S. Congress for the performance of this Agreement. If sufficient appropriations and authorizations are not made by either the Legislature, HHS/CMS or the Congress, this Agreement shall be subject to termination or amendment. Subject to the provisions of Article 27 of this Agreement, HSD/MAD’s decision as to whether sufficient appropriations or authorizations exist shall be accepted by the CONTRACTOR and shall be final and binding. Any changes to the Scope of Work and compensation to CONTRACTOR affected pursuant to this Section 14.1 shall be negotiated, reduced to writing and signed by the parties in accordance with Article 36 (Amendments) of this Agreement and any other applicable State or Federal statutes, rules or regulations.

14.2	To the extent CMS, legislation or congressional action impacts the amount of appropriation available for performance under this contract, HSD/MAD has the right to amend the Scope of Work, in its discretion, which shall be effected by HSD/MAD sending written notice to the CONTRACTOR. Any changes to the Scope of Work and compensation to CONTRACTOR affected pursuant to this Section 14.2 shall be negotiated, reduced to writing and signed by the parties in accordance with Article 36 (Amendments) of this Agreement and any other applicable State or Federal statutes, rules or regulations.

ARTICLE 15 - DISPUTES

15.1	The entire agreement shall consist of: (1) this Agreement, including the Scope of Work, items incorporated by reference in paragraph 1.2.7, and any amendments; (2) the Request for Proposal, HSD/MAD written clarifications to the Request for Proposal and CONTRACTOR responses to RFP questions where not inconsistent with the terms of this Agreement or its amendments; (3) The CONTRACTOR’S Best and Final Offer, and (4) the CONTRACTOR’S additional responses to the Request for Proposal where not inconsistent with the terms of this Agreement or its amendments, all of which are incorporated herein or by reference.

15.2	In the event of a dispute under this Agreement, the various documents shall be referred to for the purpose of clarification or for additional detail in the order of priority and significance, specified below:

(1)	amendments to the Agreement in reverse chronological order followed by;

(2)	the Agreement, including items incorporated by reference in Paragraph 1.2, followed by;

(3)	the CONTRACTOR’S Best and Final Offer followed by;

(4)	the Request for Proposal, including attachments thereto and HSD/MAD’s written responses to written questions and HSD/MAD’s written clarifications, and the CONTRACTOR’S response to the Request for Proposal, including both technical and cost portions of the response (but only those portions of the CONTRACTOR’S response including both technical and cost portions of the response that do not conflict with the terms of this Agreement and its amendments).

15.3	Dispute Procedures for Other than Contract Termination Proceedings

(1)	Except for contract termination (specified in Section 8.1(2) (Q)), any dispute concerning sanctions imposed under this Agreement shall be reported in writing to the HSD/MAD Director within fifteen (15) days of the date the reporting party receives notice of the sanction. The decision of the Director regarding the dispute shall be delivered to the parties in writing within thirty (30) days of the date the Director receives the written dispute. The decision shall be final and conclusive unless, within fifteen (15) days from the date of the decision, either party files with the HSD/MAD Secretary a written appeal of the decision of the Director.

(2)	Any other dispute concerning performance of the Agreement shall be reported in writing to the MAD Director within thirty (30) days of the date the reporting party knew of the activity or incident giving rise to the dispute. The decision of the Director shall be delivered to the parties in writing within thirty (30) days and shall be final and conclusive unless, within fifteen (15) days from the date of the decision, either party files with the HSD/MAD Secretary a written appeal of the decision of the Director.

(3)	Failure to file a timely appeal shall be deemed acceptance of the Director’s decision and waiver of any further claim.

(4)	In any appeal under this Article, the CONTRACTOR and HSD/MAD shall be afforded an opportunity to be heard and to offer evidence and argument in support of their position to the Secretary or his designee. The appeal is an informal hearing which shall not be recorded or transcribed, and is not subject to formal rules of evidence or procedure.

(5)	The Secretary or a designee shall review the issues and evidence presented and issue a determination in writing which shall conclude the administrative process available to the parties. The Secretary shall notify the parties of the decision within thirty (30) days of the notice of the appeal, unless otherwise agreed to by the parties in writing or extended by the Secretary for good cause.

(6)	Pending decision by the Secretary, both parties shall proceed diligently with performance of the Agreement, in accordance with the Agreement.

(7)	Failure to initiate or participate in any part of this process shall be deemed waiver of any claim.

ARTICLE 16 - APPLICABLE LAW

16.1	This Agreement shall be governed by the laws of the State of New Mexico. All legal proceedings arising from unresolved disputes under this Agreement shall be brought before the First Judicial District Court in Santa Fe, New Mexico.

16.2	Each party agrees that it shall perform its obligations hereunder in accordance with all applicable Federal and State laws, rules and regulations now or hereafter in effect.

16.3

If any provision of this Agreement is determined to be invalid, unenforceable, illegal or void, the remaining provisions of this Agreement shall not be affected, providing the remainder of the Agreement is capable of performance, the remaining provisions shall be binding upon the parties hereto, and shall be enforceable, as though said invalid, unenforceable, illegal, or void provision were not contained herein.

ARTICLE 17 - STATUS OF CONTRACTOR

17.1	The CONTRACTOR is an independent CONTRACTOR performing professional services for HSD/MAD and is not an employee of the State of New Mexico. The CONTRACTOR shall not accrue leave, retirement, insurance, bonding, use of State vehicles, or any other benefits afforded to employees of the State of New Mexico as a result of this Agreement.

17.2	The CONTRACTOR shall be solely responsible for all applicable taxes, insurance, licensing and other costs of doing business. Should the CONTRACTOR default in these or other responsibilities, jeopardizing the CONTRACTOR’S ability to perform services, this Agreement may be terminated immediately upon written notice.

17.3	The CONTRACTOR shall not purport to bind HSD/MAD, its officers or employees nor the State of New Mexico to any obligation not expressly authorized herein unless HSD/MAD has expressly given the CONTRACTOR the authority to so do in writing.

ARTICLE 18 - ASSIGNMENT

18.1	With the exception of provider subcontracts or other subcontracts expressly permitted under this Agreement, the CONTRACTOR shall not assign, transfer or delegate any rights, obligations, duties or other interest in this Agreement or assign any claim for money due or to become due under this Agreement.

ARTICLE 19 - SUBCONTRACTS

19.1	The CONTRACTOR is solely responsible for fulfillment of the Agreement with HSD/MAD. HSD/MAD shall make Agreement payments only to the CONTRACTOR.

19.2	The CONTRACTOR shall remain solely responsible for performance by any subcontractor under such subcontract(s).

19.3	HSD/MAD may undertake or award other agreements for work related to the tasks described in this document or any portion therein if the CONTRACTOR’S available time and/or priorities do not allow for such work to be provided by the CONTRACTOR. The CONTRACTOR shall fully cooperate with such other CONTRACTORS and HSD/MAD in all such cases.

19.4	Subcontracting Requirements

(1)	Except as otherwise provided in this agreement, the CONTRACTOR may subcontract to a qualified individual or organization for the provision of any service defined in the benefit package or other required CONTRACTOR function. The CONTRACTOR remains legally responsible to HSD/MAD for all work performed by any subcontractor. The CONTRACTOR shall submit to HSD/MAD boilerplate contract language and/or sample contracts for various types of subcontracts during the procurement process. Changes to contract templates that may materially affect Medicaid members shall be approved by HSD/MAD prior to execution by any subcontractor.

(2)	HSD/MAD reserves the right to review and disapprove all subcontracts and/or any significant modifications to previously approved subcontracts to ensure compliance with requirements set forth in 42 CFR 434.6 or this Agreement. The CONTRACTOR is required to give HSD/MAD prior notice with regard to its intent to subcontract certain significant contract requirements as specified herein or in writing by HSD/MAD, including, but not limited to, credentialing, utilization review, and claims processing. HSD/MAD reserves the right to disallow a proposed subcontracting arrangement if the proposed subcontractor has been formally restricted from participating in a Federal entitlement program (i.e., Medicare, Medicaid) for other good cause.

(3)	The CONTRACTOR shall not contract with an individual provider, an entity, or an entity with an individual who is an officer, director, agent or manager or person with more than five percent (5%) of beneficial ownership of an entity’s equity, that has been convicted of crimes specified in the Section 1128 of the Social Security Act, or who has a contractual relationship with an entity convicted of a crime specified in Section 1128.

(4)

Pursuant to 42 CFR Section 417.479(a), no specific payment may be made directly or indirectly under a physician incentive plan to a physician or physician group as an inducement to reduce or limit medically necessary services furnished to an individual member. The CONTRACTOR shall disclose to HSD/MAD the information on provider incentive plans set forth in 42 CFR Sections 471.479(h)(1)(ii)-(iv) at the times required by 42 CFR Section 434.70(a)(3) to allow HSD/MAD to determine whether the incentive plans meet the requirements of 42 CFR Section 417.479(d) through (g). The CONTRACTOR shall provide capitation data required by 42 CFR Section 479(h)(1)(iv) for the previous calendar year to HSD/MAD by application/CONTRACTOR renewal of each year. The

CONTRACTOR shall provide the information on its physician incentive plans allowed by 42 CFR Section 417.479(h)(3) to any Medicaid recipient upon request.

(5)	In its subcontracts, the CONTRACTOR shall ensure that subcontractors agree to hold harmless both HSD/MAD and the CONTRACTOR’S members in the event that the CONTRACTOR cannot or shall not pay for services performed by the subcontractor pursuant to the subcontract. The hold harmless provision shall survive the effective termination of the CONTRACTOR/subcontractor contract for authorized services rendered prior to the termination of the contract, regardless of the cause giving rise to termination and shall be construed to be for the benefit of the members.

(6)	The CONTRACTOR shall have a written document (agreement), signed by both parties, that describes the responsibilities of the CONTRACTOR and the delegate; the delegated activities; the frequency of reporting (if applicable) to the CONTRACTOR; the process by which the CONTRACTOR evaluates the delegate; and the remedies, including the revocation of the delegation, available to the CONTRACTOR if the delegate does not fulfill its obligations.

(7)	The CONTRACTOR shall have policies and procedures to ensure that the delegated agency meets all standards of performance mandated by HSD/MAD for the Medicaid program. These include, but are not limited to, use of appropriately qualified staff, application of clinical practice guidelines and utilization management, reporting capability, and ensuring members’ access to care.

(8)	The CONTRACTOR shall have policies and procedures for the oversight of the delegated agency’s performance of the delegated functions.

(9)	The CONTRACTOR shall have policies and procedures to ensure consistent statewide application of all UM criteria when UM is delegated.

A.	Credentialing Requirements: The CONTRACTOR shall maintain policies and procedures for verifying that the credentials of all its providers and subcontractors meet applicable standards as stated in the Article 2, Scope of Work.

B.	Review Requirements: The CONTRACTOR shall maintain fully executed originals of all subcontracts, which are accessible to HSD/MAD upon request.

C.	Minimum Requirements: Subcontracts shall contain at least the following provisions:

i.	subcontracts shall be executed in accordance with all applicable Federal and State laws, regulations, policies, procedures and rules;

ii.	subcontracts shall identify the parties of the subcontract and their legal basis of operation in the State of New Mexico;

iii.	subcontracts shall include the procedures and specific criteria for terminating the subcontract;

iv.	subcontracts shall identify the services to be performed by the subcontractor and those services performed under any other subcontract(s). Subcontracts shall include provision(s) describing how services provided under the terms of the subcontract are accessed by members;

v.	subcontracts shall include the reimbursement rates and risk assumption, if applicable;

vi.	subcontractors shall maintain all records relating to services provided to members for a ten (10)-year period and shall make all enrollee medical records available for the purpose of quality review conducted by HSD/MAD or its designated agents both during and after the contract period;

vii.	subcontracts shall require that member information be kept confidential, as defined by Federal and State law;

viii.	subcontracts shall include a provision that authorized representatives of HSD/MAD have reasonable access to facilities and records for financial and medical audit purposes both during and after the contract period;

ix.	subcontracts shall include a provision for the subcontractor to release to the CONTRACTOR any information necessary to perform any of its obligations;

x.	subcontracts shall state that the subcontractor shall accept payment from the CONTRACTOR as payment for any services included in the benefit package, and cannot request payment from HSD/MAD for services performed under the subcontract;

xi.	subcontracts shall state that if the subcontract includes primary care, provisions for compliance with PCP requirements delineated in the primary MCO contract apply;

xii.	subcontracts shall require the subcontractor shall comply with all applicable State and Federal statutes, laws, rules, and regulations;

xiii.	subcontracts shall include provisions for termination for any violation of applicable HSD/MAD, State or Federal requirements;

xiv.	subcontracts may not prohibit a provider or other subcontractor (with the exception of third-party administrators) from entering into a contractual relationship with another CONTRACTOR;

xv.	subcontracts may not include any incentive or disincentive that encourages a provider or other subcontractor not to enter into a contractual relationship with another CONTRACTOR;

xvi.	subcontracts cannot contain any gag order provisions that prohibit or otherwise restrict covered health professionals from advising patients about their health status or medical care or treatment as provided in Section 1932(b)(3) of the Social Security Act or in contravention of NMSA 1978, § 59A-57-1 to 57-11, the Patient Protection Act; and

xvii.	subcontracts for pharmacy providers shall include a payment provision consistent with 1978 NMSA § 27-2-16B unless there is a change in law or regulation.

ARTICLE 20 - RELEASE

20.1	Upon final payment of the amounts due under this Agreement, the CONTRACTOR shall release HSD/MAD, its officers and employees and the State of New Mexico from all liabilities and obligations whatsoever under, or arising from, this Agreement. The CONTRACTOR agrees not to purport to bind the State of New Mexico.

20.2	Payment to the CONTRACTOR by HSD/MAD shall not constitute final release of the CONTRACTOR. Should audit or inspection of the CONTRACTOR’S records or the

CONTRACTOR’S member complaints subsequently reveal outstanding CONTRACTOR liabilities or obligations, the CONTRACTOR shall remain liable to HSD/MAD for such obligations. Any payments by HSD/MAD to the CONTRACTOR shall be subject to any appropriate recoupment by HSD/MAD.

20.3	Notice of any post-termination audit or investigation of complaint by HSD/MAD shall be provided to the CONTRACTOR, and such audit or investigation shall be initiated in accordance with CMS requirements. HSD/MAD shall notify the CONTRACTOR of any claim or demand within thirty (30) days after completion of the audit or investigation or as otherwise authorized by CMS. Any payments by HSD/MAD to the CONTRACTOR shall be subject to any appropriate recoupment by HSD/MAD in accordance with the provisions of Article 5 of this Agreement.

ARTICLE 21 - RECORDS AND AUDIT

21.1	Compensation Records

After final payment under the contract or ten (10) years after a pending audit is completed and resolved, whichever is later, HSD/MAD or its designee shall have the right to audit billings both before and after payment. The CONTRACTOR shall maintain all necessary records to substantiate the services it rendered under this Agreement. These records shall be subject to inspection by HSD/MAD, the Department of Finance and Administration, the State Auditor and/or any authorized State or Federal entity and shall be retained for ten (10) years. Payment under this Agreement shall not foreclose the right of HSD/MAD to recover excessive or illegal payments as well as interest, attorney fees and costs incurred in such recovery.

21.2	Other Records

In addition, the CONTRACTOR shall retain all member medical records, collected data, and other information subject to HSD/MAD, State, and Federal reporting or monitoring requirements for ten (10) years after the contract is terminated under any provisions of Article 11 of this Agreement or ten (10) years after any pending audit is completed and resolved, whichever is later. These records shall be subject to inspection by HSD/MAD, the Department of Finance and Administration and/or any authorized State or Federal entity. Payment under this Agreement shall not foreclose the right of HSD/MAD to recover excessive or illegal payments as well as interest, attorney fees and costs incurred in such recovery.

21.3	Standards for Medical Records

(1)	The CONTRACTOR shall require medical records to be maintained on paper and/or in electronic format in a manner that is timely, legible, current, set forth, and organized, and that permits effective and confidential patient care and quality review.

(2)	The CONTRACTOR shall have written medical record confidentiality policies and procedures that implement the requirements of State and Federal law and policy and of this Agreement.

(3)	The CONTRACTOR shall establish, and shall require its practitioners to have, an organized medical record-keeping system and standards for the availability of medical records appropriate to the practice site.

(4)	The CONTRACTOR shall include provisions in its contracts with providers requiring appropriate access to the medical records of the MCO members for purposes of quality reviews to be conducted by HSD/MAD or agents thereof, and that the medical records be available to health care practitioners for each clinical encounter.

21.4	The CONTRACTOR shall comply with HSD/MAD’s reasonable requests for records and documents as necessary to verify that the CONTRACTOR is meeting its obligations under this Agreement, or for data reporting legally required of HSD/MAD. However, nothing in this Agreement shall require the CONTRACTOR to provide HSD/MAD with information, records, and/or documents which are protected from disclosure by any law, including, but not limited to, laws protecting proprietary information as a trade secret, confidentiality laws, and any applicable legal privileges (including but not limited to, attorney/client, physician/patient, quality assurance and peer review), except as may otherwise be required by law or pursuant to a legally adequate release from the affected member(s).

21.5

The CONTRACTOR shall provide the State of New Mexico, HSD/MAD, and any other legally authorized governmental entity, or their authorized representatives, the right to enter at all reasonable times the CONTRACTOR’S premises or other places where work under this contract is performed to inspect, monitor or otherwise evaluate the quality, appropriateness, and timeliness of services performed under this contract. The CONTRACTOR shall provide reasonable facilities and assistance for the safety and convenience of the persons performing those duties (e.g. assistance from the CONTRACTOR staff to retrieve and/or copy materials). HSD/MAD and its authorized agents shall schedule access with the CONTRACTOR in advance within a reasonable period of time except in case of suspected fraud and abuse. All inspection, monitoring and evaluation shall be performed in such a manner as not to unduly interfere with the work being performed under this contract.

21.6	In the event right of access is requested under this section, the CONTRACTOR or subcontractor shall upon request provide and make available staff to assist in the audit or inspection effort, and shall provide adequate space on the premises to reasonably accommodate the State or Federal representatives conducting the audit or inspection effort.

21.7	All inspections or audits shall be conducted in a manner as shall not unduly interfere with the performance of the CONTRACTOR’S or any subcontractor’s activities. The CONTRACTOR shall be given ten (10) working days to respond to any findings of an audit before HSD/MAD shall finalize its findings. All information so obtained shall be accorded confidential treatment as provided in applicable law.

ARTICLE 22 - INDEMNIFICATION

22.1	The CONTRACTOR agrees to indemnify, defend, and hold harmless the State of New Mexico, its officers, agents and employees from any and all claims and losses accruing or resulting from any and all CONTRACTOR employees, agents, or subcontractors, in connection with the performance of this Agreement, and from any and all claims and losses accruing or resulting to any person, association, partnership, entity, or corporation who may be injured or damaged by the CONTRACTOR in the performance or failure in performance of this Agreement. The provisions of this Section 22.1 shall not apply to any liabilities, losses, charges, costs or expenses caused by, or resulting from, the acts or omissions of the State of New Mexico, HSD/MAD, or any of its officers, employees, or agents.

22.2

The CONTRACTOR shall at all times during the term of this Agreement, indemnify and hold harmless HSD/MAD against any and all liability, loss, damage, costs or expenses which HSD/MAD may sustain, incur or be required to pay (1) by reason of any member suffering personal injury, death or property loss or damage of any kind as a result of the erroneous or negligent acts or omissions of the CONTRACTOR either while participating with or receiving care or services from the CONTRACTOR under this Agreement, or (2) while on premises owned, leased, or operated by the CONTRACTOR or while being transported to or from said premises in any vehicle owned, operated, leased, chartered, or otherwise contracted for or in the control of the CONTRACTOR or any officer, agent, subcontractor or employee thereof. The provisions of this Section 22.2 shall not apply to any liabilities, losses, charges, costs or expenses caused by, or resulting from, the acts or omissions of the State of New Mexico, HSD/MAD, or any of its officers, employees, or agents.

22.3	The CONTRACTOR shall agree to indemnify and hold harmless HSD/MAD, its agents and employees from any and all claims, causes of action, suits, judgments, losses, or damages, including court costs and attorney fees, or causes of action, caused by reason of CONTRACTOR’S erroneous or negligent acts or omissions, including the following:

(1)	any claims or losses attributable to any persons or firm injured or damaged by erroneous or negligent acts, including without limitation, disregard of Federal or State Medicaid regulations or statutes by the CONTRACTOR, its officers, employees, or subcontractors in the performance of the Agreement, regardless of whether HSD/MAD knew or should have known of such erroneous or negligent acts; unless the State of New Mexico, or any of its officers, employees or agents directed or affirmatively consented in writing to the performance of such acts; and

(2)	any claims or losses attributable to any person or firm injured or damaged by the publication, translation, reproduction, delivery, performance, use, or disposition of any data processed under the Agreement in a manner not authorized by the Agreement or by Federal or State regulations or statutes, regardless of whether HSD/MAD knew or should have known of such publication, translation, reproduction, delivery, performance, use, or disposition unless the State of New Mexico, or any of its officers, employees or agents directed or affirmatively consented in writing to such publication, translation, reproduction, delivery, performance, use or disposition.

(3)	the provisions of this Article 22.3 shall not apply to any liabilities, losses, charges, costs or expenses caused by, or resulting from, the acts or omissions of the State of New Mexico, HSD/MAD, or any of its officers, employees, or agents.

22.4	The CONTRACTOR, including its subcontractors, agrees that in no event, including but not limited to nonpayment by the CONTRACTOR, insolvency of the CONTRACTOR or breach of this Agreement, shall the CONTRACTOR or its subcontractor bill, charge, collect a deposit from, seek compensation, remuneration, or reimbursement from or have any recourse against an enrollee or persons (other than the CONTRACTOR) acting on their behalf for services provided pursuant to this Agreement except for any Medicaid population required to make co-payments under Medical Assistance Division policy. In no case, shall the State, HSD/MAD and/or Medicaid beneficiaries be liable for any debts of the CONTRACTOR.

22.5	The CONTRACTOR agrees that the above indemnification provisions shall survive the termination of this Agreement, regardless of the cause giving rise to termination. This provision is not intended to apply to services provided after this Agreement has been terminated.

22.6	HSD/MAD shall notify the CONTRACTOR of any claim, loss, damage, suit or action at such time as HSD/MAD reasonably believes that such claim, loss, damage, suit or action may give rise to a right to indemnification under this Article. The failure of HSD/MAD, however, to deliver such notice shall not relieve CONTRACTOR of its obligation to indemnify HSD/MAD under this Article. Prior to entering into any settlement for which it may seek indemnification under this Article, HSD/MAD shall consult with the CONTRACTOR, but the CONTRACTOR need not approve the settlement. Nothing in this provision shall be interpreted as a waiver of HSD/MAD’s right to indemnification.

ARTICLE 23 - LIABILITY

23.1	The CONTRACTOR shall be wholly at risk for all covered services. No additional payment shall be made by HSD/MAD, nor shall any payment be collected from an enrollee, except for co-payments authorized by HSD/MAD or State laws or regulation.

23.2	The CONTRACTOR is solely responsible for ensuring that it issues no payments for services for which it is not liable under this Agreement. HSD/MAD shall accept no responsibility for refunding to the CONTRACTOR any such excess payments unless the State of New Mexico, or any of its officers, employees or agents directed such services to be rendered or payment made.

23.3	The CONTRACTOR, its successors and assignees shall procure and maintain such insurance and other forms of financial protections as are identified in this Agreement.

ARTICLE 24 - EQUAL OPPORTUNITY COMPLIANCE

The CONTRACTOR agrees to abide by all Federal and State laws, rules, regulations and executive orders of the Governor of the State of New Mexico and the President of the United States pertaining to equal opportunity. In accordance with all such laws, rules, and regulations, and executive orders, the CONTRACTOR agrees to ensure that no person in the United States shall, on the grounds of race, color, national origin, sex, sexual preference, age, handicap or religion be excluded from employment with, participation in, be denied the benefit of, or otherwise be subjected to discrimination under any program or activity performed under this Agreement. If HSD/MAD finds that the CONTRACTOR is not in compliance with this requirement at any time during the term of this Agreement, HSD/MAD reserves the right to terminate this Agreement pursuant to Article 9 or take such other steps it deems appropriate to correct said deficiency.

ARTICLE 25 - RIGHTS TO PROPERTY

All equipment and other property provided or reimbursed to the CONTRACTOR by HSD/MAD is the property of HSD/MAD and shall be turned over to HSD/MAD at the time of termination or expiration of this Agreement, unless otherwise agreed in writing.

ARTICLE 26 - ERRONEOUS ISSUANCE OF PAYMENT OR BENEFITS

In the event of an error, which causes payment(s) to the CONTRACTOR to be issued by HSD/MAD, the CONTRACTOR shall reimburse the State within thirty (30) days of written notice of such error for the full amount of the payment, subject to the provisions of Section 5.6(4) of this Agreement. Interest shall accrue at the statutory rate on any amounts not paid and determined to be due after the thirtieth (30th) day following the notice.

ARTICLE 27 - EXCUSABLE DELAYS

The CONTRACTOR shall be excused from performance hereunder for any period that it is prevented from performing any services hereunder in whole or in part as a result of an act of nature, war, civil disturbance, epidemic, court order, or other cause beyond its reasonable control, and such nonperformance shall not be a default hereunder or ground for termination of the Agreement.

In addition, the CONTRACTOR shall be excused from performance hereunder during any period for which the State of New Mexico has failed to enact a budget or appropriate monies to fund the managed care program, provided that the CONTRACTOR notifies HSD/MAD, in writing, of its intent to suspend performance and HSD/MAD is unable to resolve the budget or appropriation deficiencies within forty-five (45) days.

In addition, the CONTRACTOR shall be excused from performance hereunder for insufficient payment by HSD/MAD, provided that the CONTRACTOR notifies HSD/MAD in writing of its intent to suspend performance and HSD/MAD is unable to remedy the monetary shortfall within forty-five (45) days.

ARTICLE 28 - MARKETING

28.1	The CONTRACTOR shall maintain written policies and procedures governing the development and distribution of marketing materials for members.

28.2	HSD/MAD shall review and approve the content, comprehension level, and language(s) of all marketing materials directed at members before use.

(1)	The CONTRACTOR shall distribute its marketing materials to its entire service area.

(2)	The CONTRACTOR shall not seek to influence enrollment in conjunction with the sale or offering of any private insurance, not including public/private partnerships.

(3)	The CONTRACTOR shall specify the methods by which the entity assures HSD/MAD that marketing materials are accurate and do not mislead, confuse, or defraud the members or HSD/MAD. Statements that will be considered inaccurate, false, or misleading include, but are not limited to, any assertion or statement (whether written or oral) that:

A.	the member must enroll with the CONTRACTOR in order to obtain benefits or in order not to lose benefits; or

B.	the CONTRACTOR is endorsed by CMS, the Federal or State Government, or similar entity.

28.3	Minimum Marketing and Outreach Requirements: The marketing and outreach material shall meet the following minimum requirements:

(1)	marketing and/or outreach materials shall meet requirements for all communication with Medicaid members, as set forth in Section 8.305.5.16 NMAC, MEDICAID MANAGED CARE MARKETING GUIDELINES; and

(2)	all marketing and/or outreach materials produced by the CONTRACTOR under the Agreement shall state that such services are funded pursuant to an Agreement with the State of New Mexico.

28.4	Marketing and outreach activities not permitted under the Medicaid Managed Care Agreement

(1)	The following marketing and outreach activities are prohibited, regardless of the method of communication (oral, written) or whether the activity is performed by the CONTRACTOR directly, its participating providers, its subcontractors, or any other party affiliated with the CONTRACTOR:

A.	asserting or implying that a member shall lose Medicaid benefits if he/she does not enroll with the CONTRACTOR or inaccurately depicting the consequences of choosing a different CONTRACTOR;

B.	designing a marketing or outreach plan which discourages or encourages CONTRACTOR selection based on health status or risk;

C.	initiating an enrollment request on behalf of a Medicaid recipient;

D.	making inaccurate, false, materially misleading or exaggerated statements;

E.	asserting or implying that the CONTRACTOR offers unique covered services when another CONTRACTOR provides the same or similar service;

F.	the use of gifts such as diapers, toasters, infant formula, or other incentives to entice people to join a specific health plan;

G.	directly or indirectly conducting door-to-door, telephonic or other “Cold Call” marketing. “Cold Call” marketing is defined as any unsolicited personal contact by the CONTRACTOR with a potential member for the purpose of marketing. Marketing means any communication from a CONTRACTOR to a Medicaid member who is not enrolled in that entity that can reasonably be interpreted as intended to influence the member to enroll in that particular CONTRACTOR’S Medicaid product not to enroll in or to disenroll from, another CONTRACTOR’S Medicaid product. The CONTRACTOR may send informational material regarding its benefit package to potential members; and

H.	conducting any other marketing activity prohibited by HSD/MAD during the course of this Agreement.

28.5	The CONTRACTOR shall take reasonable steps to prevent subcontractors and participating providers from committing the acts described herein; the CONTRACTOR shall be held liable only if it knew or should have known that its subcontractors or participating providers were committing the act described herein and did not take timely corrective actions. HSD/MAD reserves the right to prohibit additional marketing activities at its discretion.

28.6	Marketing Time Frames

The CONTRACTOR may initiate marketing and outreach activities at any time.

28.7	The Medicaid Managed Care Marketing Guidelines are incorporated into this Agreement by reference. This Agreement shall incorporate all revisions to the Guidelines produced during the course of the Agreement.

28.8	Health Education and Outreach Materials may be distributed to the CONTRACTOR’S members by mail or in connection with exhibits or other organized events, including but not limited to, health fair booths at community events and health plan hosted health improvement events. Health Education means programs, services or promotions that are designed or intended to inform the CONTRACTOR’S actual or potential members upon request about the issues related to health lifestyles, situations that affect or influence health status or methods or modes of medical treatment. Outreach is the means of educating or informing the CONTRACTOR’S actual or potential members about health issues. Health Education and Outreach materials include, but are not limited to, general distribution brochures, member newsletters, posters, and member handbooks. HSD/MAD shall not approve health education materials.

ARTICLE 29 - PROHIBITION OF BRIBES, GRATUITIES & KICKBACKS

29.1	Pursuant to Sections NMSA 1978, § 13-1-191, 30-24-1 et seq., 30-41-1, and 30-41-3, the receipt or solicitation of bribes, gratuities and kickbacks is strictly prohibited.

29.2	No elected or appointed officer or other employee of the State of New Mexico shall benefit financially or materially from this Agreement. No individual employed by the State of New Mexico shall be admitted to any share or part of the Agreement or to any benefit that may arise therefrom.

29.3

HSD/MAD may, by written notice to the CONTRACTOR, immediately terminate the right of the CONTRACTOR to proceed under the Agreement if it is found, after notice and hearing by the Secretary or his duly authorized representative, that gratuities in the form of entertainment, gifts or otherwise were offered or given by the CONTRACTOR or any agent or representative of the CONTRACTOR to any officer or employee of the State of New Mexico with a view toward securing the Agreement or securing favorable treatment with respect to the award or amending or making of any determinations with respect to the performing of such Agreement. In the event the Agreement is terminated as provided in this section, the State of New Mexico shall be entitled to pursue the same remedies against the CONTRACTOR as it would pursue in the event of a breach of contract by the CONTRACTOR and as a penalty in addition to any other damages to which it may be entitled by law.

ARTICLE 30 - LOBBYING

30.1	The CONTRACTOR certifies, to the best of its knowledge and belief, that:

(1)	No Federally appropriated funds have been paid or shall be paid, by or on behalf of the CONTRACTOR, to any person for influencing or attempting to influence an officer or employee of any agency, a member of Congress, or an employee of a member of Congress in connection with the awarding of any Federal contract, the making of any Federal grant, the making of any Federal loan, the entering into of any cooperative agreement, and the extension, continuation, renewal, amendment, or modification of any Federal contract, grant, loan, or cooperative agreement.

(2)	If any funds other than Federally appropriated funds have been paid or shall be paid to any person for influencing or attempting to influence an officer or employee of any agency, member of Congress, an officer or employee of Congress or an employee of a member of Congress in connection with this Federal contract, grant, loan, or cooperative agreement, the CONTRACTOR shall complete and submit Standard Form-LLL “Disclosure Form to Report Lobbying,” in accordance with its instructions.

30.2	The CONTRACTOR shall require that the language of this certification be included in the award documents for all subawards at all tiers (including subcontracts, subgrants, and contracts under grants, loans, and cooperative agreements) and that all sub-recipients shall certify and disclose accordingly.

30.3	This certification is a material representation of fact upon which reliance was placed when this transaction was made or entered into. Submission of this certification is a prerequisite for making or entering into this transaction imposed under 31 USC Section 1352. Any person who fails to file the required certification shall be subject to a civil penalty of not less than ten thousand dollars ($10,000) and not more than one hundred thousand dollars ($100,000) for such failure.

ARTICLE 31 - CONFLICT OF INTEREST

31.1

The CONTRACTOR warrants that it presently has no interest and shall not acquire any interest, direct or indirect, which would conflict in any manner or degree with the performance of services required under this Agreement, and further warrants that signing of this Agreement shall not be creating a violation of the Governmental Conduct Act, NMSA 1978, § 10-16-1 et seq.

31.2	If during the term of this Agreement and any extension thereof, the CONTRACTOR becomes aware of an actual or potential relationship, which may be considered a conflict of interest, the CONTRACTOR shall immediately notify the Contract Administrator in writing. Such notification includes when the CONTRACTOR employs or contracts with a person, on a matter related to this Agreement, and that person: (1) is a former HSD/MAD employee who has an obligation to comply with NMSA 1978, § 10-16-1 et. seq., or (2) is a former employee of the Department of Health or the Children, Youth and Families Department who was substantially and directly involved in the development or enforcement of this Agreement.

ARTICLE 32 - COOPERATION WITH THE MEDICAID FRAUD CONTROL UNIT

32.1	The CONTRACTOR shall make an initial report to HSD/MAD within five working days when, in the CONTRACTOR’S professional judgment, suspicious activities may have occurred. The CONTRACTOR shall then take steps to establish whether or not, in its professional judgment, potential fraud has occurred. The CONTRACTOR will then make a report to HSD/MAD and submit any applicable evidence in support of its findings. If HSD/MAD decides to refer the matter to the New Mexico State Medicaid Fraud Control Unit of the Attorney General’s Office (MFCU), HSD/MAD will notify the CONTRACTOR within five working days of making the referral. The CONTRACTOR shall cooperate fully with any and all requests from MFCU for additional documentation or other types of collaboration in accordance with applicable law.

32.2	The CONTRACTOR shall cooperate fully in any investigation by the MFCU or subsequent legal action that may result from such investigation. The CONTRACTOR and its subcontractors and participating network providers shall, upon request, make available to the MFCU any and all administrative, financial and medical records relating to the delivery of items or services for which HSD/MAD monies are expended, unless otherwise provided by law. In addition, the MFCU shall be allowed to have access during normal business hours to the place of business and all records of the CONTRACTOR and its subcontractors and participating network providers, except under special circumstances when after hours access shall be allowed. Special circumstances shall be determined by the MFCU.

32.3

The CONTRACTOR shall disclose to HSD/MAD, the MFCU, and any other State or Federal agency charged with overseeing the Medicaid program, full and complete information regarding ownership, significant financial transactions or financial transactions relating to or affecting the Medicaid program and persons related to the

CONTRACTOR convicted of criminal activity related to Medicaid, Medicare, or the federal Title XX programs.

32.4	Any actual or potential conflict of interest within the CONTRACTOR’S program shall be referred by the CONTRACTOR to the MFCU. The CONTRACTOR also shall refer to the MFCU any instance where a financial or material benefit is given by any representative, agent or employee of the CONTRACTOR to HSD/MAD or any other party with direct responsibility for this Agreement. In addition, the CONTRACTOR shall notify the MFCU if it hires or enters into any business relationship with any person who, within two years previous to that hiring or contract, was employed by HSD/MAD in a capacity relating to the Medicaid program or any other party with direct responsibility for this Agreement.

32.5	Any recoupment received from the CONTRACTOR by HSD/MAD pursuant to the provisions of Article 8 (Enforcement) of this Agreement herein shall not preclude the MFCU from exercising its right to criminal prosecution, civil prosecution, or any applicable civil penalties, administrative fines or other remedies.

32.6	Upon request to the CONTRACTOR, the MFCU shall be provided with copies of all grievances and resolutions affecting Medicaid recipients.

32.7	Should the CONTRACTOR know about or become aware of any investigation being conducted by the MFCU or HSD/MAD, the CONTRACTOR, and its representatives, agents and employees, shall maintain the confidentiality of this information.

32.8	The CONTRACTOR shall have in place and enforce policies and procedures to educate Medicaid recipients of the existence of, and role of, the MFCU.

32.9	The CONTRACTOR shall have in place and enforce policies and procedures for the detection and deterrence of fraud. These policies and procedures shall include specific requirements governing who within the CONTRACTOR’S organization is responsible for these activities, how these activities shall be conducted, and how the CONTRACTOR shall address cases of suspected fraud and abuse.

32.10	All documents submitted by the CONTRACTOR to HSD/MAD, if developed or generated by the CONTRACTOR, or its agents, shall be deemed to be certified by the CONTRACTOR as submitted under penalty of perjury.

ARTICLE 33 - WAIVERS

33.1	No term or provision of this Agreement shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing by the party claimed to have waived or consented.

33.2	A waiver by either of the parties hereto of a breach of any of the covenants, conditions, or agreements to be performed by the other shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition, or Agreement herein contained.

ARTICLE 34 - PROVIDER AVAILABILITY

All providers owned (wholly or partially) or controlled by the CONTRACTOR, or any of the CONTRACTOR’S related or affiliated entities, and any and all providers that own (wholly or partially) or control the CONTRACTOR, to the extent of its legal authority, shall be willing to become a network provider for any CONTRACTOR that contracts with HSD/MAD for Medicaid care services, to be reimbursed by such CONTRACTOR at the then-current and applicable Medicaid reimbursement rate for that provider type. The applicable Medicaid reimbursement rate is defined to exclude disproportionate share and medical education payments.

ARTICLE 35 - NOTICE

35.1	A notice shall be deemed duly given upon delivery, if delivered by hand, or three (3) days after posting if sent by first-class mail, with proper postage affixed. Notice may also be tendered by facsimile transmission, with original to follow by first class mail.

35.2	All notices required to be given to HSD/MAD under this Agreement shall be sent to the HSD/MAD Contract Administrator or his/her designee:

Alana E. Reeves, Bureau Chief

Human Services Department

P.O. Box 2348

Santa Fe, NM 87504-2348

35.3	All notices required to be given to the CONTRACTOR under this Agreement shall be sent to:

Sharon Jones, Director

Government Programs and Compliance

Molina Healthcare of New Mexico

8801 Horizon Boulevard, N.E.

Albuquerque, NM 87113

ARTICLE 36 - AMENDMENTS

This Agreement shall not be altered, changed or amended other than by an instrument in writing executed by the parties to this Agreement. Amendments shall become effective and binding when signed by the parties, approved by the Department of Finance and Administration, and written approvals have been obtained from any necessary State and Federal agencies. All necessary approvals shall be attached as exhibits to the Agreement.

ARTICLE 37 - SUSPENSION, DEBARMENT AND OTHER RESPONSIBILITY MATTERS

37.1	Pursuant to 45 C.F.R. Part 76 and other applicable federal regulations, the CONTRACTOR certifies by signing this Agreement, that it and its principals, to the best of its knowledge and belief: (1) are not debarred, suspended, proposed for debarment, or declared ineligible for the award of contracts by any Federal department or agency; (2) have not, within a three-year period preceding the effective date of this Agreement, been convicted of or had a civil judgment rendered against them for: commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a public (Federal, State, or local) contract or subcontract; violation of Federal or State antitrust statutes relating to the submission of offers; or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, or receiving stolen property; (3) have not been indicted for, or otherwise criminally or civilly charged by a governmental entity (Federal, State or local) with, commission of any of the offenses enumerated above in this Article 37.1; (4) have not, within a three-year period preceding the effective date of this Agreement, had one or more public agreements or transactions (Federal, State or local) terminated for cause or default; and (5) have not been excluded from participation from Medicare, Medicaid, Federal health care programs or Federal behavioral health care programs pursuant to Title XI of the Social Security Act, 42 U.S.C. § 1320a-7 and other applicable federal statutes.

37.2	The CONTRACTOR’S certification in Article 37.1 is a material representation of fact upon which HSD/MAD relied when this Agreement was entered into by the parties. The

CONTRACTOR shall provide immediate written notice to HSD/MAD’s Contract Administrator if, at any time during the term of this Agreement, the CONTRACTOR learns that its certification in Article 37.1 was erroneous on the effective date of this Agreement or has become erroneous by reason of new or changed circumstances. If it is later determined that the CONTRACTOR’S certification in Article 37.1 was erroneous on the effective date of this Agreement or has become erroneous by reason of new or changed circumstances, in addition to other remedies available to HSD/MAD, HSD/MAD may terminate the Agreement.

37.3	As required by 45 C.F.R. Part 76 or other applicable federal regulations, the CONTRACTOR shall require each proposed first-tier subcontractor whose subcontract will equal or exceed twenty-five thousand dollars ($25,000), to disclose to the CONTRACTOR, in writing, whether as of the time of award of the subcontract, the subcontractor, or its principals, is or is not debarred, suspended, or proposed for debarment by any Federal department or agency. The CONTRACTOR shall make such disclosures available to the HSD/MAD when it requests subcontractor approval from the HSD/MAD pursuant to Article 19.4. If the subcontractor, or its principals, is debarred, suspended, or proposed for debarment by any Federal department or agency, HSD/MAD may refuse to approve the use of the subcontractor.

ARTICLE 38 - ENTIRE AGREEMENT

This Agreement incorporates all the agreements, covenants, and understandings between the parties hereto concerning the subject matter hereof, and all such covenants, agreements and understandings have been merged into this written Agreement. No prior agreement or understanding, verbal or otherwise, of the parties or their agents shall be valid or enforceable unless embodied in this Agreement.

ARTICLE 39 - AUTHORIZATION FOR CARE

The CONTRACTOR shall, to the extent possible, ensure that administrative burdens placed on providers are minimized. In furtherance of this objective, the CONTRACTOR shall provide to HSD/MAD, on a quarterly basis, a report of all benefits and procedures for which the CONTRACTOR or any of its subcontractors require a prior authorization. This report shall identify, for each such benefit and procedures, the number of such authorization requests that were made by providers, and the percentage that were approved and denied.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date of execution by the State Contracts Officer, below.

CONTRACTOR

By:		Date:	_____________________
Title:

STATE OF NEW MEXICO

By:		Date:	_____________________
Pamela S. Hyde, J.D. Secretary
Human Services Department

Approved as to Form and Legal sufficiency:

By:		Date:	_____________________
Paul R. Ritzma, General Counsel
Human Services Department

DEPARTMENT OF FINANCE AND ADMINISTRATION

By:		Date:	_____________________
State Contracts Officer

The records of the Taxation and Revenue Department reflect that the CONTRACTOR is registered with the Taxation and Revenue Department of the State of New Mexico to pay gross Receipts and compensating taxes.

TAXATION AND REVENUE DEPARTMENT

ID Number:

By:	Date:	_____________________